As filed with the Securities and Exchange Commission on April 22, 2011

Registration No.: 333-172243

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to

Form S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TARGETED MEDICAL PHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	20-5863618
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2980 Beverly Glen Circle
Suite 301
Los Angeles, California 90077
(310) 474-9809

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

William E. Shell, MD
Chief Executive Officer
2980 Beverly Glen Circle
Suite 301
Los Angeles, California 90077
(310) 474-9809

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Barry I. Grossman, Esq. Sarah E. Williams, Esq. Ellenoff Grossman & Schole LLP 150 East 42nd Street, 11th Floor New York, New York 10017 (212) 370-1300 (212) 370-7889 — Facsimile	David N. Feldman, Esq. Kevin Friedmann, Esq. Richardson & Patel LLP 750 Third Avenue New York, New York 10017 (212) 561-5559 (917) 591-6898 — Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check this box: ☒

If this Form is being filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, par value $0.001 per share (3)	$30,000,000	$3,483.00
Common Stock, par value $0.001 per share (4)	$87,734,304	$10,186.00
Total	$117,734,304	$13,669.00(5)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.
(3)	Offered pursuant to the Registrant’s initial public offering.
(4)	Represents shares of the Registrant’s common stock being registered for resale by the securityholders named in this registration statement.
(5)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains two forms of prospectus, as set forth below.

•	Public Offering Prospectus. A prospectus to be used for the initial public offering by the Registrant of $30,000,000 of common stock (the “Public Offering Prospectus”) through the underwriter named on the cover page of the Public Offering Prospectus.
•	Selling Securityholder Prospectus. A prospectus to be used in connection with the potential resale by certain selling securityholders of up to an aggregate of 21,933,576 shares of the Registrant’s common stock (the “Selling Securityholder Prospectus”).

The Public Offering Prospectus and the Selling Securityholder Prospectus will be identical in all respects except for the following principal points:

•	they contain different front covers;
•	they contain different tables of contents;
•	they contain different Use of Proceeds sections;
•	a Shares Registered for Resale section is included in the Selling Securityholder Prospectus;
•	a Selling Securityholders section is included in the Selling Securityholder Prospectus;
•	the Underwriting section from the Public Offering Prospectus is deleted from the Selling Securityholder Prospectus and a Plan of Distribution section is inserted in its place;
•	the Legal Matters section in the Selling Securityholder Prospectus deletes the reference to counsel for the underwriter; and
•	they contain different back covers.

The Registrant has included in this registration statement, after the financial statements, a set of alternate pages to reflect the foregoing differences between the Selling Securityholder Prospectus and the Public Offering Prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until after the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED APRIL 22, 2011

TARGETED MEDICAL PHARMA, INC.

            Shares

This is the initial public offering of shares of our common stock, $0.001 par value.

Currently, no public market exists for our securities. We intend to apply to have our shares of common stock listed on the Nasdaq Capital Market under the symbol “   ” on or promptly after the date of this prospectus. No assurance can be given that such listing will be approved.

On         , a registration statement under the Securities Act relating to the offer for sale of 21,933,576 shares of common stock by the existing holders of the securities was declared effective by the Securities and Exchange Commission. We will not receive any of the proceeds from the sale of common stock by the existing holders.

Investing in our common stock involves a high degree of risk. You should carefully consider the matters discussed under the section entitled “Risk Factors” beginning on page 6 of this prospectus.

	Per Share	Total
Public offering price(1)
Underwriter discounts and commissions
Proceeds to us (before expenses)

(1)	The offering price to the public will be determined by negotiation between Targeted Medical Pharma and Sunrise Securities Corp.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This is a firm commitment underwriting. The underwriters expect to deliver the shares of common stock to purchasers on or prior to            , 2011.

SUNRISE SECURITIES CORP.

The date of this prospectus is            , 2011.

TARGETED MEDICAL PHARMA, INC.

You should rely only on the information contained in this prospectus. We have not, and the underwriter has not, authorized anyone to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and are seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. Our business, financial conditions, results of operations and prospects may have changed since that date.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from publicly available information. While we believe that the statistical data, market data and other industry data and forecasts are reliable and we are responsible for all of the disclosure in this prospectus, we have not independently verified the data.

i

PROSPECTUS SUMMARY

This summary highlights information contained throughout this prospectus and is qualified in its entirety by reference to the more detailed information and financial statements included elsewhere herein. This summary may not contain all of the information that may be important to you. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. Before making an investment decision, you should read carefully the entire prospectus, including the information under “Risk Factors” beginning on page 6 and our financial statements and related notes thereto. Unless the context otherwise requires or indicates, when used in this prospectus,

•	references to “we,” “our,” “us,” “the Company” and “TMP” refer to Targeted Medical Pharma, Inc. and its subsidiaries;
•	references to “TMP Insiders” refers to William E. Shell, MD, Elizabeth Charuvastra and Kim Giffoni;
•	references to “Reorganization” refers to the merger by and between Targeted Medical Pharma, Inc. and AFH Acquisition III, Inc. and its subsidiaries, pursuant to which we became a publicly-held reporting company.
•	references to “CCPI” refer to Complete Claims Processing Inc., our wholly-owned subsidiary;
•	references to “PTL” refer to Physician Therapeutics, a division of our Company; and
•	references to “LIS” refer to Laboratory Industry Services, a division of our Company.

Our Business

Targeted Medical Pharma, Inc. is a specialty pharmaceutical company that develops and sells nutrient- and pharmaceutical-based therapeutic systems. We create and sell a line of patented prescription-only medical food products distributed in the United States through a network of distributors and directly to physicians who dispense medical foods and other pharmaceutical products through their office practices. Our patented technology underlying our medical food products uses a five component system to allow uptake and use of important neurotransmitter precursors to produce the neurotransmitters that control autonomic nervous system function, such as sleep and pain perception. The technology addresses neuron specificity and elimination of attenuation or tolerance that is characterized by the need for increased dosage. The combination of the neurotransmitters and their precise proportions allows for a wide range of products.

We have created and market nine core medical foods and 47 convenience-packed therapeutic systems consisting of a medical food and a generic pharmaceutical, which physicians can prescribe and dispense together. Our convenience-packed therapeutic systems address pain syndromes, sleep disorders, hypertension, viral infections and metabolic syndromes. We developed these convenience-packed products at the request of physician clients to allow for the co-administration of an FDA-approved dose of a drug with a medical food to optimize the use of the drug product under its approved labeling. Clinical practice, observation studies and independent controlled clinical trials have shown that co-administration of a pharmaceutical with a medical food product allows the physician to select the optimal dose of both agents. Most often, the optimal dose of the drug co-administered with a medical food is the lowest FDA-approved and recommended dose that maintains the efficacy and reduces the side effects of the drug. All convenience-packed drugs are within the FDA-approved label dose. These convenience packs are registered in the FDA National Drug Code (NDC) database and all convenience-packed products have been routinely reimbursed by third party payers.

The market for the sale of prepackaged medications to physicians for on-site point-of-care dispensing includes medications distributed for general medical practice, occupational health, workers compensation, urgent care and pain clinics. We distribute our products through an internal sales staff and a network of independent distributors to approximately 940 physicians or physician groups in the United States. On-site dispensing offers healthcare providers the opportunity to improve the financial performance of their practices by adding a source of revenue and reducing expenses related to prescription transmission, communications with pharmacists and billing and processing. From a patient’s perspective, the dispensing of medications at the point-of-care provides an increased level of convenience, privacy and treatment compliance. Patients who do not wish to receive medicines dispensed at the point-of-care are able to access our products through selected pharmacies who order product directly from us.

We support our physician clients with a proprietary pharmacy claims processing service specifically designed for billing and collecting insurance reimbursement from private insurance, workers compensation and Medicare for our proprietary prescription-only products, therapeutic systems and generic drugs. A wholly-owned subsidiary provides this service to physician offices for the specific purpose of optimizing insurance reimbursement for dispensed pharmaceutical products. We have developed a proprietary billing system based on recent advances in Cloud computing. We provide each client with a “Thin Client” device directly connected to our servers to give real time information on dispensing activity. This system also allows information to be delivered directly to us for purposes of future sales and educational content.

The Reorganization

Pursuant to an Agreement and Plan of Reorganization (the “Merger Agreement”), by and among AFH Acquisition III, Inc. (“AFH”), TMP Merger Sub, Inc. (“TMP Merger Sub”), AFH Merger Sub, Inc. (“AFH Merger Sub”), AFH Holding and Advisory, LLC (“AFH Advisory”), Targeted Medical Pharma, Inc. (“Old TMP”), William E. Shell, MD, Elizabeth Charuvastra and Kim Giffoni, on January 31, 2010, TMP Merger Sub merged (the “TMP Merger”) with and into Old TMP with Old TMP continuing as the surviving entity (we are the surviving entity of the TMP Merger). Immediately after the TMP Merger, AFH merged (the “AFH Merger” and, together with the TMP Merger, the “Reorganization”) with and into AFH Merger Sub with AFH continuing as the surviving entity (the surviving entity of the AFH Merger, the “Subsidiary”). As a result of the Reorganization, the Subsidiary is our wholly-owned subsidiary. The purpose of the Reorganization was to become a publicly reporting company providing regular updates on our business to our stockholders and to be able to access additional sources of financing to expand our business.

Upon consummation of the TMP Merger, (i) each outstanding share of Old TMP common stock was exchanged for approximately 1.48 shares of AFH common stock and (ii) each outstanding TMP option, which was exercisable for one share of Old TMP common stock, was exchanged for an option exercisable for approximately 1.48 shares of AFH common stock. Upon consummation of the AFH Merger, which occurred immediately upon consummation of the TMP Merger, each outstanding share of AFH common stock and each outstanding option to purchase AFH common stock were exchanged for one share of our common stock and one option to purchase one share of our common stock. As a result of the Reorganization, holders of Old TMP common stock and options received 18,308,576 of our shares of common stock and options to purchase 566,424 of our shares, or 83.89% of our issued and outstanding common stock on a fully diluted basis.

Pursuant to the Merger Agreement, the TMP Insiders agreed that up to 1,906,768 of our shares of common stock they hold in the aggregate would be subject to forfeiture and cancellation to the extent that we fail to achieve $22,000,000 in Adjusted EBITDA (the “Make Good Target”) for the fiscal year ended December 31, 2011. For purposes of the Merger Agreement, “Adjusted EBITDA” means our consolidated net earnings before interest expense, income taxes, depreciation, amortization and non-recurring expenses (as defined below) for the applicable period and as calculated on a consistent basis. Net earnings excludes, among other things, expenses incurred in connection with this offering (including the preparation of the registration statement of which this prospectus is a part) and the preparation of the Current Report on Form 8-K related to the Reorganization.

The Reorganization resulted in a change in control of our Company from Mr. Amir F. Heshmatpour to the former stockholders of Old TMP. In connection with the change in control, William E. Shell, MD, Kim Giffoni, Maurice J. DeWald, Donald J. Webster, Arthur R. Nemiroff and John H. Bluher were appointed to our Board of Directors. Dr. Shell was appointed our Chief Executive Officer and Chief Scientific Officer, Ms. Charuvastra was appointed our Chairman and Vice President of Regulatory Affairs, Mr. Giffoni was appointed our Executive Vice President of Foreign Sales and Investor Relations, Mr. Steve B. Warnecke was appointed our Chief Financial Officer and Mr. Amir Blachman was appointed our Vice President of Strategy and Operations. Mr. Heshmatpour, an officer and director of AFH prior to the consummation of the Reorganization, resigned from these positions at the time the transaction was consummated. Ms. Charuvastra was elected to AFH’s Board of Directors on December 9, 2010. Following the Reorganization, she continued as one of our directors.

Risk Factors

Investing in our securities involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the section entitled “Risk Factors” immediately following this prospectus summary.

Company Information

Our executive offices are located at 2980 Beverly Glen Circle, Suite 301, Los Angeles, California 90077 and our telephone number at this location is (310) 474-9809. Our website address is wwwtargetedmedicalpharma.com. The information on our website is not part of this prospectus.

SUMMARY FINANCIAL INFORMATION

In the table below, we provide you with historical selected consolidated financial data for the years ended December 31, 2010 and 2009, derived from our audited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read along with it the historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Consolidated Statements of Operations (in thousands)

	For the Year Ended December 31,
	2010	2009
Revenue
Product Sales	$18,037	$11,494
Service Revenue	1,078	705
Total Revenue	19,115	12,199
Cost of Sales	2,572	1,466
Gross Profit	16,543	10,733
Research and Development	320	22
Selling Expenses	421	164
Compensation	3,434	2,973
General and Administrative	3,005	1,815
Total Operating Expenses	7,180	4,974
Net Income Before Other and Taxes	9,363	5,759
Other Income	742	5
Income Taxes	(4,292)	(1,783)
Net Income	$5,813	$3,981
Diluted Earnings Per Share	$0.31	$0.21
Weighted Average Number of Shares	18,493	18,589

	December 31, 2010	December 31, 2009
Balance Sheet (in thousands)
Cash and Investments	1,040	863
Inventory	365	353
Accounts Receivable	20,360	10,557
Other Current Assets	454	707
Total Current Assets	22,219	12,480
Long Term Accounts Receivable	2,512	1,230
Property and Equipment	535	515
Intangible Assets	2,202	1,843
Other Assets	228	112
Total Assets	27,696	16,180
Accounts Payable and Accrued Expenses	1,559	410
Note Payable	300	-
Current/Deferred Income Taxes	8,938	4,818
Total Liabilities	10,797	5,228
Common Stock and Paid in Capital	3,210	3,076
Retained Earnings	13,689	7,876
Total Equity	16,899	10,952
Total Liabilities and Equity	27,696	16,180

THE OFFERING

Securities offered:
shares of common stock
Offering Price:
$
Proposed NASDAQ Capital Market symbol:
“ ”
Use of Proceeds:
Our current estimate of the use of the net proceeds of this offering, which we expect to be approximately $27,689,000, is as follows: $3,989,000 for working capital, $3,000,000 for sales and marketing, $3,000,000 for distribution channel development, $2,000,000 for facility infrastructure, $2,000,000 for management expansion, $2,000,000 for scientific education, $1,500,000 for technical infrastructure, $1,500,000 for research and development, $1,000,000 for regulatory compliance, $500,000 for intellectual property $500,000 for scientific advisory board and $6,700,000 for taxes payable. We will, however, have broad discretion over the use of proceeds of this offering and the estimates may change over time.
Risk Factors:
See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Except as otherwise set forth in this prospectus, the share information above and elsewhere in this prospectus is based on 21,933,576 shares of common stock outstanding on April 22, 2011.

The share information in this prospectus does not include:

•	1,266,424 shares of common stock issuable upon the exercise of stock options outstanding as of April 22, 2011 at a weighted average exercise price of $2.31 per share; and
•	shares of common stock issuable upon exercise of warrants issued to the underwriters in connection with this offering with an exercise price of $ .

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors described below together with all of the other information contained in this prospectus, including our consolidated financial statements and the notes thereto, before deciding whether to invest in shares of our common stock. Each of these risks could have a material adverse effect on our business, operating results, financial condition and/or growth prospects. As a result, you might lose all or part of your investment. Additional risks and uncertainties not presently known to us may also impair our operations.

Risks Related to Our Business

Our products and facility and the facilities of our manufacturers are subject to federal laws and regulations. Failure to comply with any law or regulation could result in penalties and restrictions on our manufacturers’ ability to manufacture and our ability to distribute products. If any such action were to be imposed, it could have a material adverse effect on our business and results of operations.

Although medical foods do not require pre-market approval by the FDA, manufacturers of medical foods must be registered with the FDA under a provision promulgated by the Public Health Security and Bioterrorism Preparedness and Response Act of 2002 (the Bioterrorism Act). Manufacturers of medical foods are subject to periodic inspection by the FDA. The manufacture of our medical foods is outsourced in its entirety to a third party manufacturer. Our medical foods have been reviewed by the FDA on several occasions. The inspection process includes a review of our facility, sampling of our products and a review of labeling and other patient and promotional materials related to our products. The most recent routine facilities inspection by the Southwest Regional Office of the FDA was conducted in January 2011. A formal report will be issued by the agency in four to six months after laboratory analysis of product samples is completed. No deficiencies in the facility or operations were noted during the inspection. Even if the results of the current inspection are positive, there is no certainty that the FDA will favorably review new medical food products we introduce or our or our manufacturers’ facilities in the future. If the outcome of the inspection is negative or if we or our manufacturers fail to comply with any law or regulation, we could be subject to penalties and restrictions on our manufacturers’ ability to manufacture and distribute products. Any such action may result in a material adverse effect on our business and results of operations. For a more complete discussion of the laws and regulations to which we are subject, please see the section of this prospectus titled “Business — Government Regulation”.

In April 2010, the FDA sent us a warning letter about our convenience-packed products. As a result of objections made by the FDA, we have removed reduced drug dosage claims in our patient and promotional materials. There can be no assurance that the FDA will not raise additional objections with respect to our products. Any such action could have a material adverse effect on our business, operations and results of operations.

One of our divisions, Physician Therapeutics (PTL), received a warning letter from the Los Angeles District of the FDA on April 8, 2010 related to our convenience-packed products. To facilitate discussions with the FDA, we voluntarily stopped providing our physician clients with completed convenience packs. We responded to the FDA on April 24, 2010 and met with the FDA on August 3, 2010. We then corresponded with the FDA on August 24, 2010 and September 13, 2010 with a plan to address the FDA’s concerns about our convenience-packed products. We agreed to remove from our patient and promotional materials a claim that the co-administration of our medical foods with the prescription drug could reduce the dose of the prescription drug. We further agreed to refrain from providing any materials that would promote any off-label use of a prescription drug, including both indication and dose of the drug. In the future, the FDA could raise additional objections about our products. As a result of these objections, we could be required to make further modifications in accordance with the FDA’s requests. Any such action could have a material adverse effect on our business and results of operations.

There is no certainty that our products will continue to be reimbursed by private insurance, Medicare and workers compensation insurers. If these entities do not continue to reimburse for the costs of our products, this could have a material adverse effect on our business and results of operations.

In order for private insurance, Medicare and workers compensation insurers to reimburse the cost of our products, we must, among other things, maintain registration of the products in the National Drug Code (NDC) registry, maintain our relabeler license, maintain our company formulary approval by Pharmacy Benefits Managers and maintain recognition by insurance companies and the Center For Medical Services (CMS) of the Department of Health and Human Services that our products are covered by various agencies. There is no certainty that we will be able to maintain these requirements for insurance reimbursement of our products. If our physician clients do not continue to be reimbursed for dispensing our products, they may choose not to purchase them and our business and results of operations may be adversely affected. If physician clients are unable to obtain adequate reimbursement for dispensing our products, they may not be able to pay us for outstanding product invoices currently included in our accounts receivable. While the physician client remains responsible for payment of product invoices in accordance with our agreement regardless of reimbursement, pursuing legal remedies for the collection of these amounts may be costly and take considerable time.

There is no guaranty that our products will remain registered in the NDC registry or in commercial databases. If we are unable to maintain our registration, our business and results of operations may be adversely affected.

The Drug Listing Act of 1972 requires registered drug establishments to provide the FDA with a current list of all drugs manufactured, prepared, propagated, compounded, or processed by it for commercial distribution. Drug products are identified and reported using a unique, three-segment number, called the National Drug Code (NDC), which is a universal product identifier for human drugs.

In order to obtain insurance reimbursement, products must be identified by their NDC numbers. Manufacturers of drugs, devices and biologics have traditionally registered their products in one or more of the NDC databases in order to be reimbursed by third party payers. The submission of establishment registration and drug listing forms has been completed exclusively on paper until recently. Beginning June 1, 2009 a new law became effective that requires that drug establishment registration and drug listing information be submitted electronically. Our medical food products are registered in the FDA NDC database in the previous paper format. The new Structured Product Labeling format introduced by the FDA in June 2009 is a very complex system that involves translating traditional registration information into XML format. As a result of difficulties with the electronic program, the FDA instituted weekly conference calls to resolve registration problems and, as a result of these obstacles, there can be no guarantee that these products can be registered in the new electronic format.

We have registered our medical foods and medical food convenience packs in the First Databank, Medispan and Redbook databases. All the core medical foods are registered in the FDA’s official National Drug Code database. In addition, the Company has registered 38 of its 47 convenience packs in the NDC database. There is no assurance that we can maintain our registrations in either the FDA NDC database or the private registration systems. The majority of insurance companies draw their information from the private databases but there is no assurance that our products will remain in the databases or that new products we develop will be added to such databases, which could leave doctors unable to obtain reimbursement for our products. If we are unable to maintain our registration, our business and results of operations may be adversely affected.

If physicians do not accept our products and services, or delay in deciding whether to purchase our products and services, our business, financial condition and results of operations may be adversely affected.

Our business model depends on our ability to sell our products and services. Acceptance of our products and services requires physicians to adopt different behavior patterns and new methods of conducting business and exchanging information. We cannot assure you that physicians will integrate our products and services into their workflow or those participants in the healthcare market will accept our products and services as a replacement for traditional methods of delivering pharmaceutical therapies and billing for those products.

Achieving market acceptance for our products and services will require substantial sales and marketing efforts and the expenditure of significant financial and other resources to create awareness and demand by participants in the healthcare industry. If we fail to achieve broad acceptance of our products and services by physicians, and other healthcare industry participants or if we fail to position our products and services as a preferred therapies and medication management and pharmaceutical healthcare delivery, our business, financial condition and results of operations may be adversely affected.

A significant portion of the Company’s revenues are derived from the sale of a single product.

In fiscal years 2010 and 2009, the Company derived 53% and 54.4% of its revenues from the sale of Theramine, respectively. Following the receipt of the FDA warning letter, the Company voluntarily stopped shipping completed Theramine and instead began providing physician clients with the components of the convenience pack, which physician clients could determine to package together for a patient’s use. We have found that providing the various components and permitting our physician clients to assemble the convenience packs at the time they are dispensed to the patient is more convenient and cost effective. We cannot assure you that shifting the assembly of Theramine to our physician clients will not have a material adverse effect on the Company’s operating results.

The Company is dependent on a limited number of customers.

In the fiscal years 2010 and 2009, 41% and 51%, respectively, of the Company’s revenues were derived from individual customers representing 10% or more of the total sales. The loss of any one or more of these customers may have an immediate significant adverse effect on our financial results. Currently, the Company generally does not receive purchase volume commitments. Physician clients can shift focus away from a need for the Company’s products and services with little or no warning.

As of December 31, 2010, several of our physician clients had accounts receivable balances in excess of the total amount of all claims being processed by CCPI on their behalf. If these physician clients do not generate enough new claims, collection of amounts due from the physician clients may be more difficult.

As of December 31, 2010, several of our physician clients had accounts receivable balances in excess of the total amount of all claims being processed by CCPI on their behalf. Under our product purchase contract with the physician, the physician is responsible for the payment of product invoices to TMP regardless of reimbursement to them of any claims for product dispensed. For physician clients who also contract with CCPI for billing and collections services, we deduct the amount of product purchases from the collection received on behalf of the physician prior to forwarding the remaining payment to the physician. As of December 31, 2010, several of these physician clients maintained balances due to TMP for product invoices that were in excess of the total claims being processed by CCPI on their behalf. When outstanding accounts receivable are greater than managed accounts receivable, we consider taking alternative measures toward the collection of outstanding amounts due to the Company. For example, we recently modified our billing and collections agreement for one physician client to include one-third of all net reimbursements due to the physician client being retained by the Company for repayment of outstanding invoices. All of these physicians continue to dispense our products and are generating new claims for reimbursement. In addition, we believe that these physicians have the financial ability to pay these outstanding invoices regardless of reimbursement in accordance with our agreement but there can be no assurance that we will be successful in these collection efforts, if needed, and pursuing legal remedies for the collection of these amounts may be costly and take considerable time.

If we are unable to successfully integrate businesses we acquire, our ability to expand our product and service offerings and our customer base may be limited.

In order to expand our product and service offerings and grow our business by reaching new customers, we may acquire businesses that we believe are complementary. The successful integration of acquired businesses is critical to our success. Such acquisitions involve numerous risks, including difficulties in the assimilation of the operations, services, products and personnel of the acquired company, the diversion of management’s attention from other business concerns, entry into markets in which we have little or no direct prior experience, the potential loss of the acquired company’s key employees and our inability to maintain the goodwill of the acquired businesses. If we fail to successfully integrate acquired businesses or fail to implement our business strategies with respect to these acquisitions, we may not be able to achieve expected results or support the amount of consideration paid for such acquired businesses.

The successful implementation of our acquisition strategy depends on our ability to identify suitable acquisition candidates, acquire companies on acceptable terms, integrate their operations and technology successfully with our own and maintain the goodwill of the acquired business. We are unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. Moreover, in pursuing acquisition opportunities, we may compete for acquisition targets with other companies with similar growth strategies. Some of these competitors may be larger and have greater financial and other resources than we have. Competition for these acquisition targets may also result in increased prices of acquisition targets.

Future acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of indebtedness and increased amortization expense.

Future acquisitions may result in potentially dilutive issuances of equity securities. In addition, future acquisitions may result in the incurrence of debt, the assumption of known and unknown liabilities, the write off of software development costs and the amortization of expenses related to intangible assets, all of which could have an adverse effect on our business, financial condition and results of operations. We could take charges against earnings in connection with acquisitions.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees we need to support our business. Without skilled employees, the quality of our product development and services could diminish and the growth of our business may be slowed, which may have a material adverse effect on our business, financial condition and results of operations.

Our ability to provide high-quality products and services to our clients depends in large part upon our employees’ experience and expertise. We must attract and retain highly qualified personnel with a deep understanding of the pharmaceutical and healthcare information technology industries. In addition, we invest significant time and expense in training our employees, increasing their value to clients as well as to competitors who may seek to recruit them, which would increase the costs of replacing them. If we fail to retain our employees, the quality of our product development and services could diminish and the growth of our business may be slowed. This may have a material adverse effect on our business, financial condition and results of operations.

We must attract quality management in order to manage our growth. Failure to do so may result in slower expansion.

In order to support the growth of our business, we will need to expand our senior management team. We have an active recruitment program for managers, middle managers and senior managers. There is no assurance that we will be capable of attracting quality managers and integrating those individuals into our management system. Without experienced and talented management, the growth of our business may be adversely impacted.

If we lose the services of our key personnel, we may be unable to replace them, and our business, financial condition and results of operations may be adversely affected.

Our success largely depends on the continued skills, experience, efforts and policies of our management and other key personnel and our ability to continue to attract, motivate and retain highly qualified employees. In particular, the services of William E. Shell, M.D, our Chief Executive Officer, are integral to the execution of our business strategy. We have an employment agreement with Dr. Shell that will expire, if not renegotiated, in December 2014. We believe that the loss of the services of Dr. Shell could adversely affect our business, financial condition and results of operations. We cannot assure you that we will continue to retain Dr. Shell. We do not maintain key man insurance for any of our key employees.

If we are unable to successfully introduce new products or services or fail to keep pace with medical advances and developments in billing services, our business, financial condition and results of operations may be adversely affected.

The successful implementation of our business model depends on our ability to adapt to evolving technologies and industry standards and introduce new products and services. We cannot assure you that we will be able to introduce new products on schedule, or at all, or that such products will achieve market acceptance. Moreover, competitors may develop competitive products that could adversely affect our results of operations. A failure by us to introduce planned products or other new products or to introduce these products on schedule may have an adverse effect on our business, financial condition and results of operations.

If we cannot adapt to changing technologies, our products and services may become obsolete, and our business could suffer. Because the Internet and healthcare information markets are characterized by rapid technological change, we may be unable to anticipate changes in our current and potential customers’ requirements that could make our existing technology obsolete. Our success will depend, in part, on our ability to continue to enhance our existing products and services, develop new technology that addresses the increasingly sophisticated and varied needs of our prospective customers, license leading technologies and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of our proprietary technology entails significant technical and business risks. We may not be successful in using new technologies effectively or adapting our proprietary technology to evolving customer requirements or emerging industry standards, and, as a result, our business may suffer.

Our business depends in part on and will continue to depend in part on our ability to establish and maintain additional strategic relationships. Our failure to establish and maintain these relationships could make it more difficult to expand the reach of our products, which may have a material adverse effect on our business.

To be successful, we must continue to maintain our existing strategic relationships, such as our relationship with Arizona Nutritional Supplements, which manufactures our medical food products, and H.J. Harkins Co., Inc. (“Pharma Pac”), which provides our generic pharmaceuticals, and distributor relationships, and establish additional strategic relationships with leaders in a number of pharmaceutical, healthcare and healthcare information technology industry segments. This is critical to our success because we believe that these relationships contribute towards our ability to extend the reach of our products and services to a larger number of physicians and physician groups and to other participants in the healthcare industry; develop and deploy new products and services; further enhance the Physician Therapeutics brand in the U.S. and the Targeted Medical Pharma brand internationally; and generate additional revenue and cash flows. Entering into strategic relationships is complicated because strategic partners may decide to compete with us in some or all of our markets. In addition, we may not be able to maintain or establish relationships with key participants in the healthcare industry if we conduct business with their competitors. We depend, in part, on our strategic partners’ ability to generate increased acceptance and use of our products and services. If we lose any of these strategic relationships or fail to establish additional relationships, or if our strategic relationships fail to benefit us as expected, we may not be able to execute our business plan, and our business, financial condition and results of operations may suffer.

If our software products fail to perform properly due to undetected errors or similar problems, our business could suffer.

Complex software such as our PDRx system often contains undetected defects or errors. It is possible that such errors may be found after introduction of new software or enhancements to existing software. We continually introduce new solutions and enhancements to our products, and, despite testing by us, it is possible that errors might occur in our software. If we detect any errors before we introduce an upgrade or an enhancement, we might have to delay deployment for an extended period of time while we address the problem. If we do not discover errors that affect software or any upgrades or enhancements until after they are deployed, we would need to provide revisions to correct such errors. Errors in our software could result in harm to our reputation, lost sales, delays in commercial release, product liability claims, delays in or loss of market acceptance of our products and services and unexpected expenses and diversion of resources to remedy errors. Furthermore, our customers might use our products and software together with products from other companies. As a result, when problems occur, it might be difficult to identify the source of the problem and errors might cause us to incur significant costs, divert the attention of our technical personnel from our solution development efforts, impact our reputation and cause significant customer relations problems.

Our future success depends upon our ability to grow, and if we are unable to manage our growth effectively, we may incur unexpected expenses and be unable to meet our customers’ requirements.

We will need to expand our operations if we successfully achieve market acceptance for our products and services. We cannot be certain that our systems, procedures, controls and existing space will be adequate to support expansion of our operations. Our future operating results will depend on the ability of our officers and key employees to manage changing business conditions and to implement and improve our technical, administrative, financial control and reporting systems. We may not be able to expand and upgrade our systems and infrastructure to accommodate these increases. Difficulties in managing any future growth could have a significant negative impact on our business, financial condition and results of operations because we may incur unexpected expenses and be unable to meet our customers’ requirements.

Our failure to compete successfully could cause our revenue or market share to decline.

The market for our products and services is competitive and is characterized by rapidly evolving industry standards, technology and user needs and the frequent introduction of new products and services. Some of our competitors, which include major pharmaceutical companies with alternatives to our products, may be more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources than us. Moreover, we expect that competition will continue to increase as a result of consolidation in both the pharmaceutical and healthcare industries. If one or more of our competitors or potential competitors were to merge or partner with another of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. We compete on the basis of several factors, including distribution of products and services, reputation, scientific validity, reliability, accuracy and security, client service, price, and industry expertise and experience. We also face competition from providers of other medication repackaging services and bulk pharmaceutical distributors. There can be no assurance that we will be able to compete successfully against current and future competitors or that the competitive pressures that we face will not materially adversely affect our business, financial condition and results of operations.

If we are unable to secure reimbursement for our products from insurance companies on behalf of our physician clients, or if the collection cycle is protracted, revenue from product sales by PTL and the billing and collection fee CCPI charges to our physician clients may be adversely affected.

The collection cycle in the workers compensation portion of our business, which has historically made up to approximately 75% of our revenue, may take in excess of two years and may involve denials and an extensive appeals process. In the event a reimbursement claim is denied and we appeal the denial, there can be no assurance that we will be successful in such appeal. In the event a reimbursement is delayed, we may be required to wait in excess of an additional year before we are paid for the cost of product sold to our physician clients. In addition, because CCPI fee revenue is dependent on collections from insurance companies for physician clients, delays or difficulties with these collections will reduce collection revenue. In addition, collection issues on behalf of our physician clients may lead to dissatisfaction of our clients in our collection program and curtailed use of our products in their practice, which may adversely affect the growth of our business and our results of operations.

In the event the collection cycle for the reimbursement of our products is protracted, revenue from the products sold and support services provided to our physician clients may be adversely affected and we may be unable to sustain the growth of our Company at its current rate without additional financing.

In the event the collection cycle for the reimbursement claims we make on behalf of our physician clients is protracted, revenue from the products sold and support services provided to physician clients, which is the most lucrative part of our business, may be adversely affected. A prolonged collection cycle may also reduce our cash flow and require us to seek additional financing to support our operations. Such additional financing may not be available on terms acceptable to us or at all. If we raise funds by issuing additional securities, the newly issued securities may further dilute your ownership interest. If adequate funds are not available, then we may be required to delay, reduce or eliminate product development or marketing programs. Our inability to take advantage of opportunities in the industry because of capital constraints may have a material adverse effect on our business and our prospects.

Our business depends on our intellectual property rights, and if we are unable to protect them, our competitive position may suffer.

Our business plan is predicated on our proprietary systems and technology. Accordingly, protecting our intellectual property rights is critical to our continued success and our ability to maintain our competitive position. We protect our proprietary rights through a combination of patents, trademark, trade secret and copyright law, confidentiality agreements and technical measures. We generally enter into non-disclosure agreements with our employees and consultants and limit access to our trade secrets and technology. We cannot assure you that the steps we have taken will prevent misappropriation of our technology. Misappropriation of our intellectual property would have an adverse effect on our competitive position. In addition, we may have to engage in litigation in the future to enforce or protect our intellectual property rights or to defend against claims of invalidity, and we may incur substantial costs and the diversion of management’s time and attention as a result.

If we are deemed to infringe on the proprietary rights of third parties, we could incur unanticipated expense and be prevented from providing our products and services.

We could be subject to intellectual property infringement claims as the number of our competitors grows and our products and applications’ functionality overlaps with competitive products. While we do not believe that we have infringed or are infringing on any proprietary rights of third parties, we cannot assure you that infringement claims will not be asserted against us or that those claims will be unsuccessful. We could incur substantial costs and diversion of management resources defending any infringement claims whether or not such claims are ultimately successful. Furthermore, a party making a claim against us could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block our ability to provide products or services. In addition, we cannot assure you that licenses for any intellectual property of third parties that might be required for our products or services will be available on commercially reasonable terms, or at all.

Factors beyond our control could cause interruptions in our operations, which may adversely affect our reputation in the marketplace and our business, financial condition and results of operations.

To succeed, we must be able to distribute our products and operate our support systems without interruption. We use certain third party suppliers to manufacture, supply and ship our medical food, branded and generic drug products to customers. If these third party suppliers fail to perform, we could experience an interruption in supplying our products to physician clients. In addition, although we have established a co-location site for our support services and we have disaster recovery programs in place, our operations could be vulnerable to interruption by damage from a variety of sources, many of which are not within our control, including without limitation: (1) power loss and telecommunications failures; (2) software and hardware errors, failures or crashes; (3) computer viruses and similar disruptive problems; and (4) fire, flood and other natural disasters. Any significant interruptions in the provision of our products or our services may damage our reputation in the marketplace and have a negative impact on our business, financial condition and results of operations.

We may be liable for use of data we provide. If the data is incorrect, we could be liable for product liability or other claims that may be in excess of, or not covered by, our product liability insurance. This may harm our business, financial condition and results of operations.

We provide data for use by healthcare providers in treating patients. Third-party contractors provide us with some of this data. If this data is incorrect or incomplete, adverse consequences may occur and give rise to product liability and other claims against us. In addition, certain of our services provide applications that relate to patient clinical information, and a court or government agency may take the position that our delivery of health information directly to licensed practitioners exposes us to liability for wrongful delivery or handling of health information. While we maintain product liability insurance coverage in an amount that we believe is sufficient for our business, we cannot assure you that this coverage will prove to be adequate or will continue to be available on acceptable terms, if at all. A claim brought against us that is uninsured or under-insured could harm our business, financial condition and results of operations. Even unsuccessful claims could result in substantial costs and diversion of management resources.

If our security is breached, we could be subject to liability, and customers could be deterred from using our services.

The Health Information Technology for Economic and Clinical Health (HITECH) Act of 2009 controls all protocols for securely transmitting protected healthcare information over the Internet, via email and facsimile, including information protected by the Health Insurance Portability and Accountability Act of 1996 (HIPAA). Our business relies on using the Internet to transmit protected healthcare information. Regulations change rapidly and, if we cannot adapt our systems in a timely fashion, we could be liable for civil and criminal penalties. The HITECH Act provides a tiered system for assessing the level of each HIPAA privacy violation and, therefore, its penalty:

•	Tier A is for violations in which the offender didn’t realize he or she violated HIPAA and would have handled the matter differently if he or she had. A Tier A violation results in a $100 fine for each violation, and the total imposed for such violations cannot exceed $25,000 for the calendar year.
•	Tier B is for violations due to reasonable cause, but not “willful neglect.” The result is a $1,000 fine for each violation, and the fines cannot exceed $100,000 for the calendar year.
•	Tier C is for violations due to willful neglect that the organization ultimately corrected. The result is a $10,000 fine for each violation, and the fines cannot exceed $250,000 for the calendar year.
•	Tier D is for violations of willful neglect that the organization did not correct. The result is a $50,000 fine for each violation, and the fines cannot exceed $1,500,000 for the calendar year.

The HITECH Act also allows states’ attorneys general to levy fines and seek attorney’s fees from covered entities on behalf of victims. Courts now have the ability to award costs.

It is also possible that third parties could penetrate our network security or otherwise misappropriate patient information and other data. If this happens, our operations could be interrupted, and we may be subject to liability and regulatory action. We may need to devote significant additional financial and other resources to protect against security breaches or to alleviate problems caused by breaches. We could face financial loss, litigation and other liabilities to the extent that our activities or the activities of third-party contractors involve the storage and transmission of confidential information like patient records or credit information.

If we are forced to reduce our prices, our business, financial condition and results of operations may suffer.

We may be subject to pricing pressures with respect to our future sales arising from various sources, including practices of health insurance companies, Internet pharmacies, and pharmacy benefits managers, including those operating outside the United States, and government action affecting pharmaceutical reimbursement under Medicare. Our physician clients and the other entities with which we have a business relationship are affected by changes in regulations and limitations in governmental spending for Medicare and Medicaid programs. Recent government actions could limit government spending for the Medicare and Medicaid programs, limit payments to physicians and other providers and increase emphasis on competition and other programs that potentially could have an adverse effect on our customers and the other entities with which we have a business relationship. If our pricing experiences significant downward pressure, our business will be less profitable and our results of operations may be adversely affected. In addition, because cash from sales funds our working capital requirements, reduced profitability could require us to raise additional capital to support our operations.

If we are unable to maintain existing relationships and create new relationships with pharmacy benefits managers and managed care payers, our business, financial condition and results of operations may be adversely affected.

We rely on pharmacy benefits managers to reimburse our physician clients for prescription medications dispensed in their offices. While many of the leading pharmacy benefit managers currently reimburse our physicians for in-office dispensing, none of these payers is under a long-term obligation to do so. If we are unable to increase the number of pharmacy benefits managers that reimburse for in-office dispensing, or if some or all of the payers who currently reimburse physicians decline to do so in the future, utilization of our products and services would decrease and, therefore, our business, financial condition and results of operations may be adversely affected.

If we incur costs exceeding our insurance coverage in lawsuits that are brought against us in the future, it could adversely affect our business, financial condition and results of operations.

If we were to become a defendant in any lawsuits involving the manufacture and sale of our products and if our insurance coverage were inadequate to satisfy these liabilities, it may have an adverse effect on our business, financial condition and results of operations.

If our principal suppliers fail or are unable to perform their contracts with us, we may be unable to meet our commitments to our customers. As a result, our reputation and our relationships with our customers may be damaged and our business and results of operations may be adversely affected.

We currently purchase a majority of the medications that we repackage from Pharma Pac and manufacture all our medical food products at Arizona Nutritional Supplements Inc. These companies are subject to FDA regulation and they are responsible for compliance with current Good Manufacturing Practices. Although our agreements provide that our suppliers will abide by the FDA manufacturing requirements, we cannot control their compliance. If they fail to comply with FDA manufacturing requirements, the FDA could prevent Arizona Nutritional Supplements Inc. from manufacturing our products or, in the case of Pharma Pac, from selling its products to us. Although we believe that there are a number of other sources of supply of medications and manufacturers of medical food products, if these suppliers are unable to perform under our agreements, particularly at certain critical times such as when we add new physician clients that will require a large production of one or more products, we may be unable to meet our commitments to our customers. If this were to happen, our reputation as well as our relationships with our customers may suffer and our business and results of operations may be adversely affected.

Our failure to license and integrate third-party technologies into our software may harm our business.

We depend upon licenses for some of the technology used in our software and hardware solutions from third-party vendors, including Microsoft and Citrix Systems, and intend to continue licensing technologies from third parties. These technologies might not continue to be available to us on commercially reasonable terms or at all. Most of these licenses can be renewed only by mutual consent and may be terminated if we breach the terms of the license and fail to cure a breach within a specified period of time. Our inability to obtain any of these licenses may delay development until equivalent technology can be identified, licensed and integrated, which would harm our business, financial condition and results of operations.

Most of our third-party licenses are non-exclusive and our competitors may obtain the right to use any of the technology covered by these licenses and use the technology to compete directly with us. Our use of third-party technologies exposes us to increased risks, including, but not limited to, risks associated with the integration of new technology into our solutions, the diversion of our resources from development of our own proprietary technology and our inability to generate revenue from licensed technology sufficient to offset associated acquisition and maintenance costs. In addition, if our vendors choose to discontinue support of the licensed technology in the future or are unsuccessful in their continued research and development efforts, we might not be able to modify or adapt our own solutions.

If we do not maintain and expand our business with our existing customers, our business, financial condition and results of operations may be adversely affected.

Our business model depends on the success of our efforts to sell products and services to our existing customers. These customers might choose not to expand their use of our products and services. If we fail to generate additional business from our current customers, our revenue may grow at a slower rate or even decrease.

The Company filed its 2010 tax returns in April 2011 without paying the taxes due on the returns. We intend to engage in discussions with the Internal Revenue Service to obtain an extension of time for payment of those taxes but there can be no assurance that we will be successful in negotiating adequate terms.

The Company filed its 2010 federal and state tax returns in April 2011 without including payment for amounts due. The Company expects to engage in discussions with the Internal Revenue Service to extend the payment of these taxes over a mutually agreeable period of time. While we believe that we will be able to come to an agreeable solution, there can be no assurance that this can be achieved and the Internal Revenue Service may employ other means of collection including tax liens and levies. In addition, any agreement will likely include the use of proceeds from any equity raise being used to repay amounts due.

Our sources of liquidity may be inadequate to support operations and pay all amounts due.

The Company has historically financed operations through cash flows from operations as well as equity transactions. In addition to taxes due for 2010 tax returns, we will need to make estimated tax payments during 2011 for the year ending December 31, 2011 in amounts to be determined based on the 2010 tax return and estimates of the expected taxable income for the year ending December 31, 2011. We are exploring sources of debt and equity capital funding including discussions with debt capital providers and are continuing with the due diligence process. There can be no assurance that we will be able to secure funding on terms acceptable to us or that we will have adequate resources to make these payments or be able to fund our operations for the next twelve months. The Company is planning for future growth including investments beyond cash flow expected to be generated from current operations. Any significant growth will likely require significant additional expenditures, capital investments and operating capital. We may also pursue expansion through acquisition, joint venture or other business combination with other entities in order to expand our distribution network. There can be no assurance that we will be able to secure funding on terms acceptable to us and may have to curtail these expansion plans.

Risks Related to Our Industry

We and our suppliers and manufacturers are subject to a number of existing laws, regulations and industry initiatives and the regulatory environment of the healthcare industry is continuing to change. If it is determined that we or our suppliers or manufacturers are not in compliance with the laws and regulations to which we are subject, our business, financial condition and results of operations may be adversely affected.

As a participant in the healthcare industry, our operations and relationships, and those of our customers, are regulated by a number of federal, state and local governmental entities and our products must be capable of being used by our customers in a manner that complies with those laws and regulations. Inability of our customers to do so could affect the marketability of our products or our compliance with our customer contracts, or even expose us to direct liability on a theory that we had assisted our customers in a violation of healthcare laws or regulations. Because of our direct business relationships with physicians and because the healthcare technology industry as a whole is relatively young, the application of many state and federal regulations to our business operations is uncertain. Indeed, there are federal and state fraud and abuse laws, including anti-kickback laws and limitations on physician referrals that may be directly or indirectly applicable to our operations and relationships or the business practices of our customers. It is possible that a review of our business practices or those of our customers by courts or regulatory authorities could result in a determination that may adversely affect us. In addition, the healthcare regulatory environment may change in a way that restricts our existing operations or our growth. The healthcare industry is expected to continue to undergo significant changes for the foreseeable future, which could have an adverse effect on our business, financial condition and results of operations. We cannot predict the effect of possible future legislation and regulation.

Although we believe our existing policies and procedures assure compliance with all applicable federal and state confidentiality requirements for the protection of patient information, any failure to comply may result in fines and other liabilities, which may adversely affect our results of operations.

As part of the operation of our business, our physician clients provide to us patient-identifiable medical information. HIPAA grants a number of rights to individuals as to their identifiable confidential medical information (called “Protected Health Information”) and restricts the use and disclosure of Protected Health Information. Failure to comply with these confidentiality requirements may result in penalties and sanctions. In addition, certain state laws may impose independent obligations upon us and our physician clients with respect to patient-identifiable medical information. Moreover, various new laws relating to the acquisition, storage and transmission of patient medical information have been proposed at both the federal and state level. We believe our products and services permit physician clients to comply with their federal and state obligations. In addition, we have policies and procedure that we believe assure our compliance with all federal and state confidentiality requirements for handling Protected Health Information. Any failure to comply may result in fines and other liabilities, which may adversely affect our results of operations.

•	Electronic Prescribing. The use of our software by physicians to perform a variety of functions, including electronic prescribing, electronic routing of prescriptions to pharmacies and dispensing, is governed by state and federal law, including fraud and abuse laws. States have differing prescription format requirements, which we have programmed into our software. Many existing laws and regulations, when enacted, did not anticipate methods of e-commerce now being developed. While federal law and the laws of many states permit the electronic transmission of prescription orders, the laws of several states neither specifically permit nor specifically prohibit the practice. Given the rapid growth of electronic transactions in healthcare, and particularly the growth of the Internet, we expect the remaining states to directly address these areas with regulation in the near future. In addition, on November 7, 2005, the Department of Health and Human Services published its final “E-Prescribing and the Prescription Drug Program” regulations (E-Prescribing Regulations). These regulations are required by the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (MMA) and became effective beginning on January 1, 2006. The E-Prescribing Regulations consist of detailed standards and requirements, in addition to the HIPAA and HITECH standards discussed above, for prescription and other information transmitted electronically in connection with a drug benefit covered by the MMA’s Prescription Drug Benefit. These standards cover not only transactions between prescribers and dispensers for prescriptions but also electronic eligibility and benefits inquiries and drug formulary and benefit coverage information. The standards apply to prescription drug plans participating in the MMA’s Prescription Drug Benefit. Aspects of our clinical products are affected by such regulation because of the need of our customers to comply, as discussed above. Compliance with these regulations could be burdensome, time-consuming and expensive. We also could become subject to future legislation and regulations concerning the development and marketing of healthcare software systems. For example, regulatory authorities such as the U.S. Department of Health and Human Services’ Center for Medicare and Medicaid Services may impose functionality standards with regard to electronic prescribing and electronic health record (“EHR”) technologies. These could increase the cost and time necessary to market new services and could affect us in other respects not presently foreseeable.
•	Electronic Health Records. A number of important federal and state laws govern the use and content of electronic health record systems, including fraud and abuse laws that may affect providing such technology without cost to third parties. As a company that provides dispensing software systems to a variety of providers of healthcare, our systems and services must be designed in a manner that facilitates our customers’ compliance with these laws. Because this is a topic of increasing state and federal regulation, we must continue to monitor legislative and regulatory developments that might affect our business practices as they relate to regulatory developments that might affect our business practices as they relate to EHR technologies and pharmaceutical dispensing software systems. We cannot predict the content or effect of possible future regulation on our business practices.
•	Claims Transmission. Our system electronically transmits claims for prescription medications dispensed by physicians to patients’ payers for approval and reimbursement. Federal law provides that it is both a civil and a criminal violation for any person to submit, or cause to be submitted, a claim to any payer, including, without limitation, Medicare, Medicaid and all private health plans and managed care plans, seeking payment for any services or products that overbills or bills for items that have not been provided to the patient. We have in place policies and procedures that we believe assure that all claims that are transmitted by our system are accurate and complete, provided that the information given to us by our customers is also accurate and complete. If, however, we do not follow those procedures and policies, or they are not sufficient to prevent inaccurate claims from being submitted, we could be subject to liability. As discussed above, the HIPAA Transaction Standards and the HIPAA Security Standards also affect our claims transmission services, since those services must be structured and provided in a way that supports our customers’ HIPAA and HITECH compliance obligations. Furthermore, to the extent that there is some type of security breach it could have a material adverse effect.
•	Medical Devices. The U.S. Food and Drug Administration (FDA) has promulgated a draft policy for the regulation of computer software products as medical devices under the 1976 Medical Device Amendments to the Federal Food, Drug and Cosmetic Act. To the extent that computer software is a medical device under the policy, we, as a manufacturer of such products, could be required, depending on the product, to register and list our products with the FDA; notify the FDA and demonstrate substantial equivalence to other products on the market before marketing such products; or obtain FDA approval by demonstrating safety and effectiveness before marketing a product. Depending on the intended use of a device, the FDA could require us to obtain extensive data from clinical studies to demonstrate safety or effectiveness or substantial equivalence. If the FDA requires this data, we would be required to obtain approval of an investigational device exemption before undertaking clinical trials. Clinical trials can take extended periods of time to complete. We cannot provide assurances that the FDA will approve or clear a device after the completion of such trials. In addition, these products would be subject to the Federal Food, Drug and Cosmetic Act’s general controls, including those relating to good manufacturing practices and adverse experience reporting. Although it is not possible to anticipate the final form of the FDA’s policy with regard to computer software, we expect that the FDA is likely to become increasingly active in regulating computer software intended for use in healthcare settings regardless of whether the draft is finalized or changed. The FDA can impose extensive requirements governing pre- and post-market conditions like service investigation, approval, labeling and manufacturing. In addition, the FDA can impose extensive requirements governing development controls and quality assurance processes.
•	Licensure and Physician Dispensing. As a manufacturer of medical food products and a repackager and distributor of drugs, we are subject to regulation by and licensure with the FDA, the Drug Enforcement Agency (DEA) and various state agencies that regulate wholesalers or distributors. Among the regulations applicable to our repackaging operation are the FDA’s “good manufacturing practices.” We are subject to periodic inspections of our facilities by regulatory authorities to confirm that we have policies and procedures in place in order to comply with applicable legal requirements. If we do not maintain all necessary licenses, if the FDA decides to substantially modify the manner in which it has historically enforced its good manufacturing practice regulations or the FDA or DEA finds any violations during one of their periodic inspections, we could be subject to liability, and our operations could be shut down. In addition to registration/licensure and “good manufacturing practices” compliance issues, federal and certain state laws require recordkeeping and a drug pedigree when a company is involved in the distribution of prescription drugs. Under the pedigree requirements, each person who is engaged in the wholesale distribution of a prescription drug in interstate commerce, who is not the manufacturer or an authorized distributor of record for that drug, must provide to the person who receives the drug, a pedigree for that drug. A drug pedigree is a statement of origin that identifies each prior sale, purchase, or trade of a drug. State laws in this area are not consistent with respect to their requirements, and thus we needs to carefully monitor legal developments in this area. To the extent we are found to violate any applicable federal or state law related to drug pedigree requirements, any such violation could adversely affect our business.

While physician dispensing of medications for profit is allowed in most states, it is limited in a few states. It is possible that certain states may enact further legislation or regulations prohibiting, restricting or further regulating physician dispensing. Similarly, while in a July 2002 Opinion the American Medical Association’s Council on Ethical and Judicial Affairs (CEJA) provides, in relevant part, that “Physicians may dispense drugs within their office practices provided such dispensing primarily benefits the patient.” Although the AMA Code of Medical Ethics does not have the force of law, a negative opinion could in the future adversely affect our business, financial condition and results of operations.

Congress enacted significant prohibitions against physician self-referrals in the Omnibus Budget Reconciliation Act of 1993. This law, commonly referred to as “Stark II,” applies to physician dispensing of outpatient prescription drugs that are reimbursable by Medicare or Medicaid. Stark II, however, includes an exception for the provision of in-office ancillary services, including a physician’s dispensing of outpatient prescription drugs, provided that the physician meets specified requirements. We believe that the physicians who use our system or dispense drugs distributed by us are aware of these requirements, but we do not monitor their compliance and have no assurance that the physicians are in material compliance with Stark II. If it were determined that the physicians who use our system or dispense pharmaceuticals purchased from us were not in compliance with Stark II, it could have an adverse effect on our business, financial condition and results of operations.

As a distributor of prescription drugs to physicians, we are subject to the federal anti-kickback statute, which applies to Medicare, Medicaid and other state and federal programs. The federal anti-kickback statute prohibits the solicitation, offer, payment or receipt of remuneration in return for referrals or the purchase, or in return for recommending or arranging for the referral or purchase, of goods, including drugs, covered by the programs. The federal anti-kickback statute provides a number of statutory exceptions and regulatory “safe harbors” for particular types of transactions. We believe that our arrangements with our customers are in material compliance with the anti-kickback statute and relevant safe harbors. Many states have similar fraud and abuse laws, and we believe that we are in material compliance with those laws. If, however, it were determined that we, as a distributor of prescription drugs to physicians, were not in compliance with the federal anti-kickback statute, we could be subject to liability, and our operations could be curtailed. Moreover, if the activities of our customers or other entity with which we have a business relationship were found to constitute a violation of the federal anti-kickback law and we, as a result of the provision of products or services to such customer or entity, were found to have knowingly participated in such activities, we could be subject to sanction or liability under such laws, including civil and/or criminal penalties, as well as exclusion from government health programs. As a result of exclusion from government health programs, neither products nor services could be provided to any beneficiaries of any federal healthcare program.

Increased government involvement in healthcare could adversely affect our business.

U.S. healthcare system reform under the Medicare Prescription Drug, Improvement and Modernization Act of 2003, the Patient Protection and Affordable Care Act of 2010 U.S and other initiatives at both the federal and state level, could increase government involvement in healthcare, lower reimbursement rates and otherwise change the business environment of our customers and the other entities with which we have a business relationship. While no federal price controls are included in the Medicare Prescription Drug, Improvement and Modernization Act, any legislation that reduces physician incentives to dispense medications in their offices could adversely affect physician acceptance of our products. We cannot predict whether or when future healthcare reform initiatives at the federal or state level or other initiatives affecting our business will be proposed, enacted or implemented or what impact those initiatives may have on our business, financial condition or results of operations. Our customers and the other entities with which we have a business relationship could react to these initiatives and the uncertainty surrounding these proposals by curtailing or deferring investments, including those for our products and services. Additionally, government regulation could alter the clinical workflow of physicians, hospitals and other healthcare participants, thereby limiting the utility of our products and services to existing and potential customers and curtailing broad acceptance of our products and services. Additionally, new safe harbors to the federal Anti-Kickback Statute and corresponding exceptions to the federal Stark law may alter the competitive landscape, as such new safe harbors and exceptions allow hospitals and certain other donors to donate certain items and services used in electronic prescription systems and electronic health records systems. These new safe harbors and exceptions are intended to accelerate the adoption of electronic prescription systems and electronic health records systems, and therefore provide new and attractive opportunities for us to work with physicians’ offices. In addition, the federal government and state governments, including Florida, have imposed or may in the future impose pedigree requirements for pharmaceutical distribution. Our medications business is required to comply with any current regulations relating to pharmaceutical distribution and will be required to comply with any future regulations and such compliance may impose additional costs on our business.

Consolidation in the healthcare industry could adversely affect our business, financial condition and results of operations.

Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with greater market power. As provider networks and pharmacy benefits managers consolidate, thus decreasing the number of market participants, competition to provide products and services like ours will become more intense, and the importance of establishing relationships with key industry participants will become greater. These industry participants may try to use their market power to negotiate price reductions for our products and services. Further, consolidation of management and billing services through integrated delivery systems may decrease demand for our products. If we were forced to reduce our prices, our business would become less profitable unless we were able to achieve corresponding reductions in our expenses.

Risks Related to Our Common Stock

There is no active public trading market for our common stock. Until an active public trading market is established, you may not be able to sell your common stock if you need to liquidate your investment.

There is currently no active public market for our common stock. An active trading market may not develop or, if developed, may not be sustained. The price per share at which we are offering our common stock may not be indicative of the price that will prevail in the trading market. The lack of an active market may impair your ability to sell your shares of common stock at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the market value of your common stock and increase the volatility of prices paid for shares of our common stock. An inactive market may also impair our ability to raise capital by selling shares of common stock and may impair our ability to acquire other companies or assets by using shares of our common stock as consideration.

In the event a market develops for our common stock, the market price of our common stock may be volatile and may decline in value.

In the event a market develops for our common stock, the market price of our common stock may be volatile and may decline in value. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our common stock. These factors may materially adversely affect the market price of our common stock, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

Our stockholders may experience significant dilution if future equity offerings are used to fund operations or acquire complementary businesses.

If our future operations or acquisitions are financed through the issuance of equity securities, our stockholders could experience significant dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of our common stock. We also established an incentive compensation plan for our management and employees. We expect to grant options to purchase shares of our common stock to our directors, employees and consultants and we will grant additional options in the future. The issuance of shares of our common stock upon the exercise of these options will also result in dilution to our stockholders.

Our current management can exert significant influence over us and make decisions that are not in the best interests of all stockholders.

Following the consummation of the offering, our executive officers and directors will beneficially own as a group approximately      % of our outstanding shares of common stock, which excludes 788,735 shares of common stock issuable upon exercise of options held by our officers and directors, of which      options are currently exercisable. As a result, these stockholders will be able to assert significant influence over all matters requiring stockholder approval, including the election and removal of directors and any change in control. In particular, this concentration of ownership of our outstanding shares of common stock could have the effect of delaying or preventing a change in control, or otherwise discouraging or preventing a potential acquirer from attempting to obtain control. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of the owners of this concentration of ownership may not always coincide with our interests or the interests of other stockholders and, accordingly, could cause us to enter into transactions or agreements that we would not otherwise consider.

We do not anticipate paying dividends in the foreseeable future; you should not buy our stock if you expect dividends.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights, and provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Our certificate of incorporation provides for the authorization to issue up to 20,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Our board of directors is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

Provisions in our charter documents and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

Our amended and restated certificate of incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. As a result, at a given annual meeting only a minority of the board of directors may be considered for election. Since our “staggered board” may prevent our stockholders from replacing a majority of our board of directors at any given annual meeting, it may entrench management and discourage unsolicited stockholder proposals that may be in the best interests of stockholders.

We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

We intend to apply for trading our common stock on the Nasdaq Capital Market, although we may not satisfy its eligibility criteria for listing.

We intend to apply to list our common stock for trading on the Nasdaq Capital Market. No assurance can be given that we will satisfy the eligibility criteria or other initial listing requirements, or that our shares of common stock will ever be listed on the Nasdaq Capital Market or another national securities exchange.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The initial offering price of our shares of common stock is substantially higher than the net tangible book value per share of our common stock immediately after this offering. Therefore, if you purchase our common stock in this offering, you will incur an immediate dilution of $         (or     %) in net tangible book value per share from the price you paid, based upon the public offering price of $         per share of

common stock. The exercise of outstanding options will result in further dilution in your investment. In addition, if we raise funds by issuing additional securities, the newly issued securities may further dilute your ownership interest.

Our outstanding options may have an adverse effect on the market price of our common stock.

As of the date of this prospectus, we had outstanding options to purchase 1,266,424 shares of common stock. In addition, we have agreed to issue to Sunrise Securities Corp., the representative of the underwriters, warrants to purchase such number of shares of common stock equal to 3% of the common stock sold in this offering. Therefore, the sale, or even the possibility of the sale, of the shares of common stock underlying these options and warrants could have an adverse effect on the market price for our securities or on our ability to obtain future financing. If and to the extent these options and warrants are exercised, you may experience dilution in your holdings.

We may allocate net proceeds from this offering in ways with which you may not agree.

Our management will have broad discretion in using the proceeds from this offering and may use the proceeds in ways with which you may disagree. We are not required to allocate the net proceeds from this offering to any specific investment or transaction and, therefore, you cannot determine at this time the value or propriety of our application of the proceeds. Moreover, you will not have an opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use our proceeds. We may use the proceeds for corporate purposes that do not immediately enhance our prospects for the future or increase the value of your investment. As a result, you and other stockholders may not agree with our decisions. See “Use of Proceeds” for additional information.

Future sales of our shares of common stock by our stockholders could cause the market price of our common stock to drop significantly, even if our business is performing well.

After this offering, we will have         shares of common stock issued and outstanding. This number includes         shares of common stock we are selling in this offering, which may be resold in the public market immediately and 21,933,576 shares of common stock we are registering for resale by the securityholders named in this registration statement. Of the shares of common stock being registered for resale,       are subject to lock-up agreements as described in the section entitled “Shares Eligible for Future Sale” and “Underwriting — Lock-up Agreements”. At any time and without public notice, the underwriter may, in its sole discretion, release all or some of the shares of common stock subject to its lock-up agreement. As restrictions on resale end, the market price for our common stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them. This decline in our stock price could occur even if our business is otherwise performing well. For more detailed information, please see “Shares Eligible for Future Sale” and “Underwriting — Lock-up Agreements”.

If we cannot satisfy, or continue to satisfy, the Nasdaq Capital Market’s listing requirements and other rules, including Nasdaq’s director independence requirements, our securities may not be listed or may be delisted, which could negatively impact the price of our securities and your ability to sell them.

We will seek to have our securities approved for listing on the Nasdaq Capital Market upon consummation of this offering. We cannot assure you that we will be able to meet the initial listing requirements at that time. Even if our securities are listed on the Nasdaq Capital Market, we cannot assure you that we will be able to maintain this listing. If we are unable to satisfy the Nasdaq Capital Market criteria for maintaining our listing, our securities could be subject to delisting.

If the Nasdaq Capital Market does not list our securities, or subsequently delists our securities from trading, we could face significant consequences, including:

•	a limited availability for market quotations for our securities;
•	reduced liquidity with respect to our securities;
•	a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our common stock;
•	limited amount of news and analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

In addition, we would no longer be subject to the Nasdaq Capital Market rules, including rules requiring us to have a certain number of independent directors and to meet other corporate governance standards.

If the Nasdaq Capital Market does not list our securities, any market that develops in shares of our common stock will be subject to the penny stock restrictions which will create a lack of liquidity and make trading difficult or impossible.

SEC Rule 15g-9 establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. In the event the price of our shares of common stock falls below $5.00 per share, our shares will be considered to be penny stocks. This classification severely and adversely affects the market liquidity for our common stock. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker-dealer approve a person’s account for transactions in penny stocks and the broker-dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker-dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker-dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which sets forth:

•	the basis on which the broker-dealer made the suitability determination, and
•	that the broker-dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell securities subject to the penny stock rules. If Nasdaq Capital Market does not list our securities, our selling stockholders or other holders of our securities may have difficulty selling their shares in the secondary market due to the reduced level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if and when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. If the Nasdaq Capital Market does not list our securities, our shares will likely be subject to the penny stock rules for the foreseeable future and our stockholders will, in all likelihood, find it difficult to sell their securities.

In order to expand our business into additional states, we will need to comply with regulatory requirements specific to such state and there can be no assurance that we will be able to initially meet such requirements or that we will be able to maintain compliance on an on-going basis.

Each state has its own regulations concerning physician dispensing, restrictions on the corporate practice of medicine, anti-kick back and false claims. In addition, each state has a board of pharmacy that regulates the sale and distribution of drugs and other therapeutic agents. Some states require a physician to obtain a license to dispense prescription products. When considering the commencement of business in a new state, we solicit the opinion of healthcare counsel regarding the expansion of operations into that state and utilize local counsel when necessary. However, there can be no assurance that we will be able to comply with the regulations of particular states into which we intend to expand or that we will be able to maintain compliance with the states in which we currently distribute our products. Our inability to maintain compliance with the regulations of states into which we currently ship our products or expand our business into additional states may adversely affects our results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Such forward-looking statements include statements regarding, among others, (a) our expectations about possible business combinations, (b) our growth strategies, (c) our future financing plans, and (d) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “approximate,” “estimate,” “believe,” “intend,” “plan,” “budget,” “could,” “forecast,” “might,” “predict,” “shall” or “project,” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found in this prospectus.

Forward-looking statements are based on our current expectations and assumptions regarding our business, potential target businesses, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors”, changes in local, regional, national or global political, economic, business, competitive, market (supply and demand) and regulatory conditions and the following:

•	Adverse economic conditions;
•	inability to raise sufficient additional capital to operate our business;
•	the commercial success and market acceptance of any of our products;
•	the maintenance of our products in the FDA National Drug Code database;
•	the timing and outcome of clinical studies;
•	the outcome of potential future regulatory actions, including inspections from the FDA;
•	unexpected regulatory changes, including unanticipated changes to workers compensation state laws and/or regulations;
•	the expectation that we will be able to maintain adequate inventories of our commercial products;
•	the results of our internal research and development efforts;
•	the adequacy of our intellectual property protections and expiration dates on our patents and products;
•	the inability to attract and retain qualified senior management and technical personnel;
•	the potential impact, if any, of the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 on our business;
•	our plans to develop other product candidates; and
•	other specific risks referred to in the section entitled “Risk Factors”.

We caution you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. All forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to update any forward-looking statements or other information contained herein.

Information regarding market and industry statistics contained in this prospectus is included based on information available to us that we believe is accurate. It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. Except as required by U.S. federal securities laws, we have no obligation to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements. See the section entitled “Risk Factors” for a more detailed discussion of risks and uncertainties that may have an impact on our future results.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of           shares of common stock in this offering will be approximately $27,689,000 after deducting the estimated underwriting discounts and estimated offering expenses payable by us.

Our current estimate of the use of the net proceeds from this offering is as follows:

	Approximate Allocation of Net Proceeds	Approximate Percentage of Net Proceeds
Working Capital(1)	$3,989,000	14.4%
Sales and Marketing(2)	3,000,000	10.9%
Distribution Channel Development(3)	3,000,000	10.9%
Facility Infrastructure(4)	2,000,000	7.2%
Management Expansion(5)	2,000,000	7.2%
Scientific Education(6)	2,000,000	7.2%
Technical Infrastructure(7)	1,500,000	5.4%
Research and Development(8)	1,500,000	5.4%
Regulatory Compliance(9)	1,000,000	3.6%
Intellectual Property(10)	500,000	1.8%
Scientific Advisory Board(11)	500,000	1.8%
Taxes Payable(12)	6,700,000	24.2%
Total	$27,689,000	100%

(1)	The nature of our business is such that collections for products sold on behalf of our physician clients and collection fee revenue to CCPI can take from 45 days to four years after the initial sale of our products to our physician clients. As such, we must have sufficient working capital available to cover the costs of operations until collections of accounts receivable can be made. These cash outlays prior to receiving collections include all product costs (manufactured inventory, packaging, shipping), compensation for employees and general and administrative expenses.
(2)	We expect sales and marketing to include costs associated with sales force expansion and the production and dissemination of marketing materials.
(3)	We expect distribution channel development to include costs associated with refining and broadening the distribution network, which entails training, compliance and administrative costs. We may also use a portion of the proceeds to finance the acquisition of businesses to expand our distribution network. Although the Company has identified businesses with which it would like to hold discussions about developing a strategic relationship, including a possible acquisition, there has been no contact with any potential target.
(4)	We expect facility infrastructure to include costs associated with improvements to our existing facilities and expansion into additional facilities to accommodate our growth.
(5)	We expect management expansion costs to include compensation and training of additional senior and middle management we expect to hire.
(6)	We expect scientific education to include costs of providing education to staff, physicians and distributors related to the physiological mechanisms underlying our products and their medical benefits to various patient populations.
(7)	We expect technical infrastructure to include costs related to expanding our computing network, acquiring and developing additional software and network and software maintenance.
(8)	We expect research and development to include costs of expanding the Company’s research library, prototyping and testing new products and clinical studies, including end-point trials.
(9)	We expect regulatory compliance to include costs, including attorneys’ fees, associated with adherence to the regulation and guidance of various government entities to which the Company is subject, including, for example, the Food and Drug Administration, the Internal Revenue Service, the Drug Enforcement Agency and the National Council of Prescription Drug Programs.

(10)	We expect intellectual property to include costs associated with patent development, registration and protection of our intellectual property.
(11)	We expect scientific advisory board to include costs associated with fees and expense reimbursements paid to our Scientific Advisory Board members.
(12)	We filed our tax returns in April 2011 and expect to enter discussions with the Internal Revenue Service and the California Department of Revenue to arrange extended payment terms on the balance due for 2010. If we are unable to obtain an extension of time for payment of taxes due, we would use $6,700,000 of the proceeds of this offering for the payment of 2010 taxes and the first two quarterly estimated tax payments in 2011.

The allocation of the net proceeds of the offering set forth above represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures.

Investors are cautioned, however, that expenditures may vary substantially from these estimates. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations, business developments and related rate of growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used include:

•	the existence of other opportunities or the need to take advantage of changes in timing of our existing activities;
•	the need or desire on our part to accelerate, increase or eliminate existing initiatives due to, among other things, changing market conditions and competitive developments; and/or
•	if strategic opportunities of which we are not currently aware present themselves (including acquisitions, joint ventures, licensing and other similar transactions).

From time to time, we evaluate these and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of resources, including the proceeds of this offering, is being optimized. Pending such uses, we intend to invest the net proceeds of this offering in direct and guaranteed obligations of the United States, interest-bearing, investment-grade instruments or certificates of deposit.

DILUTION

Historical net tangible book value per share is determined by dividing our total tangible assets less total liabilities by the actual number of shares of common stock outstanding. Before giving effect to this offering, our pro forma net tangible book value as of March 31, 2010 was approximately $    , or $   per share of common stock, based on 21,933,576 shares of common stock outstanding after giving effect to the merger between the Targeted Medical Pharma, Inc. and AFH Acquisition III, Inc. Pro forma net tangible book value per share is determined by dividing our total tangible assets less total liabilities by the pro forma number of shares of common stock outstanding at March 31, 2010 before giving effect to this offering.

After giving effect to our sale of           shares of common stock in this offering, at an assumed initial public offering price of $       per share, less estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2010 would have been $                 , or $         per share. This represents an immediate increase in pro forma net tangible book value of $           per share, or       %, to existing stockholders and an immediate dilution of $         per share, or     %, to new investors. Dilution per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards, after giving effect to the sale of             shares in this offering at an assumed public offering price of $         per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The following table illustrates this dilution on a per share basis:

Public offering price per share
Net tangible book value (deficit) per share before the offering
Impact on net tangible book value per share of this offering
Pro forma net tangible book value per share after this offering
Dilution in net tangible book value per share to new investors

The following table summarizes, on a pro forma basis as of March 31, 2010, the differences between the number of shares of common stock owned by existing stockholders and the number of shares of common stock to be owned by new public investors, the aggregate cash consideration paid to us and the average price per share paid by our existing stockholders and to be paid by new public investors purchasing shares of common stock in this offering at a public offering price of $       per share, calculated before deduction of estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased(1)		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	21,933,576
New public investors
TOTAL	29,433,576	100%		100%

(1)	The number of shares disclosed for the existing stockholders includes shares being sold by the selling stockholders in this offering. The number of shares disclosed for the new investors does not include the shares being purchased by the new investors from the selling stockholders in this offering.

The number of shares of common stock outstanding in the table above is based on the number of shares outstanding as of March 31, 2011 after giving effect to the reorganization.

The information also assumes no exercise of any outstanding stock options. As of March 31, 2011, there were 566,424 options outstanding at a weighted average exercise price of $2.10. To the extent that any of these options are exercised, there will be further dilution to new investors. If all of these options had been exercised as of March 31, 2011, net tangible book value per share after this offering would have been $         and total dilution per share to new investors would have been $       or     %.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock or on our preferred stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business.

CAPITALIZATION

The following table describes our cash position and our capitalization as of December 31, 2010:

•	on an actual basis;
•	on a pro forma basis, after giving effect to the Reorganization and our issuance of 18,308,576 shares of common stock in connection therewith; and
•	on a pro forma basis as adjusted basis to give effect to the pro forma adjustments described above and the sale of the shares of common stock we are offering at an initial public offering price of $ per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

	Actual 12/31/2010	Adjusted for the Reorganization 1/31/2011	Pro Forma Post-Offering
Common Shares Outstanding	12,398,111
Shares Retired Prior to Reorganization	(18,299)
	12,379,812	18,308,576
Shares Issued in Reorganization		3,625,000
		21,933,576
Common Stock	18,369	21,934
Additional Paid in Capital	3,191,314	3,187,689
Retained Earnings	13,686,328	13,686,328
Accumulated Other Comprehensive (Loss)	3,209	3,209
Total Stockholders Equity	16,899,160	16,899,160

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-looking Statements

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. These forward-looking statements are based on current expectations, estimates, and projections about our industry, management’s beliefs, and certain assumptions made by management. Forward-looking statements include our expectations regarding product and services, revenue and short- and long-term cash needs. In some cases, words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “estimates”, variations of these words, and similar expressions are intended to identify forward-looking statements. The following discussion should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and the notes thereto included elsewhere in this Current Report on Form 8-K. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in this section and in “Risk Factors.”

Recent Highlights of the Company

•	Rapid growth of net sales, operating income and assets;
•	FDA registration of convenience kits in the FDA National Drug Code Database;
•	Addition of new distributors and sales representatives;
•	Launch sale of products into Michigan, Illinois, Nevada, Arizona and Pennsylvania;
•	Publication of controlled clinical trials in peer-reviewed journals;
•	Issuance of patents on our products;
•	Growth of our CCPI subsidiary to support the dispensing activity of approximately 150 physician clients through the use of our PDRx software and the claims submission process on behalf of such physician clients relating to our products;
•	Expansion of CCPI’s claims submission automation and further upgrades of the PDRx software;
•	Expansion of management;
•	We received approximately $733,000 in three grants under the Qualified Therapeutic Discovery Project tax credit reviewed by the Internal Revenue Service and the Department of Health and Human Services;
•	Initiation of a relationship with Israel based LycoRed Ltd. to explore the possibility of co-developing an asthma management system for US and foreign distribution; and
•	Contracts with major pharmacy benefit managers to support point-of-care physician reimbursement

FDA Warning Letter

We received a warning letter from the FDA on April 8, 2010 related to our convenience-packed products. To facilitate discussions with the FDA, we voluntarily stopped providing our physician clients with completed convenience packs. Instead, we supplied the components of the convenience packs separately to our physician clients and they had the option of dispensing the components packaged together to their patients. We responded to the FDA on April 26, 2010 and met with the FDA on August 3, 2010. We then corresponded with the FDA on August 24, 2010 and September 13, 2010 with a plan to address the FDA’s concerns about our convenience-packed products. We agreed to remove from our patient materials and promotional materials a claim that the co-administration of our medical foods with the prescription drug could reduce the dose of the prescription drug. We further agreed to refrain from providing any materials that would promote any off-label use of a prescription drug, including both indication and dose of the drug. There is no certainty whether the FDA will raise additional objections about our convenience-packed products. As of the date of this prospectus, we continue to provide the components of the convenience packs to our physician clients and they assemble the convenience packs for their patients. We have found that providing the various components and permitting our physician clients to assemble the convenience packs at the time they are dispensed to the patient is more convenient and cost effective. For a more complete discussion of the FDA warning letter and the Company’s relations with the FDA with respect to the FDA warning letter, please see the section of this prospectus titled “Business — Government Regulation — FDA Warning Letter”.

Pricing Pressure

We may be subject to pricing pressures with respect to our future sales arising from various sources, including policies of health insurance companies and pharmacy benefits managers and government action affecting pharmaceutical reimbursement under Medicare and Medicaid. Future government actions could limit government spending for the Medicare and Medicaid programs, limit payments to physicians and other providers and increase emphasis on competition and other programs that potentially could have an adverse effect on our customers and the other entities with which we have a business relationship. If our pricing experiences significant downward pressure, our business will be less profitable and our results of operations would be adversely affected. In addition, because cash from sales funds some of our working capital requirements, reduced profitability could require us to raise additional capital sooner than we would otherwise need.

Business Model

We sell medical foods and generic and branded pharmaceuticals through employed sales representatives and independent distributors. Product sales are invoiced upon shipment at Average Wholesale Price (“AWP”), which is a commonly used term in the industry, which invoices include reductions for rapid pay discounts, under four models:

Revenue Models

•	Physician Direct Sales Model (1% of revenue in 2010 and 1% of revenue in 2009): Under this model, a physician purchases products from TMP but does not retain CCPI’s services. TMP invoices the physician upon shipment under terms which allow a significant rapid pay discount for payment within discount terms in accordance with the product purchase agreement. The physicians dispense the product and perform their own claims processing and collections. TMP recognizes revenue under this model on the date of shipment at the gross invoice amount less the anticipated rapid pay discount offered in the product purchase agreement. The physician is responsible for payment directly to TMP.
º	Example 1: Physician has a purchase agreement with TMP with a rapid pay discount of 60% if payment is received within 120 days. Physician orders and TMP ships 100 bottles of product (with a $100 per bottle AWP price) on February 15th. TMP issues an invoice on February 15th for $10,000, subject to a rapid pay discount of 60% if paid within terms and records that invoice as $4,000 of revenue and accounts receivable. Physician is responsible for payment for our products directly to TMP.
•	Distributor Direct Sales Model (19% of revenue in 2010 and 61% of revenue in 2009): Under this model, a distributor sells products to a physician and the phsycian does not retain CCPI’s services. TMP invoices distributors upon shipment under terms which allow a significant rapid pay discount for payment within discount terms in accordance with the product purchase agreement. The distributor sells the products to physicians. TMP recognizes revenue under this model on the date of shipment at the gross invoice amount less the anticipated rapid pay discount offered in the product purchase agreement.
º	Example 2: Distributor has a purchase agreement with TMP with a rapid pay discount of 70% if payment is received within 120 days. Distributor orders and TMP ships 100 bottles of product (with a $100 per bottle AWP price) on February 15th. TMP issues an invoice on February 15th for $10,000, subject to a rapid pay discount of 70% if paid within terms and records that invoice as $3,000 of revenue and accounts receivable. The distributor is responsible for payment directly to TMP.
•	Physician Managed Model (70% of revenue in 2010 and 28% of revenue in 2009): Under this model, a physician purchases products from TMP and retains CCPI’s services. TMP invoices physician upon shipment to physician under terms which allow a significant rapid pay discount for payment received within terms in accordance with the product purchase agreement which includes a security interest for TMP in the products and receivables generated by the dispensing of the products. TMP recognizes revenue under this model on the date of shipment at the gross invoice amount less the anticipated rapid pay discount offered in the product purchase agreement. The physician also executes a billing and claims processing services agreement with CCPI for billing and collection services relating to our products (discussed below). CCPI submits a claim for reimbursement on behalf of the physician client. The CCPI fee and product invoice amount are deducted from the reimbursement received by CCPI on behalf of the physician client before the reimbursement is forwarded to the physician client. In the event the physician fails to pay the product invoice within the agreed term, we can deduct the payment due from any of the reimbursements received by us on behalf of the physician client as a result of the security interest we obtained in the products we sold to the physician client and the receivables generated by selling the products in accordance with our agreement.
º	Example 3: Physician has a purchase agreement with TMP with a rapid pay discount of 40% if payment is received within 360 days and a billing and claims processing services agreement with CCPI which calls for a 20% service fee. Physician orders and TMP ships 100 bottles of product (with a $100 per bottle AWP price) on February 15th. TMP issues an invoice on February 15th for $10,000, subject to a rapid pay discount of 40% and records that invoice as $6,000 of revenue and accounts receivable. On February 25th, Physician prescribes and dispenses 10 bottles of product to a patient and enters the dispensing information into the PDRx dispensing software. CCPI prepares and forwards the claim to the insurer on behalf of the physician at the AWP price (total $1,000) and follows the claim through collection. On December 10th, CCPI receives a collection for the claim for the ten bottles dispensed to the patient from the insurer in the amount of $980, which amount belongs to the physician client. CCPI deducts a $196 service fee, $600 for TMP for the product invoice and forwards the remaining $184 to the physician.
•	Hybrid Model (10% of revenue in 2010 and 11% of revenue in 2009): Under this model, a distributor sells product to a physician and the physician retains CCPI’s services. TMP invoices distributors upon shipment under terms which allow a significant rapid pay discount for payment received within terms in accordance with the product purchase agreements. TMP recognizes revenue under this model on the date of shipment at the gross invoice amount less the anticipated rapid pay discount offered in the product purchase agreement. Distributors sell the products to physicians and collect the purchase price from the physician client directly. The physician client of the distributor executes a billing and claims processing services agreement with CCPI for billing and collection services (discussed below). The CCPI fee is deducted from the reimbursement received by CCPI on behalf of the physician client before the reimbursement is forwarded to the physician client.
º	Example 4: Distributor has a purchase agreement with TMP with a rapid pay discount of 58% if payment is received within 360 days and Physician has a billing and claims processing services agreement with CCPI which calls for a 20% service fee. Distributor orders and TMP ships 100 bottles of product (with a $100 per bottle AWP price) on February 15th. TMP issues an invoice on February 15th for $10,000, subject to a rapid pay discount of 58% and records that invoice as $4,200 of revenue and accounts. On February 20th, Distributor sells the product to physician. On February 25th, physician prescribes and dispenses 10 bottles of product to a patient and enters the dispensing information into the Company’s PDRx dispensing software. CCPI prepares and forwards the claim to the insurer on behalf of the physician at the AWP price (total $1,000) and follows the claim through collection. On December 10th, CCPI receives a collection on behalf of the physician for the claim for the ten bottles dispensed to the patient from the insurer in the amount of $980. CCPI deducts a $196 service fee and forwards the remaining $784 to the physician. The physician client is independently responsible to the distributor for payment of the products purchased.

CCPI receives no revenue in the physician direct or distributor direct models because it does not provide collection and billing services to the physician clients.

In the physician managed model and in the hybrid model, CCPI has a billing and claims processing service agreement with the physician client relating to our products. That agreement includes a service fee defined as a percentage of collections on all claims plus all or a portion of any penalties and interest collected. CCPI prepares the claim on behalf of the physician and administers the claim through collection. Collections from commercial insurers generally occur within 90 days. While ultimate collectability of workers’ compensation claims is very high, most workers’ compensation claims are denied on first claim attempt and can take from 45 days to four years to collect. The initial denial begins a process of correspondence designed to clear denial objections, submission of workers’ compensation lien filings against insurer settlements on behalf of physicians and settlement hearings. Because fees are only earned by CCPI upon collection of the claim and the fee is not determinable until the amount of the collection of the claim is known, CCPI recognizes revenue at the time that collections are received. In examples 3 and 4 above, CCPI recognized $196 of revenue in each case on December 10th since that was the date of collection and the fee CCPI received was based upon actual collections.

The impact of this extended collection cycle on CCPI is that revenue and receipt of revenue are delayed until collection of the claims on behalf of the physician. This has a direct impact on CCPI’s revenue and cash flow because CCPI’s revenue is recognized upon receipt of the claims collection on behalf of the physician. The long collection cycle does not directly impact TMP’s revenue from the sale of products because TMP recognizes revenue upon shipment to the physician clients and the physician client is obligated to pay the purchase price for the products within the prescribed terms whether or not the physician client has received reimbursement for the claims submitted. It does, however, impact the cash flow for TMP since most physician invoices are paid from the proceeds of claims managed on behalf of the physicians. The result is that invoices due from the physicians to TMP can have a long collection cycle even though revenue is recognized upon shipment of product.

No returns of product are allowed except products damaged in shipment, which has been insignificant.

The rapid pay discounts to the AWP offered to the physician or distributor, under the business models described above, vary based upon the expected payment term from the physician or distributor. The discounts are derived from the Company’s historical experience of the collection rates from internal sources and updated for facts and circumstances and known trends and conditions in the industry, as appropriate. As described in the business models above, we recognize provisions for rapid pay discounts in the same period in which the related revenue is recorded. We believe that our current provisions appropriately reflect our exposure for rapid pay discounts. These rapid pay discounts, have typically ranged from 40% to 83% of Average Wholesale Price and we have monitored our experience ratio periodically over the prior twelve months and have made adjustments as appropriate.

Results of Operations

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

	December 31, 2010	% of Total Sales	December 31, 2009	% of Total Sales
Revenue
Product	$18,037,273	94.36%	$11,494,141	94.22%
Service	1,078,166	5.64%	705,074	5.78%
Total Revenue	19,115,439	100%	12,199,215	100%
Cost of Product Sales	1,228,722	6.43%	1,257,727	10.31%
Cost of Services Sold	1,343,770	7.03%	208,541	1.71%
Total Cost of Sales	2,572,492	13.46%	1,466,268	12.02%
Gross Profit	16,542,947	86.54%	10,732,947	87.98%
Research and Development	320,106	1.67%	21,599	.18%
Selling	420,545	2.20%	163,743	1.34%
Compensation Expense	3,434,081	17.96%	2,973,612	24.38%
General and Administrative	3,005,332	15.73%	1,815,289	14.88%
Total Operating Expenses	7,180,064	37.56%	4,974,243	40.78%
Net Income Before Other Income and Taxes	9,362,883	48.98%	5,758,704	47.20%
Other Income	737,409	3.86%	7,180	.06%
Deferred Income Tax (Expense) Benefit	894,221	4.68%	(1,742,500)	-14.28%
Income Taxes	(5,186,252)	-27.13%	(40,505)	-.33%
Net Income	5,808,261	30.39%	3,982,879	32.65%
Unrealized Gain (Loss) on Investments	5,189	.03%	(1,980)	-.02%
Comprehensive Income	$5,813,450	30.36%	$3,980,899	32.63%

Revenue

Total revenue for the year ended December 31, 2010 increased $6,916,224, or 57%, to $19,115,439 from $12,199,215 for the year ended December 31, 2009. Product revenue increased $6,543,132 or 57% from the prior year from $11,494,141 to $18,037,273. Unit volume for the year ended December 31, 2010 was relatively unchanged from the year ended December 31, 2009 and the increase in revenue is mostly attributed to a price increase late in 2010 and the shift in customers from the direct sales to distributor model where discounts are higher to the physician managed model where we attain higher net revenue per product sold due to lower discounts. During 2010, we experienced a 67% increase in the number of physicians in the physician managed and the hybrid models and the percentage of revenue from the physician managed and the hybrid models increased from 39% to 63%. Service revenue increased $373,092, or 53%, from $705,074 in the prior year to $1,078,166 due to an increase in collections on behalf of physician clients by CCPI, our billing and claims collection subsidiary. This increase in collections primarily resulted from an increased amount of managed accounts receivable by CCPI on behalf of physician clients. Management expects that the price increase instituted in late 2010 will lead to increased product revenue going forward and increased service revenue because service revenue is a percentage of claims collected on behalf of the physician client which are likely to be reimbursed at the higher product price.

Cost of Goods Sold

Our products are manufactured by a third party. Although product revenue increased by 57% from $11,494,141 for the year ended December 31, 2009 to $18,037,273 for the year ended December 31, 2010, the cost of products sold decreased $29,005, or 2%, from $1,257,727 to $1,228,722 and the percentage of cost of goods sold to product revenue decreased from 6.4% to 6.8% in those periods. The cost of goods sold in dollars did not change because the number of units remained relatively flat. Discounts allowed to distributors on sales of product are higher than the discounts allowed to physicians in our physician managed model. As a result, the cost of goods sold as a percentage of revenue is higher for sales to distributors than it is for direct sales to physicians on managed accounts. In 2010, we continued shifting our customer base to the physician managed model thereby decreasing the effective cost of goods sold as a percentage of revenue. We anticipate that revenue from managed accounts will continue to grow faster than from distributor accounts. Cost of goods sold excludes depreciation since all production is outsourced to a third party and stored at an outsourced facility.

The Company purchases its medical food manufacturing services from a single source. The Company is dependent on the ability of this vendor to provide inventory on a timely basis. The loss of this vendor or a significant reduction in product availability and quality could have a material adverse effect on the Company. While the Company keeps at least a two months inventory on hand, it could take between two and six months to set up and test a new supplier, leading to up to four months of product backorder. The Company’s relationship with this vendor is in good standing and the expiration date of the contract is December 31, 2011.

Cost of Services Sold

The cost of services sold increased $1,135,229, or 544%, from $208,541 for the year ended December 31, 2009 to $1,343,770 for the year ended December 31, 2010 and the percentage of service revenue increased from 30% to 120% in those periods. These costs increased primarily because we increased our collections staff to handle increased revenue and outstanding claims that we expect to be collected in future periods.

Operating Expenses

Operating expenses for the year ended December 31, 2010 increased $2,205,821, or 44%, to $7,180,064 from $4,974,243 for the year ended December 31, 2009 and decreased from 40.8% of revenue to 37.6% of revenue. Operating expenses consist of research and development expense, selling expenses and general and administrative expenses and these increases are further described below.

Research and Development Expense

Research and development expenses for the year ended December 31, 2010 increased $298,507, or 1,382%, to $320,106 from $21,599 for the year ended December 31, 2009 and increased from .2% of revenue to 1.7% of revenue. The level of expense varies from year to year depending on the number of clinical trials that we have in progress. Our research and development costs are substantially less than conventional single-molecule pharmaceutical companies because the ingredients in our medical foods are Generally Recognized As Safe, or “GRAS” pursuant to the Federal Food, Drug and Cosmetic Act of 1938, as amended, and FDA rules promulgated thereunder. Accordingly, the safety studies, which are the most costly part of pharmaceutical development, do not have to be performed for our products. Each clinical study of 100 patients costs approximately $300,000 to $500,000 per study and usually includes prepayment of contract amounts. The studies are outsourced to clinical research organizations of ten sites per study to achieve independence and study sites must maintain data sets for many years. We record the prepayment as a prepaid expense and amortize the prepayment into research and development expense over the period of time the contracted research and development services are performed. Most contract research agreements include a ten year records retention and maintenance requirement. Typically, we expense 50% of the contract amount upon completion of the clinical trials and 50% over the remainder of the record retention requirements under the contract.

Selling Expense

Selling expenses for the year ended December 31, 2010 increased $256,802, or 156%, to $420,545 from $163,743 for the year ended December 31, 2009 and increased from 1.3% of revenue to 2.2% of revenue. The increase was primarily due to increased commissions paid to sales representatives based on our growth in revenue and the increased proportion of sales direct to physicians compared to sales to distributors for which we do not incur commissions.

Compensation Expense

Compensation expenses for the year ended December 31, 2010 increased $460,469, or 15%, to $3,434,081 from $2,973,612 for the year ended December 31, 2009 and decreased from 24.4% of revenue to 18.0% of revenue. This increase in compensation expenses was due to an increase in hiring for IT functions and general operations in addition to hiring for sales functions to support our growth in revenue. The decrease as a percentage of revenue resulted from revenue growing faster than the increase in compensation costs.

General and Administrative Expense

General and administrative expense, including facility expenses, professional fees, marketing, office expenses, travel and entertainment for the year ended December 31, 2010 increased $1,190,043, or 66%, to $3,005,332 from $1,815,289 for the year ended December 31, 2009 and increased from 14.9% of revenue to 15.7% of revenue. The increase in general and administrative expense was primarily due to a $540,098 increase in professional fees, a $518,470 increase in bad debts expense as we recognized an allowance at December 31, 2010 compared to no allowance as of December 31, 2009 and a $103,610 increase in depreciation and amortization from assets placed into service in late 2009 and in 2010. Professional fees for the year ended December 31, 2010 increased $540,097 or 52% to $1,571,980 from $1,031,883 for the year ended December 31, 2009 and decreased from 8.5% of revenue to 8.2% of revenue. The increase in professional fees was due to an increase in costs for legal and accounting services as we prepared to become a public company and an increase in legal fees related to regulatory compliance.

Other Income

Other Income for the year ended December 31, 2010 increased $730,229 to $737,409 from $7,180 for the year ended December 31, 2009 and increased from .1% of revenue to 3.9% of revenue. This increase was due to grants received from the Internal Revenue Service and the Department of Health and Human Services for our Qualified Therapeutic Discovery Project in the year ended December 31, 2010 of $733,439 compared to none in the previous year.

Current and Deferred Income Taxes

Combined Current and Deferred Income Taxes for the year ended December 31, 2010 increased $2,509,026, or 140%, to $4,292,031 from $1,783,005 for the year ended December 31, 2009 and increased from 14.6% of revenue to 22.5% of revenue. The increase was primarily due to the increase in Net Income Before Taxes and an increase in the effective tax rate from 30.9% to 42.5%. Through December 31, 2009, we reported income to the Internal Revenue Service on the cash basis. Beginning with the year ended December 31, 2010, we will report our taxable income on the accrual basis as, for the year ended December 31, 2010, we surpassed the gross receipts threshold set in the Internal Revenue Code of 1986, as amended, which requires a switch from cash to accrual method. The impact of this change in reporting method is that more income taxes are current under the accrual method compared to deferred under the cash method. Income Taxes for the year ended December 31, 2010 were $5,186,252 compared to $40,505 for the year ended December 31, 2009 and Deferred Income Taxes declined from an expense of $1,742,500 for the year ended December 31, 2009 to a benefit of $894,221 for the year ended December 31, 2010

Net Income

Net Income for the year ended December 31, 2010 increased $1.8 million, or 46%, to $5.8 million from $4.0 million for the year ended December 31, 2009. The increase in net income was primarily due to a $6.9 million increase in revenue and a $.7 million increase in grant income partially offset by a $1.1 million increase in cost of sales, a $2.2 million increase in operating expenses and a $2.5 million increase in income taxes.

Financial Condition

Our working capital of $13.7 million as of December 31, 2010 increased $1.7 million from our December 31, 2009 working capital of $12.0 million. The $9.5 million increase in accounts receivable from $10.6 million on December 31, 2009 to $20.1 million on December 31, 2010 was a result of increased revenue in the year ended December 31, 2010 compared to the year ended December 31, 2009. This increase was partially offset by a $6.3 million increase in taxes payable and deferred tax liability and a $1.1 million increase in accounts payable and accrued expenses as we had more outstanding invoices and accrued commissions at December 31, 2010 compared to December 31, 2009.

Accounts Receivable

See the “Business Model” discussion above and the discussions of “Revenue Recognition”, “Long Term Accounts Receivable”, and “Allowance for Doubtful Accounts” under the “Critical Accounting Policies” discussion below. Under the Company’s physician managed model and hybrid model, CCPI performs billing and collection services on behalf of the physician and deducts the amount due from the physician client to TMP for product purchases and the CCPI fee upon collection of claims and before the reimbursement is forwarded to the physician client. Extended collection periods are typical in the workers’ compensation industry with payment terms extending from 45 days up to four years. The physician remains personally responsible for payment of all purchases of product from TMP and, during this long collection cycle, TMP retains a security interest in all products sold to the physician and the claims receivable that result from sales of the products by the physician. CCPI maintains an accounting of all managed accounts receivable on behalf of the physician and regularly reports to the physician. TMP bad debts for each business model are recognized on the allowance method based on historical experience, contractual payment terms and management’s evaluation of outstanding accounts receivable. Included in this analysis is a comparison of the total amount of all invoices due from the physician to TMP for products purchased to all outstanding claims in the managed accounts receivable on behalf of the physician. To the extent that the amount due from the physician to TMP for product purchases exceeds the expected collectible value of outstanding claims in the managed accounts receivable, management takes additional measures including withholding additional amounts due to the physician client under the billing and collection services agreement.

As of December 31, 2010, TMP maintained an accounts receivable balance for one physician practice of $2,982,118 in excess of the CCPI managed accounts receivable on behalf of that physician. The December 31, 2009 excess of accounts receivable over managed accounts receivable was $1,230,000. In 2011, the Company began withholding one-third of all amounts due to the physician from CCPI under the billing and services agreement until the balance is paid in full.

Liquidity and Capital Resources

We have historically financed operations through cash flows from operations as well as equity transactions. At December 31, 2010, our principal source of liquidity was $795,914 in cash and $244,000 in investments. We expect additional liquidity from net income from operations and collections of accounts receivable. For the year ended December 31, 2010, we passed the threshold set by the tax code under which a corporation is required to switch from the cash method of reporting income to the accrual method. As of December 31, 2010, we recorded current income taxes payable of $5,054,635 and current deferred income tax liabilities of $1,287,776. We filed our tax returns in April 2011 and expect to enter into discussions with the Internal Revenue Service and the California Department of Revenue to arrange extended payment terms on the balance due for 2010. Although the regulations provide for such a possibility there can be no assurance that we will reach an acceptable agreement for the extension of time for payment of these taxes. In addition, we will need to make estimated tax payments during 2011 for the year ending December 31, 2011 in amounts to be determined upon completion of the 2010 tax return and estimates of the expected taxable income for the year ending December 31, 2011.

On January 31, 2011, we consummated our Reorganization and are exploring sources of debt and equity capital funding. On October 5, 2010, we entered into an engagement agreement with Sunrise Securities Corp. for a firm commitment underwriting of a $20 million minimum to $30 million maximum financing, with a 15% overallotment, of our common stock. We filed a registration statement on Form S-1 with the Securities and Exchange Commission on February 14, 2011 relating to the Company’s initial public offering, of which this prospectus forms a part, which registration statement has not been declared effective. We have also engaged in discussions with debt capital providers and are continuing with the due diligence process. Although there can be no assurance that we will be able to secure funding on terms acceptable to us, management believes that, based on the above factors, we will have adequate resources to fund our operations for the next twelve months.

Net cash provided by operating activities for the years ended December 31, 2010 and 2009 was $579,400 and $890,537, respectively. Because our collection cycle can be long due to the workers’ compensation collection cycle, our increase in revenue and net income translated into a large increase in accounts receivable and a smaller increase in cash provided by operations. The increase in accounts receivable and potential collections by CCPI are expected to benefit cash flow in future years as we reach the point in the collection cycle where the revenue generated in 2010 is collected (but we will likely incur a similar phenomenon in future years if revenue is increasing dramatically). For the year ended December 31, 2010, we experienced a $1.2 million decrease in cash flows from operations from the combination of $5.8 million of net income, a $5.0 million increase in taxes payable, a $1.1 million decrease in deferred income taxes, a $.2 million decrease in deferred tax asset and a $11.1 million increase in accounts receivable. The $1.2 million decrease was offset by a $1.1 million increase in accounts payable, $.3 million of depreciation and amortization and $.4 million of changes in other accounts. The $.9 million increase in cash provided by operating activities during the year ended December 31, 2009 was primarily due to $4.0 million of net income and a $1.7 million increase in deferred income taxes partially offset by a $5.0 million increase in accounts receivable.

Net cash used by investing activities was $404,702 and $1,382,002 for the years ended December 31, 2010 and 2009, respectively. During 2010 and 2009, we incurred internal software development costs for our PDRx claims management and collection system of $510,188 and $381,747, respectively and purchased property and equipment of $196,567 and $456,995, respectively. Historically, capital expenditures have been financed by cash from operating activities. We used excess operating cash to purchase $543,260 of investments in 2009 and sold $302,053 of investments in 2010. All purchases were of highly liquid market investments.

Net cash provided by financing activities in the year ended December 31, 2010 was a $300,000 note receivable from the Targeted Medical Pharma Profit Sharing Plan. There were no financing activities in the year ended December 31, 2009 that provided any cash.

The Company is planning for future growth including investments beyond cash flow expected to be generated from current operations. Any significant growth will likely require significant additional expenditures, capital investments and operating capital. We may also pursue expansion through acquisition, joint venture or other business combination with other entities in order to expand our distribution network. Although we have identified businesses with which we would like to hold discussions about developing a strategic relationship, there has been no contact with any potential target. We are exploring sources of debt and equity capital funding for these growth plans. There can be no assurance that we will be able to secure funding on terms acceptable to us and may have to curtail these expansion plans.

As of December 31, 2010 three physician clients constituted 39%, 16% and 13%, respectively of our outstanding accounts receivable.

Long term accounts receivable

As of December 31, 2010, TMP maintained an accounts receivable balance for one physician client practice of $2,982,119 in excess of the CCPI managed accounts receivable on behalf of that physician. The December 31, 2009 excess of accounts receivable over managed accounts receivable for this physician was $1,230,000. The physician’s billing and services agreement with CCPI provides for withholding one-third of all amounts due to the physician from CCPI collections on behalf of the physician until the balance is paid in full. This physician remains responsible for payment of invoices and continues to participate in the physician managed model. Management expects that these amounts will be collected as follows:

	Principal	Interest	Payment
2011 included in Accounts Receivable	$288,170	61,048	349,218
2012	$610,048	69,507	679,555
2013	1,300,640	44,861	1,345,501
2014	601,738	6,107	607,845
Total Long Term Accounts Receivable	$2,512,426	$181,523	$2,982,119

Allowance for doubtful accounts

On December 31, 2010, four physicians under the physician managed model had invoices for product outstanding for an aggregate total of $1,083,000 in excess of the claims that CCPI was managing on their behalf plus product that remained in their inventory. All four remain in the program and are continuing to purchase and dispense product, thus generating additional claims to be collected. All four are subject to the terms of the contract which holds them liable for all product invoices regardless of collection of claims. Management believes that all of these balances are collectible but has elected to reserve an allowance approximately equal to 50% on these accounts receivable excesses. The allowance for Doubtful Accounts was $521,016 and $0 as of December 31, 2010 and December 31, 2009, respectively.

Please refer to the discussion of long term accounts receivable above for information relating to another account with an accounts receivable balance in excess of the claims being managed.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have a material current effect, or that are reasonably likely to have a material future effect, on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures, or capital resources.

Contractual Obligations

The Company leases its operating facility under a lease agreement expiring February 28, 2012 at the rate of $12,500 per month and several smaller storage spaces rented on a month-to-month basis. The Company, as lessee, is required to pay for all insurance, repairs and maintenance and any increases in real property taxes over the lease period on the operating facility.

Critical Accounting Policies

Principles of consolidation

The consolidated financial statements include accounts of TMP and its wholly owned subsidiary, CCPI, collectively referred to as “the Company”. All significant intercompany accounts and transactions have been eliminated in consolidation. In addition, TMP and CCPI share the common operating facility, certain employees and various costs. Such expenses are principally paid by TMP. Due to the nature of the parent and subsidiaries relationship, the individual financial position and operating results of TMP and CCPI may be different from those that would have been obtained if they were autonomous.

Accounting estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Please refer to the “Business Model” section above for discussion on revenue recognition.

Allowance for doubtful accounts

Under the direct sales to physician, direct sales to distributor and hybrid models, product is sold under terms that allow substantial discounts (40-83%) for payment within terms. With such substantial discounts, it is rare that an invoice is not paid within terms and no allowance is calculated because they are booked at the discounted amount in accounts receivable and revenue. Under the Company’s physician managed model and hybrid model, CCPI performs billing and collection services on behalf of the physician client relating to our products and deducts the CCPI fee and product invoice amount from the reimbursement received by CCPI on behalf of the physician client before the reimbursement is forwarded to the physician client . Extended collection periods are typical in the workers’ compensation industry with payment terms extending from 45 days up to four years. The physician remains personally liable for purchases of product from TMP and, during this long collection cycle, TMP retains a security interest in all products sold to the physician along with the claims receivable that result from sales of the products. CCPI maintains an accounting of all managed accounts receivable on behalf of the physician and regularly reports to the physician. Bad debts are recognized on the allowance method based on historical experience, contractual payment terms and management’s evaluation of outstanding accounts receivable. Included in this analysis is a comparison of the total amount of all invoices due from the physician to TMP for products purchased to all outstanding claims in the managed accounts receivable on behalf of the physician. To the extent that the amount due from the physician to TMP for product purchases exceeds the expected collectible value of outstanding claims in the managed accounts receivable, management takes additional measures including withholding additional amounts due from monthly residual payments to physicians under the billing and collection services agreement. To the extent that these efforts are unsuccessful, the Company may seek legal action for payment directly from the physician under the contract, although the Company has not yet pursued this type of action.

In addition to the bad debt recognition policy above, it is also TMP’s policy to write down uncollectible loans and trade receivables when the payor is no longer in existence, is in bankruptcy or is otherwise insolvent. In such instances our policy is to reduce accounts receivable in the uncollectible amount and to proportionally reduce the allowance for doubtful accounts.

Inventory valuation

Inventory is valued at the lower of cost (first in, first out) or market and consists primarily of finished goods.

Impairment of long-lived assets

The long-lived assets held and used by the Company are reviewed for impairment no less frequently than annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability is performed. No asset impairment was recorded at December 31, 2010 or at December 31, 2009.

Intangible assets

Indefinite lived intangible assets are measured for impairment at least annually, and more often when events indicate that an impairment may exist. Intangible assets with finite lives, including patents and internally developed software (primarily the Company’s PDRx software), are stated at cost and are amortized over their useful lives. Patents are amortized on a straight line basis over their statutory lives, usually fifteen to twenty years. Internally developed software is amortized over three to five years. Intangible assets with indefinite lives are tested annually for impairment, during the fiscal fourth quarter and between annual periods, if impairment indicators exist, and are written down to fair value as required.

Fair value of financial instruments:

The Company’s financial instruments are accounts receivable and accounts payable. The recorded values of accounts receivable and accounts payable approximate their values based on their short term nature.

Income taxes

The Company determines its income taxes under the asset and liability method. Under the asset and liability approach, deferred income tax assets and liabilities are calculated and recorded based upon the future tax consequences of temporary differences by applying enacted statutory tax rates applicable to future periods for differences between the financial statements carrying amounts and the tax basis of existing assets and liabilities. Generally, deferred income taxes are classified as current or non-current in accordance with the classification of the related asset or liability. Those not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. Valuation allowances are provided for significant deferred income tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company recognizes tax liabilities by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized, and also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. To the extent that the final tax outcome of these matters is different than the amount recorded, such differences impact income tax expense in the period in which such determination is made. Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in income tax expense.

Stock-Based Compensation

The Company accounts for stock option awards in accordance with ASC 718. Under ASC 718, compensation expense related to stock-based payments is recorded over the requisite service period based on the grant date fair value of the awards. Compensation previously recorded for unvested stock options that are forfeited is reversed upon forfeiture. The Company uses the Black-Scholes option pricing model for determining the estimated fair value for stock-based awards. The Black-Scholes model requires the use of assumptions which determine the fair value of stock-based awards, including the option’s expected term and the price volatility of the underlying stock.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of ASC 505-50. Accordingly, the measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement. Stock-based compensation is a non-cash expense because we settle these obligations by issuing shares of our common stock from our authorized shares instead of settling such obligations with cash payments.

Income Per Share

The Company utilizes FASB ASC 260, “Earnings per Share”. Basic income (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted-average number of common shares outstanding. Diluted income (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Common equivalent shares are excluded from the computation if their effect is anti-dilutive.

The following potential common shares have been excluded from the computation of diluted net income (loss) per share for the periods presented where the effect would have been anti-dilutive:

At December 31,	2010	2009
Options outstanding	291,347	0

Research and development

Research and development costs are expensed as incurred. In instances where we enter into agreements with third parties for research and development activities we may prepay fees for services at the initiation of the contract. We record the prepayment as a prepaid asset and amortize the asset into research and development expense over the period of time the contracted research and development services are performed. Most contract research agreements include a ten year records retention and maintenance requirement. Typically, we expense 50% of the contract amount within the first two years of the contract and 50% over the remainder of the record retention requirements under the contract based on our experience on how long the clinical trial service is provided.

BUSINESS

Overview of Our Business

Targeted Medical Pharma, Inc. is a specialty pharmaceutical company that develops and commercializes nutrient- and pharmaceutical-based therapeutic systems. We began our operations as Laboratory Industry Services LLC, a Nevada limited liability company, which was founded in 1996 by Elizabeth Charuvastra, our Executive Chairman and Vice President of Regulatory Affairs, and William E. Shell, MD, our Chief Executive Officer and Chief Scientific Officer. Laboratory Industry Services is an independent diagnostic testing facility. In 1999, Ms. Charuvastra and Kim Giffoni, our Executive Vice President of Foreign Sales and Investor Relations, co-founded Targeted Medical Foods, a California general partnership, which was converted into a California limited liability company in 2002, to develop medical food products. In 2003, Targeted Medical Foods formed Physician Therapeutics LLC, a Nevada limited liability company and a majority-owned subsidiary of Targeted Medical Foods, to distribute medical food products. In 2006, Targeted Medical Foods reorganized as a Delaware corporation and changed its name to Targeted Medical Pharma, Inc. Physician Therapeutics LLC and Laboratory Industry Services LLC became divisions of Targeted Medical Pharma, Inc. In 2007, we formed Complete Claims Processing Inc., a California corporation and our wholly-owned subsidiary, as a specialty billing services company to provide billing services relating to our products dispensed by physician clients.

We develop and sell a line of patented prescription medical food products that are currently distributed in the United States through a network of distributors and directly to physicians who dispense medical foods and other pharmaceutical products through their office practices. Our proprietary patented technology uses a five component system to allow uptake and use of these important neurotransmitter precursors to produce the neurotransmitters that control autonomic nervous system function such as sleep and pain perception. The neurotransmitters addressed by our patents include nitric oxide, acetylcholine, serotonin, norepinephrine, epinephrine, dopamine and histamine. The technology addresses neuron specificity and elimination of attenuation, or tolerance that is characterized by the need for increased dosage. The combination of the neurotransmitters and their precise proportions allows for a wide range of products. There are five issued patents that cover aspects of the inventions.

We distribute medical foods and generic and branded pharmaceuticals to dispensing physicians in seven states (California, Nevada, Arizona, Illinois, Michigan, Florida and Pennsylvania). Our products are distributed in the United States by Physician Therapeutics, a division of our company (PTL). The medical foods are distributed to physicians as prescription-only medications and then dispensed to patients by their physicians.

We believe that medical foods will continue to grow in importance over the coming years. There is an increasing prevalence of chronic diseases that are candidates for treatment with neurotransmitter-based medical foods, such as sleep disorders in the elderly, Gulf War Illness, cognitive dysfunction, macular degeneration, and pulmonary disorders. Additionally, the aging population will see an increased incidence of intolerance to traditional drugs related to changes in metabolic function that lead to increased and more dangerous drug side effects. Congress, the Food and Drug Administration (FDA), the Center for Medicare & Medicaid Services and private insurance companies are focusing increased efforts on pharmacovigilance to measure and reduce these adverse health consequences. There is a high level of acceptance of medical foods as a therapy by patients, and the medical community is increasingly accepting that these therapeutic agents are viable alternatives to prescription drugs. Medical foods are neither dietary nor nutritional supplements. From a regulatory standpoint, the FDA took steps in 1988 to encourage the development of medical foods by regulating this product category under the Orphan Drug Act. The term medical food, as defined in Section 5(b) of the Orphan Drug Act is a “food which is formulated to be consumed or administered enterally under the supervision of a physician and which is intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation.” This definition was incorporated by reference into the Nutrition Labeling and Education Act of 1990.

These regulatory changes have reduced the costs and time associated with bringing medical foods to market, as beforehand medical foods were categorized as drugs until 1972 and then as “foods for special dietary purposes” until 1988. The field of candidates for development into medical foods is always expanding due to constant advances in the understanding of the science of nutrition and disease, coupled with advances in food technology increasing the number of products that can be formulated and commercialized.

We distribute our products through an internal sales staff and a network of independent distributors to approximately 940 physicians or physician groups in the United States. As of 2009, there were 940,000 physicians in the American Medical Association master file in the United States and, with recent reductions in physician reimbursements for medical services, many physicians are actively seeking additional sources of practice revenues. We act on behalf of the dispensing physician to secure contracts with third party payers and, through our proprietary software, can bill for dispensed drugs and medical food products. The average wholesale price (AWP) for medical food is set by us under the terms of our federal relabeler license. The AWP price is the price billed to the physician and the insurance company. Certain applicable timely payment discounts, insurance discounts and distributor discounts can reduce the net payable to us on behalf of the physician. At the time of sale, estimates for a variety of sales deductions such as rebates, discounts and product returns are recorded.

The traditional process for prescribing and delivering medications to patients is inefficient, unnecessarily costly and error-prone. The Institute of Medicine has estimated that between 44,000 and 98,000 people die each year because of medical mistakes, including errors in the prescription of drugs. Physicians write virtually all of the approximately three billion annual prescriptions, resulting in errors and necessitating millions of telephone inquiries from pharmacies for clarification and correction. The pharmacist or managed care organization checks this information only after the physician writes the prescription. The inability of pharmacists and managed care organizations to communicate with physicians at the time the physician is writing the prescription has made it difficult to manage pharmaceutical costs. The existing process further inconveniences the patient, who must travel from the physician’s office to a pharmacy and must often wait for the prescription to be filled.

We have developed and market nine core medical foods and 47 convenience-packed therapeutic systems consisting of a medical food and a generic pharmaceutical, which physicians can prescribe and dispense together. Our nine medical foods are identified in the table on page 55 and our 47 convenience-packed products are identified on page 58 of this prospectus.

A convenience-packed product is a box containing a 30-day supply of a generic pharmaceutical and a 30-day supply of a medical food product. The box is appropriately labeled and contains separate plain-english inserts providing patient information about the generic pharmaceutical and the medical food.

Following the receipt of the FDA warning letter on April 8, 2010 and to facilitate discussions with the FDA, we voluntarily stopped providing completed convenience packs. Instead, we supplied the components of the convenience packs to our physician clients and they could dispense the components packaged together to their patients. We provide our physician clients an appropriately labeled box containing the medical food product and a package insert. The physician purchases the pharmaceutical and assembles the convenience pack at the time of dispensing. The PDRx system prints the box label and patient instructions. After we stopped assembling convenience-packed products, sales of individual medical foods and pharmaceutical products rose to make up for the loss of sales of convenience packs and our overall revenue was not impacted. As of the date of this prospectus, we continue to provide the components of the convenience packs to our physician clients and they assemble the convenience packs for their patients. We have found that providing the various components and permitting our physician clients to assemble the convenience packs at the time they are dispensed to the patient is more convenient and cost effective.

Our convenience-packed therapeutic systems address pain syndromes, sleep disorders, hypertension and metabolic syndromes. We developed these convenience-packed products at the request of physician clients to allow for the administration of the appropriate FDA-approved dose of a drug co-administered with a medical food that optimizes the use of the approved drug product under its approved labeling. Most often, the optimal dose co-administered with a medical food is the lowest FDA-approved and recommended dose that maintains the efficacy and reduces the side effects of the drug. Clinical practice, observation studies and independent controlled clinical trials have shown that co-administration of a pharmaceutical with a medical food product allows the physician to select the optimal dose of both agents. To date, three independent, double blind randomized controlled trials have been conducted using co-administration of a drug and a medical food product. The trials included the study of trazadone with the medical food product Sentra PM to measure responses in patients with sleep disorders. Another study included the co-administration of naproxen with the medical food product Theramine to measure responses in patients with chronic, established back pain. The third study used the co-administration of ibuprofen with the medical food product Theramine to measure the responses in patients with chronic, established back pain. These clinical trials were on specific convenience-packed products Trazamine, Theraproxen and Theraprofen. These double blind controlled trials yielded positive results in the areas of pain and sleep disorders. In these trials, drug side effects were reduced at the lowered drug doses. We have also performed a cost effectiveness analysis of gastrointestinal side-effect reduction comparing Theramine to NSAIDS. The analysis shows that by shifting pain management to Theramine base management and reducing the incidence of gastrointestinal hemorrhage associated with NSAID administration substantial savings to the health care system can be achieved. All convenience-packed drugs are within the FDA-approved label dose. These convenience packs are registered in the FDA National Drug Code (NDC) database and all convenience-packed products have been routinely reimbursed by third party payers.

In October 2010, we were awarded three grants under the Qualified Therapeutic Discovery Project tax credit totaling approximately $733,000 by the U.S. federal government for our work completed in 2010 and which the Company uses to continue work on its existing projects. The Qualified Therapeutic Discovery Project tax credit, which a recipient may elect to receive as a grant as we did, was enacted as part of the Patient Protection and Affordable Care Act of 2010 and established a pool for grants to small biotechnology companies developing novel therapeutics which show potential to (a) result in new therapies that either treat areas of unmet medical need, or prevent, detect, or treat chronic or acute diseases and conditions, (b) reduce long-term health care costs in the United States, or (c) significantly advance the goal of curing cancer within the next 30 years.

The market for the sale of prepackaged medications to physicians for on-site point-of-care dispensing includes medications distributed for general medical practice, occupational health, workers compensation, urgent care and pain clinics. On-site dispensing offers healthcare providers the opportunity to improve financial performance by adding an incremental source of revenue and reducing expenses related to prescription transmission, communications with pharmacists and billing and processing. From a patient’s perspective, the dispensing of medications at the point-of-care provides an increased level of convenience, privacy and treatment compliance. Patients who do not wish to receive medicines dispensed at the point-of-care are able to access our products through selected pharmacies who order product directly from us.

We support our physician clients with a proprietary pharmacy claims processing service specifically designed for billing and collecting insurance reimbursement from private insurance, workers compensation and Medicare for our proprietary prescription-only products, therapeutic systems, generic and branded drugs. Our wholly-owned subsidiary, Complete Claims Processing Inc., provides this service to physician offices for the specific purpose of optimizing insurance reimbursement for dispensed pharmaceutical products.

We have developed a proprietary billing system based on recent advances in Cloud computing. Cloud computing is a technology that uses the internet and central remote servers to maintain data and applications. Cloud computing allows businesses to use applications without installation and access files at any computer with internet access. This technology allows for much more efficient computing by centralizing storage, memory, processing and bandwidth while remaining in compliance with all laws and regulations relating to protected health information.

Each physician client purchases from us a “Thin Client” device directly connected to our servers. A “Thin Client” device is an internet portal terminal. It looks like a computer but has minimal memory and no hard drive. The “Thin Client” connects each physician to our central servers, on which all data concerning the physician’s dispensing and billing are kept. These central servers are used to serve multiple clients such that a change in our proprietary billing software will be reflected immediately on all “Thin Client” devices. This system also allows information to be delivered directly to us for purposes of future sales and educational content. Each physician’s use of controlled substances is documented and reported to the Drug Enforcement

Administration as required by law. This system is covered by a patent application that is hoped to mature into an issued patent in the near future. We are awaiting the United States Patent and Trademark Office’s (USPTO) examination of the latest filed response to an Office Action in this application and expect to receive further communication from the USTPO on or before June 27, 2011. Also, an additional continuation-in-part patent application is pending covering method processes of the same technology and we are awaiting receipt of the examination results of this patent application from the USPTO, which we expect to receive on or before February 13, 2012.

Over the next two years, we plan to expand our medical foods business into products that address the nutritional management of macular degeneration, depression, osteoporosis, inflammatory syndromes, cardiovascular syndromes, Parkinson’s disease, addiction, and bacterial infections. The Company is in various stages of development on a variety of products. There are no clinical studies in place currently, but the Company has begun background research and we have extensive literature reviews in process with respect to certain of such products. The costs of this expansion, including the cost of research and development, can vary dramatically from product to product and we do not have formal estimates on project costs at this point in time. We cannot assure you that any of these products will be marketed by the Company.

Our Business Strategy

Our objective is to become the leading provider of medication solutions based on our patented therapeutic systems for improved patient outcomes and point-of-care tools designed to automate the physician’s work flow.

Our strategy to achieve this objective includes the following:

•	Accelerating sales of our medication management solutions through expansion of marketing efforts, conversion of traditional dispensing-only physician clients to the PDRx system and development of strategic alliances with physician practice management system vendors and managed care organizations.
•	Increasing customer utilization of our medication management products to enhance the patient care and practice revenue for physicians through a combination of quality customer service, physician and ancillary staff education and development of specific disease management solutions.

Distinguishing Characteristics of Our Products and Services

•	Unique medical food and medical food convenience packs therapeutic systems
º	We sell nine core medical food products using patented technology that uses amino acids to produce and modulate neurotransmitters in specific diseases. Convenience packs contain a pharmaceutical and a medical food product as a therapeutic system.
•	Development of practice-specific formularies
º	Each medical practice is involved in the management of patients with specific diseases. A formulary of medical food products and pharmaceutical therapies is developed for specific individual medical practices.
•	Branded and generic pharmaceuticals
º	We manage the ordering, delivery, dispensing and tracking of branded and generic drugs in each physician client’s practice.
•	PDRx medication management solutions
º	PDRx is our proprietary computer program used to facilitate and track dispensed medical food and drug products in a physician client’s practice. PDRx facilitates a physician client’s management of inventory and the dispensing physician is alerted to replenish products as necessary.

•	Claims processing to insurance payers on behalf of customer physicians
º	Complete Claims Processing Inc. (CCPI) is our wholly-owned subsidiary that manages the billing of our medical food and drug products to third party payers on behalf of each physician client.
•	Claims collection management
º	CCPI manages the collections on claims submitted to third party payers on behalf of each physician client.
•	Physician reporting and accounts receivable management
º	We submit a monthly report to each dispensing physician client that includes information about submitted claims and reimbursements received.
•	Adjudication both database and real-time
º	We provide physician client’s with electronic access to a drug knowledge database with comprehensive, up-to-date clinical and pricing information. This is important at point-of-care to determine what drugs and medical foods are covered under a specific insurance plan and the amount of co-payment and/or patient responsibility.
•	Physician and ancillary staff education
º	We maintain a Medical Science Liaison department to inform physician clients on the appropriate use of our medical food products and to teach ancillary staff the correct procedures for storing pharmaceutical products at the point-of-care site.
•	Controlled substance reporting in California
º	In California all physicians who dispense Schedule II, Schedule III, and Schedule IV controlled substances must provide the dispensing information to the Department of Justice on a weekly basis through the Controlled Substance Utilization Review and Evaluation System (CURES). We track this dispensing history in our PDRx software and file the CURES report on behalf of the physician client.

Business Organization

We have three principal business operations, one of which is a wholly-owned subsidiary and two of which are divisions, organized as follows:

Physician Therapeutics (PTL)

PTL is a division of our company and distributes proprietary medical foods and generic and branded pharmaceuticals to dispensing physicians in the United States. Currently, sales are made to physicians in seven (7) states, which states include California, Nevada, Arizona, Illinois, Michigan, Florida and Pennsylvania. We plan to expand our sales force into additional states. For purposes of physician reimbursement by insurance carriers, we have developed state specific contracts between the physician and the insurance carrier that take into account state by state regulation of physician dispensing.

Laboratory Industry Services (LIS)

LIS is a division of our company and is certified by the Center for Medicare and Medicaid Services (CMS) as an “Independent Diagnostic Testing Facility” that performs the technical analysis of certain diagnostic procedures in both the clinical setting and as a Core Laboratory for research applications. Founded in 1996, LIS has developed proprietary software applications for measuring autonomic nervous system function. These systems have been used in the development of our products to provide measurable physiological end points that ensure safety and efficacy during product development.

Complete Claims Processing, Inc. (CCPI)

CCPI is our wholly-owned subsidiary. CCPI provides billing and collection services relating to our products on behalf of dispensing physician clients to private insurance, workers compensation and Medicare claims. CCPI bills for medical foods, generic pharmaceuticals and branded pharmaceuticals. Neither PTL nor CCPI produce generic or branded pharmaceuticals. CCPI bills for all products that have recognized and appropriately registered NDC numbers.

Background of Dr. William E. Shell

William E. Shell, M.D., our Chief Executive Officer, graduated from the University of Michigan in 1963 with a degree in Cell Biology with emphasis of biochemistry. Dr. Shell earned this degree, a first for the University of Michigan, following publication of papers regarding the Watson Crick model of DNA. During his undergraduate studies, Dr. Shell also worked on evolving technology for protein separation using gel chromatography.

Dr. Shell attended the University of Michigan Medical School and graduated in June 1967. During medical school, Dr. Shell was one of the first students chosen by the Michigan Heart Association to train in the cardiovascular division of University Hospital of University of Michigan. He published the first American paper on the syndrome now known as Mitral Valve Prolapse, which demonstrated the genetic nature of this malady.

Following his residency at the University of Michigan, Dr. Shell began a National Institutes of Health (NIH) Special Fellowship to study cardiology under Dr. Eugene Braunwald at the University of California San Diego. During his fellowship, Dr. Shell was a member of the team credited with discovering the cardio specific enzyme CK-MB. A diagnostic test for the presence of the CK-MB enzyme is now the clinical foundation for the detection and treatment of heart attacks. While at the University of California San Diego, Dr. Shell also helped develop the mathematical enzyme equations that allow the measurement of the size of a heart attack. Dr. Braunwald’s team, including Dr. Shell, helped develop the early diagnostics allowing for the modification of the size and severity of a heart attack. Dr. Shell participated in early research on the re-opening of coronary arteries using catheters and clot dissolving agents. Dr. Shell and his colleagues published a total of 44 papers in medical journals on this body of work between 1969 and 1974.

Dr. Shell joined the United States Air Force following his fellowship. The first months of his military service were spent in the American Soviet Exchange Program as the first American physician representing the National Institutes of Health and the American government in Moscow. Several publications emanated from Dr. Shell’s work in the Soviet Union, including early biochemical work that defined the relationship between heart cell growth and creatine. In addition, he and his Soviet colleagues performed clinical trials which led to the discontinuation of digitalis as a treatment of heart attacks. These studies lead to the early examination of reperfusion as part of the treatment of heart attacks.

Upon his return to the United States, Dr. Shell served an as the director of the coronary care unit at Keesler Air Force Base in Mississippi, where he supervised the construction of the first modern coronary care unit for the United States Air Force, which became the model for future units. The Keesler Air Force Base research team explored the early interface between computer science and clinical medicine. Dr. Shell was awarded a Presidential Citation by President Richard Nixon for his work in the American Soviet Exchange Program and his administrative work creating the coronary care unit at Keesler.

Following his discharge from the Air Force, Dr. Shell returned to Los Angeles and joined the cardiology staff at Cedars of Lebanon Hospital and Mount Sinai Hospital. During his tenure, he planned, directed and implemented the merger of the coronary care unit at Cedars of Lebanon and Mount Sinai Hospital to what is now known as Cedars-Sinai Medical Center in Los Angeles, California. Dr. Shell was also Director of the Cardiac Catheterization Laboratory and Director of Cardiac Rehabilitation. In addition, he participated in the planning, funding and administration of NIH grants and managed a biochemistry research laboratory at Cedars-Sinai Medical Center. Dr. Shell also was given teaching responsibilities at both Cedars-Sinai and the University of California at Los Angeles, where he obtained the title of Associate Professor of Medicine in Residence.

In July 1996, the Medical Board of California ordered Dr. Shell’s license to practice medicine to be revoked and stayed the revocation, which is the Medical Board of California’s form of probation. The probation was for the oversubscription of medication to a single patient who was diverting a narcotic for street sale. Dr. Shell’s license was at all times active. In November 1998, the Medical Board of California filed a petition to revoke Dr. Shell’s probation for failure to meet the conditions of such probation by misreporting continuing medical education reports. Dr. Shell had performed his required continuing medical education units with Internet-based programs that the Medical Board of California did not recognize at the time. In August 2001, the Medical Board of California extended the original probation period for an additional three years to December 2001. After completion of this probation period, Dr. Shell received full restoration of his license. In connection with this matter, Dr. Shell’s staff privileges at Cedars-Sinai Medical Center were terminated.

Simultaneous with his career in academic medicine, Dr. Shell pursued both private practice and entrepreneurial business activities. In 1985, Dr. Shell and his team published a leading article in Laboratory Investigation on the role of anti-inflammatory prostaglandins in the management of heart disease. He, along with others, also performed a series of experiments with Upjohn Company demonstrating that heart attack factors, such as vasoconstrictor prostaglandins, could be prevented or treated with vasodilator prostaglandins. Their work resulted in an article published in the Cardiovascular Reviews and Reports and a patent issued to Upjohn Company. Dr. Shell has continued research on prostaglandins and he and his team published a paper in the September 2010 issue of the American Journal of Therapeutics indicating that the recently-described T-cell modulated anti-inflammatory responses may be more important than the prostaglandin cascade alone.

In 1985, Dr. Shell became the chief executive officer of ImmuDx, a start-up biotechnology company. He managed technology development in cancer markers, infectious disease markers and cardiovascular events. This company was sold to Porton Industries Ltd. in 1986.

In 1989, Dr. Shell, along with Ms. Elizabeth Charuvastra, founded Beverly Glen Medical Systems, a cardiac diagnostic service company. Dr. Shell served as the chief scientific officer and chief medical officer. The technology that was developed at this company resulted in two patents that allow for the measurement of autonomic nervous system activity and measurements of the QT interval on 24-hour electrocardiograms. The technology has been used by the pharmaceutical industry in establishing safety standards for new drugs, by the Veterans Administration to establish that the Gulf War Syndrome is a form of nervous system dysfunction, and by the Environmental Protection Agency and other environmental groups to examine the effects of environmental toxins on the brain and other parts of the autonomic nervous system.

In 1991, Dr. Shell founded and served as chairman and chief executive officer of SeeShell Biotechnology, which merged with a company called Interactive Principals, which in turn merged into Interactive Medical Technologies, Inc. (IMT), whose stock was quoted on the Over the Counter Bulletin Board. Dr. Shell relinquished the daily CEO role and retained the title of Chairman of the Board of Directors until 1995.

IMT marketed three major technologies: nonradioactive blood flow techniques for animal investigations, albumin-based microspheres impregnated with radio-opaque dyes for cardiovascular imaging, and a new technology to bind fat in the gut and prevent its absorption. The albumin microspheres have evolved into imaging techniques for ultrasound evaluation and are now commonly used by physicians for ultrasound heart blood flow imaging. The fat binding technology has evolved into drugs such as Xenical and the dietary ingredient Benecol. The medical technology remains controversial.

In April 1991, Dr. Shell agreed to settle and pay a fine on a narrowly defined marketing charge by the Federal Trade Commission (FTC) for alleged deceptive practices in connection with the sale of “Fat-Magnet” diet pills marketed by IMT, which use the fat binding technology. In June 1997, Dr. Shell agreed to settle Federal Trade Commission charges for alleged deceptive practices in connection with the sale of “Lipitrol,” a fat binding agent, marketed by IMT. The FTC order restricted Dr. Shell from making representations about Lipitrol without more extensive study. Dr. Shell had double blind data supporting the product assertion but determine to settle. Dr. Shell agreed to pay a fine rather than litigate with the FTC. The order expires in 2017. Neither Dr. Shell nor TMP market any fat binding agent or diet pill to consumers.

In 1992, the Securities and Exchange Commission (SEC) filed a complaint against IMT and Dr. Shell, among others, alleging that IMT and Dr. Shell violated the antifraud, registration and reporting provisions of the federal securities laws. More specifically, the SEC alleged that IMT’s former president had diverted a portion of offering proceeds for personal use. In addition, the SEC alleged that IMT permitted the improper exercise of outstanding IMT warrants. Finally, the SEC alleged that IMT failed to disclose material information on the company in periodic reports. In August 1992, Dr. Shell consented to the entry of a permanent injunction as to violations of the antifraud, registration and reporting provisions of the federal securities laws, and IMT was ordered to make a rescission offer to all persons that exercised warrants while there was no registration statement in effect.

In 1994, Dr. Shell worked with Sandoz Pharmaceuticals, which is now Novartis, to perform a series of studies in the Netherlands demonstrating that fat binding was feasible.

In August 1997, the SEC filed a complaint in the U.S. Federal Court for the Southern District of New York (SDNY) alleging that IMT and Dr. Shell, as an officer, violated federal securities laws in connection with the registration of IMT’s offering of 2.5 million shares of stock. More specifically, the complaint alleged that, from approximately April 1992 through at least June 1993, IMT, Dr. Shell and another individual raised approximately $5 million from the sale of IMT stock to approximately 300 investors at a time when no registration statement was in effect with respect to these shares of IMT stock. In March 1998, without admitting or denying the allegations, Dr. Shell consented to the entry of a final judgment of permanent injunction by consent (i) permanently restraining and enjoining Dr. Shell from future violation of the registration provisions of the federal securities laws (Sections 5(a) and 5(c) of the Securities Act of 1933, as amended) and (ii) ordering Dr. Shell to pay a penalty of $35,000.

Dr. Shell’s innovation has led to 15 issued US patents and seven pending patent applications. He has also had significant other administrative responsibilities including Chairman of the American Heart Association program committee for Los Angeles. Dr. Shell has published more than 99 peer-reviewed scientific papers and has written chapters in 17 books.

Background of Physician Dispensing of Pharmaceuticals

In a March 2009 study by Wolters Kluwer Pharma Solutions, Inc. found that the rate of unfilled prescriptions has increased, from both denials and abandonment. Health plan denials of commercial prescription claims in 2009 were 8.1% for new prescriptions and 4.2% for refills; denials of new brand name drug prescriptions (10.3% in 2009) were down 1.4% from 2008, but were up 22.5% since 2006 (denials are prescriptions that have been submitted to a pharmacy but rejected by a patient’s health plan). Abandoned prescriptions (those that are submitted to a pharmacy but are never picked up) as a percent of commercial prescription drug claims were 6.3% for new prescriptions and 2.6% for refills in 2009; for new brand name prescriptions, the abandonment rate was up 23% from 2008 and up 68% from 2006. Together, health plan denials and patient abandonment resulted in 14.4% of all new, commercial plan prescriptions going unfilled in 2009, up 5.5% from 2008. A 2009 study by Wolters Kluwer Pharma Solutions, Inc. found that the cost of drug-related morbidity, including poor adherence (not taking medication as prescribed by doctors) and suboptimal prescribing, drug administration, and diagnosis, is estimated to be as much as $289 billion annually, about 13% of total health care expenditures. The barriers to medication adherence are many: cost, side effects, the difficulty of managing multiple prescriptions, patients’ understanding of their disease, forgetfulness, cultural and belief systems, imperfect drug regimens, patients’ ability to navigate the health care system, cognitive impairments, and a reduced sense of urgency due to asymptomatic conditions. Wolters Kluwer Pharma Solutions, Inc., Pharma Insight 2009: Patients take More Power Over Prescription Decisions (March 2010),

Physician dispensing envisages a dual role for the physician — prescribing medication and dispensing medicines to patients at “point-of-care.” The conventional role of the physician is the prescription of medicine that is subsequently dispensed at a pharmacy. Although this physician-dispensing concept is currently being followed by a mere 10% of physicians in the country, it is gaining momentum because of the inherent benefits to both physicians and patients. A 1989 report by the Office of the Inspector General entitled “Physician Drug Dispensing, An Overview of State Regulation” indicated that approximately 5% of physicians in the United States dispensed drugs at the point of care. In a report entitled Physician Dispensing Market Overview, Knowledge Source Inc. estimates that the percentage of physicians selling prescription medication to their patients could grow from its current less than 10% to 25% in the next five to ten years. The benefits of point-of-care dispensing to physicians and patients are set forth below.

Until the early 20th century, pharmacists manufactured medications and physicians prescribed and dispensed them. The trend changed around early to mid 20th century, when physicians only prescribed medications, pharmaceutical companies manufactured them and pharmacists dispensed them. This trend seems to be changing once again. The practice of physician dispensing is gaining momentum because of its inherent advantages to both patients and physicians. It increases the physician’s revenue and makes it more convenient for patients, by providing them with a one-stop solution for their medical care.

Benefits of Physician Dispensing

•	Increased Practice Revenue
•	Reduced Pharmacy Callbacks: In a March 2002 article in Pharmaceutical Executive entitled Tipping the Balance of Power With Digital Patient Information, Mary Johnston Turner cites a 1999 Institute of Medicine study that estimated that every pharmacy call-back cost physician practices $5 – $7 to pull and review the chart and return the call. With the average physician writing 30 prescriptions and handling approximately 30 requests for refills a day, the dollars add up quickly. Ms. Turner noted that, with only 15 call-backs per day, that amounts to over $25,000 of expense. These costs and time losses can be reduced with physician dispensing.
•	Improved Patient Care and Patient Compliance: Writing and dispensing errors will be reduced. The compliance rate of patients receiving prescriptions filled at the point-of-care and taking the medicines as directed will improve. The overall health care costs will be reduced with improved compliance. An article entitled “Medication Compliance Research: Still So Far to Go”, which was published in the Summer 2003 issue of the Journal of Applied Research, discusses how the active involvement of patients and physicians in the medication process can improve compliance. When the physician has first-hand knowledge of patient compliance with medications, modifications to drug regime can be made to reduce harmful drug side effects.
•	Reduction of Adverse Drug Events: Illegible writing of prescriptions, unclear abbreviations, unclear or inappropriate dosages, and unclear telephone/verbal orders cost primary care practices a large sum of money as overheads and these can be avoided with physician dispensing of medications. In a 2006 IOM Report entitled Preventing Medication Errors 2006, the authors indicated that, by writing prescriptions electronically, doctors and other providers can avoid many of the mistakes that accompany handwritten prescriptions, as electronic processing ensures that all the necessary information is provided and legible.
•	Increased Convenience: It is more convenient for the patients as they will not need to drive to the pharmacy and wait for dispensing of the prescription. Patients can receive their medication at the point-of-care with physician dispensing and save time spent on commuting and waiting at the pharmacy. This will be especially convenient for the disabled, elderly patients and parents with sick children.
•	Lower Cost Substitution: Since physicians are aware of the costs of different medications, they can make substitutions on-the-spot for needy patients, or if a particular medication is not available. Pharmacists on the other hand would have to call the physician and wait for the physician to call back to approve any change required. This loss of vital time can be avoided with physician dispensing.

In 44 out of 50 states in the U.S., physician dispensing of prescription drugs is legal subject to specified regulations. In six other states, there are restrictions on this practice and, in Utah, the restrictions are severe enough that, in practical terms, physician dispensing is effectively prohibited altogether. In September of 2010, Utah promulgated rules for revisions of their laws to allow for physician dispensing of approved drugs. Texas, New York and New Jersey have limitations on the number of units that may be dispensed at any one time. We believe there are no restrictions on physician dispensing of medical foods in any state. We believe that physician dispensing improves the health of patients and it increases the physician’s practice revenue. In addition, we believe overall healthcare costs for patients are reduced with higher compliance rates achieved through physician dispensing.

Industry and Market Overview

According to industry analysts, sales in the global pharmaceutical market are expected to have a compound annual growth rate of 4 – 7% through 2013. In addition, researchers suggest that the global pharmaceutical market is expected to expand and exceed $975 billion by 2013. We believe that the potential market for our medical food products is global and we believe we can take advantage of this growth trend in our industry.

According to a report by the Kaiser Family Foundation, health care costs have been rising for several years. According to the National Health Care Expenditures Data published in January 2010 by the Centers for Medicare & Medicaid Services (CMS), expenditures in the United States on healthcare surpassed $2.3 trillion in 2008, more than three times the $714 billion spent in 1990, and over eight times the $253 billion spent in 1980. In 2008, U.S. healthcare spending was about $7,681 per resident and accounted for 16.2% of the nation’s Gross Domestic Product (GDP). This is among the highest of all industrialized countries. Pharmaceuticals are a major cost driver in U.S. healthcare. In 2004, prescription drugs accounted for approximately ten percent of all national health care spending. According to a report issued by CMS, the total national spending on prescription drugs, both private and public, from retail outlets “increased on average by about 11 percent a year from 1998 through 2005 — faster than the average seven percent a year increase in total U.S. health expenditures for the same period.” In 2005, national spending on pharmaceuticals from retail outlets was approximately $201 billion. Federal spending on prescription drugs in 2005 accounted for an estimated 16 percent of this total.

Recently, physicians have been affected as healthcare reimbursements by Medicare and Medicaid have been reduced to accommodate federal and state budget deficits. The change in physician reimbursement has had an adverse financial impact on physicians in that the costs associated with administration of a medical practice have exceeded the revenues received from providing services to patients. Moreover, as healthcare becomes increasingly consumer driven, patients are seeking more information, control and convenience, placing additional time and financial pressures on physicians. These changes have prompted many physicians in the United States to search for tools and solutions to improve practice efficiency and increase revenue.

This industry growth is driven by stronger near-term growth in the U.S. market and is related to the changing combination of innovative and mature products, along with the rising influence of healthcare access through healthcare reform and funding on market demand. Our patented technology allows for the production of therapeutic products that address pain syndromes, sleep disorders, hypertension, viral infections and metabolic syndrome markets. We believe that these products can participate in the global market for these disorders. Although we cannot measure the size of the potential markets, we believe the pain syndromes, sleep disorders, hypertension, and metabolic syndrome markets may be significant.

The Department of Health and Human Services projects U.S. prescription drug spending to increase from $234.1 billion in 2008 to $457.8 billion in 2019, almost doubling over that 11-year period. CMS projects the average annual increase in drug spending from the previous year will increase from 3.2% in 2008 to 5.2% in 2009 (reflecting growth in the use of prescription drugs per person, driven by an increase in the use of anti-viral drugs related to the H1N1 virus), and then rise to 7.3% in 2019 (reflecting increases in drugs prices, the number of new drug approvals, and the share of expensive specialty drugs). In addition, CMS projects drug spending as a percent of overall national health spending to increase somewhat from 10.0% in 2008 to 10.2% in 2019.

Medical Foods Products Industry And Overall Pharmaceutical Market Overview

The science of nutrition was long overlooked and underdeveloped and now has shown that the sick and elderly have special nutritional needs that cannot be met by traditional adult diets. Medical nutrition has emerged as an attractive segment in the food industry today.

Recent research has shown that a number of diseases are associated with metabolic imbalances and that patients in treatment have specific nutritional requirements. Some examples are osteoporosis and osteopenia, insomnia, IBS, and heart disease. Many older Americans have or will develop chronic diseases that are amenable to the “therapeutic,” dietary management benefits of medical foods. Medical foods help address these diseases and conditions in a drug-free way with food-based ingredients, yet are a medical product taken under supervision by a physician. The term “medical foods” does not pertain to all foods fed to sick patients. Medical foods are foods that are specially formulated and processed (as opposed to a naturally occurring foodstuff used in a natural state) for the patient who is seriously ill or who requires the product as a major treatment modality,” according to FDA regulations.

Medical foods consist of “natural” ingredients very similar to dietary ingredients used in supplements: vitamins, minerals, botanicals, and amino acids. They are the same constituents that occur naturally, but in a medical-foods formula are in concentrated, “therapeutic” amounts — beyond simply modifying or augmenting the diet. Medical foods are intended for a vulnerable population suffering from a particular chronic disease and so have special, extra-rigorous guarantees of safety. All ingredients must be GRAS (Generally Recognized As Safe) or be FDA-approved food additives. Medical foods are taken under the supervision of a physician who monitors and adjusts the food ‘dosage.' In addition, under FDA guidelines and the one regulation, even though pre-market FDA approval is not required for a medical food, the official requirements and responsibilities for the manufacturer, in terms of safety, are greater than for supplements, including solid scientific support for the formula as a whole. For these reasons, medical foods have greater guarantees of efficacy than dietary supplements.

Dietary supplements are beneficial for maintaining good health, but cannot treat or even manage any disease or abnormal condition. Medical foods can help bridge the gap for older patients who may need more than supplements to stay healthy, but may not want to take prescription drugs, or add to the Rx or OTC drugs they are already taking. More and more information is available to MDs about medical foods and how to use them to help patients. Of note is a recent online piece written by Richard Isaacson, assistant professor of neurology and medicine at the University of Miami, Miller School of Medicine. In ‘Medical Foods: Overview of an Emerging Science,' Isaacson said,“Medical foods offer physicians an additional tool for approaching and managing various medical conditions. They can help improve the symptoms and/or slow the progression of a specific chronic condition, and they are complementary to approved pharmacologic therapies.” Isaacson concluded by saying medical foods “represent an entirely different scientific and medical approach to managing diseases.” Medical Foods Boom Along with Baby Boomers, Susan D. Brienza, Esq., Functional Ingredients, Feb. 28, 2010

According to Kalorama Information Services, the size of the medical foods market is uncertain and information about this market is primarily contained in the larger clinical nutrition market data. The medical foods market may not grow to the same extent as the overall pharmaceutical markets. Competition in the clinical nutrition market is dominated by a handful of companies, ranging from global nutritional manufacturers to leading pharmaceutical companies. In the US a number of small companies have emerged to address specific areas of disease with prescription Medical Foods. These companies include Primus Pharmaceuticas, Accera and PamLabs. The majority of competitive participation is in developed regions such as the United States, Western Europe, and Japan. However, many companies are expanding into less developed regions, intensifying competition in less tapped markets. China, for example, is among the expanding competitive regions as companies continue to break into the growing demand for clinical nutrition in new world markets. Companies highlighted in the study published in Clinical Nutrition Products: World Markets, 3rd Edition, include:

•	Abbott Laboratories
•	Baxter International
•	B. Braun
•	Danone
•	Fresenius Kabi
•	Mead Johnson
•	Nestle
•	PBM Products
•	Wyeth

Insurance Reimbursement

Department of Health and Human Services data show that, as of February 16, 2010, approximately 41.8 million (90%) of the 46.5 eligible Medicare beneficiaries, had drug coverage. The total number of beneficiaries in a Medicare Part D plans was 27.7 million (60%), including 17.7 million beneficiaries (38%) in stand-alone prescription drug plans and 9.9 million (21%) in Medicare Advantage drug plans. Another 14.2 million beneficiaries (31%) had coverage from either employer or union retiree plans including FEHB and TRICARE (8.3 million, or 18%) and drug coverage from the VA and other sources (5.9 million, or 13%). About 4.7 million Medicare beneficiaries (10%) had no drug coverage.

The Medicare Part D drug benefit shifted spending from the private sector and Medicaid to Medicare, making Medicare the nation’s largest public payer of prescription drugs (from 7% in 2005 to 60% in 2008). Medicare prescription drug spending as a share of total US prescription spending rose from 2% in 2005 to 22% in 2008. Medicare prescription drug spending totaled $52.1 billion in 2008, an increase of 13% over 2007.

Domestic reimbursement groups in the United States include cash customers, private insurance, Medicare, Medicaid and Workers’ Compensation insurance. We have obtained the billing codes, National Drug Codes (“NDC”) and Average Wholesale Prices (“AWP”) for both our medical food products and convenience-packed pharmaceutical products, which enable our products to be submitted for insurance reimbursement. (The National Drug Code (NDC) is a unique product identifier used in the United States for drugs intended for human use. The Drug Listing Act of 1972 requires registered drug establishments to provide the Food and Drug Administration (FDA) with a current list of all drugs manufactured, prepared, propagated, compounded, or processed by it for commercial distribution. Drug products are identified and reported using the NDC). The NDC numbers and AWP pricing have been accepted by the registration authorities and are included in the listings of the major drug databases, including First DataBank, Medispan, Red Book and the FDA NDC database.

Medicaid

Medicaid is the joint federal-state program that pays for medical assistance to 60 million low-income individuals and is the major source of outpatient pharmacy services to the nonelderly low-income population. Although prescription drugs is an optional service, all state Medicaid programs cover prescription drugs for most beneficiary groups, although there are important differences in state policies with regard to copayments, preferred drugs, and the number of prescriptions that can be filled. Since January 1, 2006, states have been required to make payments to Medicare to help finance Medicare drug coverage for those who are dually eligible for both Medicare and Medicaid. We currently intend to enter the Medicaid marketplace through its proprietary billing system provided by CCPI.

Workers’ Compensation

The workers’ compensation market operates differently than the Medicare and commercial insurance markets. Injured workers are covered, in general, by state-administered workers’ compensation policies. A process is initiated that involves both approved and unapproved claims. The workers may select their own physician. Initial claims can be paid within 45 days but many claims are subject to a long collection cycle that may last in excess of 720 days. In our experience, 95% of claims are paid during the collection cycle. The collection range can be between 10% and 100% of the claim value. CCPI recognizes revenue based upon the amount collected and our historical average is reflected in our financial statements. We maintain an active claims submission and collection department. In 2009, according to National Council of Compensation Insurance, the national premium for workers compensation carriers was $34 billion.

While ultimate collectability of workers’ compensation claims is very high, most workers’ compensation claims are denied on first claim attempt and can take from 45 days to four years to collect. The initial denial begins a process of correspondence designed to clear denial objections, submission of workers’ compensation lien filings against insurer settlements on behalf of physicians and settlement hearings. Because CCPI’s fees are only earned upon collection of the claim and the fee is not determinable until the amount of the collection of the claim is known, CCPI recognizes revenue at the time that collections are received. TMP invoices the physician client for the products purchased upon shipment to the physician. The invoice provides a significant rapid pay discount for payment received within term in accordance with the product purchase agreement. TMP recognizes revenue upon shipment to the physician clients and the physician client is obligated to pay the purchase price for the products within the prescribed terms whether or not the physician client has received reimbursement for the claims submitted. The purchase agreement also grants the Company a security interest in the products and receivables generated by the dispensing of the products. Upon receipt of a claim collection by CCPI from an insurer on behalf of a physician client, CCPI withholds its collection fee, forwards the net (AWP less discounts) amount due from the physician to TMP for the product invoice to TMP and sends the remainder to the physician.

Highlights of Growth Strategy

We believe that we can grow our business using the following strategies:

•	Leverage proprietary technology to create, distribute, market, and provide insurance reimbursement for prescription products that encompass prescription medical food, convenience-packed pharmaceutical products and generic and branded drugs. Our products are routinely reimbursed by third party payers such as private insurance, workers compensation and Medicare. Products are distributed primarily through dispensing physicians and selected pharmacies. In the physician dispensing environment revenues are redirected from reimbursement to pharmacies to the physician who is acting as both the prescriber and the dispenser of medical therapies.
•	Expand internal sales distributions and expand the Physician Office Distribution (POD). The POD channel sells directly to physicians, who profit by prescribing and dispensing medical foods products, convenience packs and generic and branded pharmaceuticals. Current pricing pressure on healthcare insurance reimbursements have made physicians extremely receptive to carrying our products, which, in addition to their therapeutic value and scientifically-validated efficacy, provide much desired additional income for the physician.
•	Expand international sales through partners and distributors. We currently market four products into Japan and have recently signed an exclusive distribution agreement for the sale of our proprietary products into the Middle East region.
•	Expand our reach into the PPO insurance and Medicare markets. We have been heavily reliant on the worker’s compensation insurance market that provides reimbursement through both distributors and internally-managed accounts. Payment protocols under the workers compensation system delay payment up to 180 days or longer for reimbursement. The Medicare and private insurance markets generally reimburse in 20 to 60 days from the date that the bill is submitted, which would improve cash flow considerably. The market for patients with private insurance and Medicare is dramatically larger than the workers compensation market alone.
•	Clinical Trials. As additional clinical trials are conducted to support the scientific basis of prescribing our products in conjunction with generic and branded pharmaceuticals the plan is to demonstrate the ability to increase effectiveness, reduce total cost of treatment, and reduce the attenuation of drugs while reducing the dangerous side effects of some drugs. It is estimated that more than 130 convenience-packed products can be created based on current products. The patent application for convenience packed products cites 136 different variations. We were recently awarded three grants under the U.S. Government’s Qualifying Therapeutic Discovery Project (QTDP) program established under Section 48D of the Internal Revenue Code. Our grant awards were specifically related to the applications submitted for our research and development efforts addressing the nutritional management of diseases with safe, therapeutic formulations sourced from bioactive compounds and co-administered with generic drugs.
•	Increase workforce capacity. We expanded our corporate office space by 2700 square feet in 2009 to facilitate increased employee staffing for CCPI and our marketing of both branded and generic pharmaceuticals. We introduced a line of generic and branded pharmaceutics to our physician clients in July 2010. We now offer 48 generic and five branded pharmaceuticals. This component of the business is rapidly growing. We obtain the generic and branded drug products from wholesale drug distributors who ship directly to our clients.

•	Acquisition of complementary businesses. In order to expand our product and service offerings and grow our business by reaching new customers, we may acquire businesses that we believe are complementary.

Products and Services

Medical Foods

Medical foods are a distinct product category — different from both drugs and from dietary supplements — regulated by the FDA. The medical food category, defined by the Orphan Drug Act of 1988 and an FDA regulation, includes such criteria as: specially formulated, administered orally, with on-going physician supervision, and intended for patients with a disease or abnormal condition characterized by a distinctive nutritional requirement or metabolic imbalance. The precise statutory definition is as follows: “The term “medical food” means a food which is formulated to be consumed or administered enterally under the supervision of a physician and which is intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation.”

The FDA’s May 2007 Guidance for Industry states “The term medical food is defined in section 5(b) of the Orphan Drug Act. The term ‘medical food’ does not pertain to all foods fed to sick patients. Medical foods are foods that are specially formulated and processed (as opposed to a naturally occurring foodstuff used in a natural state) for the patient who is seriously ill or who requires the product as a major treatment modality. Medical foods are only for a patient receiving active and ongoing medical supervision wherein the patient requires medical care on a recurring basis for, among other things, instructions on the use of the medical food.” [Emphasis added.]

Medical foods must make a documented claim for the dietary management of a particular disease or condition, based on meeting the particular nutritional requirements of a specific disease. A medical food may not be intended for a condition that may be addressed by merely a change in the diet, e.g., a gluten-free diet for gluten sensitivity. Because they are highly specialized foods — and not dietary supplements — they are not exempt from the GRAS requirements The term GRAS means Generally Recognized as Safe. It is a term that the FDA uses to designate ingredients for food as safe for use without further testing or review. The FDA maintains lists of such GRAS ingredients both the form and dose. Ingredients in Medical Foods must be GRAS. Accordingly, all the ingredients in PTL products must be GRAS. This is the basis for the FDA’s position that medical foods do not require pre-approval. In addition, it is the GRAS designation that substantially reduces the development cost of PTL products. The largest proportion of expenditures for drug development is used to estimate safety since proving safety depends on the relative risk i.e. 1 in 100 adverse rate versus 1 in 1,000,000. Finding a 1 in 1,000,000 adverse event is very expensive but necessary if 20,000,000 people will take the drug. The primary ingredients in PTL products are amino acids that are GRAS. Thus, all of their ingredients must either have GRAS status or be FDA-approved food additives. Medical foods currently marketed in the United States include products for inborn errors of metabolism and nutrient management of such conditions as healing from burns, osteoporosis, AIDS, and kidney disease. In some cases a medical food may provide the sole nutrient/ food for a patient (e.g., a throat cancer victim). Medical foods are administered both in hospitals and in clinical practice, out-patient settings.

We have developed proprietary medical food formulations based on our patented Targeted Cellular Technology, or TCT. The unifying foundation of our products is a focus on managing diseases and disorders caused in whole or in part by changes in nutritional requirements related to specific diseases that result in functional neurotransmitter depletion. These core medical food products are related to the production of the chemical messengers that are known as neurotransmitters. Neurotransmitters are intimately involved in the disease process and can be modulated through medically supervised nutritional management. Many pharmaceutical agents also operate through a neurotransmitter mechanism. Pharmaceutical agents act by blocking or manipulating neurotransmitter pathways, such as selective serotonin re-uptake inhibitors (SSRIs). Many diseases create accelerated utilization of certain nutrients that are not able to be replaced by the normal diet alone. Functional depletion of neurotransmitters is also associated with injury, prescription drug use, stress, and chemical exposure. Our medical foods are effective for the dietary management of such conditions by supplying the specific and distinctive nutrients that the patient needs.

Medical foods do not require approval from the FDA before marketing, thereby reducing the entry cost significantly compared to pharmaceuticals using neurotransmitter mechanisms. We market our medical foods as prescription-only products, requiring a physician prescription. Our products cannot be marketed directly to consumers, but must — in contrast to over-the-counter products — have continuous physician supervision, which we enforce with our prescription-only labeling appellation, and sale and distribution only through physicians and pharmacies.

The manufacture of our medical foods is outsourced in its entirety under a contract that expires in December 2011. We currently market nine core medical food products listed below.

Disease Management with Medical Foods
AppTrim	Metabolic Syndrome, morbid obesity
AppTrim-D	Metabolic Syndrome, morbid obesity
GABAdone	Sleep Disorders associated with anxiety
Hypertensa	Hypertension, borderline hypertension
Lister-V	Viral infections
Sentra AM	Cognitive disorders, fatigue, fibromyalgia
Sentra PM	Sleep disorders associated with depression
Theramine	Pain syndromes and inflammatory disorders
Trepadone	Osteoarthritis, joint disorders

The following is a glossary of certain industry terms used in this section:

Inflammation cascade: Inflammation is the end-result of these inflammatory responses comprised of various physiologic reactions occurring in the body in its response to an injurious agent (e.g. viruses, microbes, mechanical or chemical trauma, etc.). These reactions include proximal vasodilation while distal constriction of blood vessels, increased leukocytic migration and activity, seepage of plasma proteins, increased sensitivity to pain with the increased release of bradykinin, and other chemicals by specialized cells.

Inflammatory cascade through the histidine-histamine axis: The amino acid histidine is converted to the neurotransmitter histamine. In the brain, the histamine stimulates the pituitary gland to produce ACTH that initiates the cortisol anti-inflammatory initiator

The Oswestry Disability Index: This is a commonly used outcomes measurement tool for assessing the disabling effects of lumbar spinal disorders.

Roland-Morris Disability Questionnaire: This is a commonly used outcomes measurement tool for assessing the disabling effects of lumbar spinal disorders.

QT-Interval: In electrocardiography the QT interval is a measure of the time between the start of the Q wave and the end of the T wave in the heart's electrical cycle. In general, the QT interval represents electrical depolarization and repolarization of the left and right ventricles. A prolonged QT interval is a biomarker for ventricular tachyarrhythmias and a risk factor for sudden death.. This measurement is used to determine drug safety.

Theramine®

Our product, Theramine accounts for more than 54.4% sales. Pain is a complex process that is mediated by neurotransmitters which transmit signals originating from a pain-inducing stimulus to specific centers in the brain where it is perceived. Pain is exacerbated by the presence of inflammation which increases sensitivity to pain-inducing stimuli. Patients with pain syndromes benefit from increased availability of the specific neurotransmitters involved in modulating the pain process complemented by antioxidants and anti-inflammatory agents that reduce inflammation. Theramine is formulated to provide specific neurotransmitters with well-defined roles in the modulation of pain and a blend of antioxidants, anti-inflammatory agents, and immunomodulators to moderate the effects of inflammation on the pain response.

Theramine provides neurotransmitters that address the pain cycle and the inflammatory cascade and target the neurotransmitters nitric oxide, GABA, serotonin and glutamate that have primary effects on inhibition of pain cycles. Theramine also targets the inflammatory cascade through the histidine/histamine axis, which provides anti-inflammatory ACTH release from the pituitary gland, with subsequent release of anti-inflammatory molecules. Theramine results in inhibition of the inflammatory cascade at its proximal portions. Thus, the complete cascade of the inflammatory systems is inhibited, including anti-inflammatory prostaglandins and T cell long-term inflammatory markers. NSAIDS such as ibuprofen, naproxen and Celebrex inhibit only prostaglandins.

In 2009, we completed a double-blind-controlled trial of patients with chronic established back pain. In this trial, Theramine was compared to naproxen both alone and with co-administration of the two agents. Theramine was shown to be more effective than naproxen in reducing back pain, and the two agents were better than naproxen alone. In addition, this trial showed that Theramine reduced the inflammatory marker C-reactive protein, while naproxen in low dose actually increased inflammatory markers. Reduction of back pain, using the Roland Morris index, was more than 76%, compared to no change with low dose naproxen.

The Company has recently completed a double blind controlled trial of Theramine and Ibuprofen in 128 patients with chronic established back pain. There were three groups randomly assigned treatment. The groups included ibuprofen 200 mg daily alone, Theramine two capsules twice daily and Theramine with ibuprofen. The study duration was 28 days per patient. Ibuprofen reduced back pain by 20%, Theramine by 60% and Theramine with ibuprofen by over 80%. Ibuprofen increased both c-reactive protein and interleukin-6 while Theramine reduced these inflammatory markers. Ibuprofen inhibited amino acid uptake reducing amino acid turnover while Theramine improved amino acid uptake. Ibuprofen treatment increased the need for increased amino acid administration while Theramine improved amino acid utilization. Ibuprofen increased the nutritional requirement of back pain syndromes.

These data indicate that Theramine is both a potent pain reduction agent and an inhibitor of inflammation. The double-blind placebo-controlled data show there is no significant side effects of Theramine. We also completed an analysis of gastrointestinal hemorrhage associated with Theramine administration. A significant complication of the use of non-steroidal anti-inflammatory agents such as naproxen and ibuprofen is gastrointestinal hemorrhage that are expensive to treat and can cause death. We have shown that in more than 20 million daily doses of Theramine alone or in combination with other pain agents such as non-steroidal anti-inflammatory agents there has not been a single reported case of gastrointestinal hemorrhage. The expected incidence of such events in this cohort would have been between 400 and 4000 gastrointestinal hemorrhages. The elimination or significant reduction of gastrointestinal hemorrhage when Theramine is used compared to use of non-steroidal anti-inflammatory agents such as naproxen and ibuprofen could significantly reduce health care costs.

Theramine contains dietary components that are Generally Recognized as Safe, a criterion that is necessary for a product to be included in the medical food category. In addition to Theramine, which is our leading product in terms of sale, the products Sentra PM and GABAdone that address chronic sleep disorders are second and third in terms of product sales. These two products elicit the production of serotonin, acetylcholine and GABA, the primary neurotransmitters responsible for the initiation and maintenance of sleep. These medical food products are composed of ingredients that are Generally Recognized as Safe. The concentrations and proportion of the formula do not result in morning grogginess or memory loss common with the use of pharmaceutical sleep aids. A significant portion of Company sales arise from Sentra AM, a product that increases acetylcholine, the central neurotransmitter associated with alertness, cognitive function and memory. It is also a central neurotransmitter associated with amelioration of the symptoms of fibromyalgia.

Convenience-Packed Products

We have developed 47 convenience-packed products consisting of medical foods formulations and generic pharmaceuticals, which physicians can prescribe and dispense together to optimize drug dosages and achieve a therapeutic effect, while reducing drug side effects and costs. A convenience-packed product is a box containing a 30-day supply of a generic pharmaceutical and a 30-day supply of a medical food product. The box is appropriately labeled and contains separate plain-english inserts providing patient information about the generic pharmaceutical and the medical food.

Following the receipt of the FDA warning letter on April 8, 2010 and to facilitate discussions with the FDA, we voluntarily stopped providing completed convenience packs. Instead, we supplied the components of the convenience packs to our physician clients and they could dispense the components packaged together to their patients. We provide our physician clients an appropriately labeled box containing the medical food product and a package insert. The physician purchases the pharmaceutical and assembles the convenience pack at the time of dispensing. The PDRx system prints the box label and patient instructions. After we stopped assembling convenience-packed products, sales of individual medical foods and pharmaceutical products rose to make up for the loss of sales of convenience packs and our overall revenue was not impacted. As of the date of this prospectus, we continue to provide the components of the convenience packs to our physician clients and they assemble the convenience packs for their patients. We have found that providing the various components and permitting our physician clients to assemble the convenience packs at the time they are dispensed to the patient is more convenient and cost effective. For a more complete discussion of the FDA warning letter and the Company’s relations with the FDA with respect to the FDA warning letter, please see the section of this prospectus titled “Business — Government Regulation — FDA Warning Letter”.

Our convenience-packed products include therapies for pain syndromes, sleep disorders, hypertension, viral infections and metabolic syndrome. Three double blind controlled trials have been performed on these products with positive results showing that adjunctive therapy with a medical food product can reduce the drug dose while maintaining efficacy and reducing side effects The use of pharmaceutical agents co-administered with medical foods allows the physician to select the optimal dose of the pharmaceutical. To date, three independent, double blind randomized controlled trials have been conducted using components of convenience packs. The trials include the study of trazadone with Sentra PM the components of the convenience pack Trazamine. Another study included the co-administration of naproxen with Theramine, the products in the convenience pack Theraproxen. The third study was the co-administration of ibuprofen with Theramine, the components of the convenience pack Theraprofen. These double blind controlled trials yielded positive results in the areas of chronic, established back pain and sleep disorders. In these trials, drug side effects were reduced at the low drug doses and the potential for gastrointestinal hemorrhage was also reduced when NSAIDS were used as part of the convenience pack with the medical food Theramine. The convenience packed drugs are within the FDA-approved label dose. These convenience packs are registered in the FDA National Drug Code (NDC) database and all convenience-packed products have been routinely reimbursed by third party payers.

The results of one of the Theraproxen trials have been published in the November 2010 edition of the American Journal of Therapeutics, and publication of the results of the other two trials is planned in the immediate future.

The results of a clinical trial on a stand-alone medical food product, GABAdone, were published in American Journal of Therapeutics in the March/April 2010 issue in an article titled “A Randomized, Placebo-Controlled Trial of an Amino Acid Preparation on Timing and Quality of Sleep.”

The following table illustrates our 47 convenience packs.

CONVENIENCE PACK	INDICATION	MEDICAL FOOD	GENERIC DRUG	BRAND NAME OF DRUG (FOR REFERENCE PURPOSES ONLY)
1 Appbutamone	Metabolic Syndrome	AppTrim	bupropion	Wellbutrin
2 Appbutamone – D	Metabolic Syndrome	AppTrim – D	bupropion	Wellbutrin
3 Appformin	Metabolic Syndrome	AppTrim	metformin	Glucophage
4 Appformin – D	Metabolic Syndrome	AppTrim – D	metformin	Glucophage
5 Gabavale-5	Sleep a/o Anxiety	GABAdone	diazepam	Valium
6 Gabazolamine	Sleep a/o Anxiety	GABAdone	alprazolam	*Xanax
7 Gabazolpidem-5	Sleep a/o Anxiety	GABAdone	zolpidem	Ambien
8 Gabazolamine-0.5	Anxiety	GABAdone	alprazolam	*Xanax
9 Gabitidine	Sleep a/o Anxiety w/GI	GABAdone	ranitidine	Zantac
10 Gaboxetine	Sleep a/o Anxiety	GABAdone	fluoxetine	Prozac
11 Hypertenevide-12.5	Heart Failure/Hypertension	Hypertensa-90	carvedilol	Coreg
12 Hypertenipine-2.5	Hypertension	Hypertensa-90	amlodipine	Norvasc
13 Hypertensolol	Hypertension	Hypertensa-90	metoprolol	Lopressor
14 Lytensopril	Hypertension	Hypertensa	lisinopril	Zestril
15 Lytensopril-90	Hypertension	Hypertensa-90	lisinopril	Zestril
16 Prazolamine	Muscle Spasms	Theramine	carisoprodol	Soma
17 Rimantalist	Viral Infection	Lister V	rimantadine	Flumadine
18 Senophylline	Cognitive Disorders	Sentra AM	theophylline	Quibron-T
19 Sentradine	Sleep a/o Depression w/GI	Sentra PM	ranitidine	Zantac
20 Sentraflox AM-10	Mood Disorders	Sentra AM	fluoxetine	Prozac
21 Sentralopram AM-10	Depression	Sentra AM	citalopram	Celexa
22 Sentravil PM-25	Sleep a/o Depression	Sentra PM	amitriptyline	Elavil
23 Sentrazolam AM-0.25	Anxiety/Mood Disorders	Sentra AM	alprazolam	*Xanax
24 Sentrazolpidem PM-5	Sleep a/o Depression	Sentra PM	zolpidem	Ambien
25 Sentroxatine	Sleep a/o Depression	Sentra PM	fluoxetine	Prozac
26 Strazepam	Sleep a/o Anxiety	Sentra PM	temazepam	Restoril
27 Therabenzaprine-60	Muscle Spasms	Theramine	cyclobenzaprine	Flexeril
28 Therabenzaprine-90	Muscle Spasms	Theramine	cyclobenzaprine	Flexeril
29 Therabenzaprine-90-5	Muscle Spasms	Theramine	cyclobenzaprine	Flexeril
30 Theracodeine-300	Pain	Theramine	codeine/acetaminophen	Tylenol #3
31 Theracodophen-Low-90	Pain	Theramine	hydrocodone/acetaminophen	Vicodin 5
32 Theracodophen-325	Pain	Theramine	hydrocodone/acetaminophen	Norco – 10
33 Theracodophen-650	Pain	Theramine	hydrocodone/acetaminophen	Lorcet
34 Theracodophen-750	Pain	Theramine	hydrocodone/acetaminophen	Vicodin ES
35 Therafeldamine	Inflammation and Pain	Theramine	piroxicam	Feldene
36 Therapentin-60	Nerve Pain	Theramine	gabapentin	Neurontin 300
37 Theraprofen-60	Inflammation and Pain	Theramine	ibuprofen	Motrin 600
38 Theraprofen-90	Inflammation and Pain	Theramine	ibuprofen	Motrin 600
39 Theraprofen-800	Pain	Theramine	ibuprofen	Motrin
40 Theraproxen	Inflammation and Pain	Theramine	naproxen	Naprosyn
41 Theraproxen-90	Inflammation and Pain	Theramine	naproxen	Naprosyn
42 Theraproxen-500	Inflammation and Pain	Theramine	naproxen	Naprosyn
43 Theratramadol-60	Pain	Theramine	tramadol	Ultram
44 Theratramadol-90	Pain	Theramine	tramadol	Ultram
45 Trazamine	Sleep a/o Depression	Sentra PM	trazadone	Desyrel
46 Trepoxen-250	Osteoarthritis	Trepadone	naproxen	Naprosyn
47 Trepoxicam-7.5	OA/ Rheumatoid Arthritis	Trepadone	meloxicam	Mobic

PDRx Software Dispensing Program

We have developed a proprietary computer-based dispensing solution that facilitates physician dispensing, provides inventory control and regulatory reporting. The dispensed products include medical foods and generic pharmaceuticals. The proprietary system, “PDRx,” is based on a cloud computing system that directly communicates dispensing data from the physicians’ offices to our management servers. Cloud computing is a technology that uses the internet and central remote servers to maintain data and applications. Cloud computing allows businesses to use applications without installation and access files at any computer with internet access. This technology allows for much more efficient computing by centralizing storage, memory, processing and bandwidth while remaining in compliance with all laws and regulations relating to protected health information.

The PDRx cloud computing physician management system consists of two components: hardware consisting of a “Thin Client” network terminal, printer and bar code scanner, and PDRx, a proprietary software application that is administered from the Company’s servers.

Each physician purchases from us a “Thin Client” device directly connected to our servers. A “Thin Client” device is an internet portal terminal. It resembles a computer but has minimal memory and no hard drive. The “Thin Client” connects each physician to our central servers, on which all data concerning the physician’s dispensing and billing are kept. The PDRx software remains on Company servers and remains the property of the Company. These central servers are used to serve multiple clients such that a change in PDRx will be reflected immediately on all “Thin Client” devices. This system also allows information to be delivered directly to us for purposes of future sales and educational content. Each physician’s use of controlled substances is documented and reported to the Drug Enforcement Administration as required by law. No fee is charged for the use of the PDRx software. Although the Company derives no revenue from a physician client’s use of the PDRx software, it enables CCPI to more efficiently process claims on behalf of a physician client.

A physician’s office can dispense a one-month supply of medications complete with dispensing label and patient instructions in approximately ten seconds. We have automatic surveillance programs that monitor physician dispensing rates and inventory. Using a max-min system, we can then generate a flag to physicians to reorder product as necessary. The growth of this distribution network has accelerated during the last twelve months, and we are currently adding between three and eleven physician groups per month. There are currently approximately 150 physician groups that are now using the PDRx system.

Billing and Collections

CCPI is our wholly-owned subsidiary that provides billing and collection services relating to our products on behalf of dispensing physician clients to private insurance, Medicare, and workers’ compensation insurance. CCPI retains a percentage of all collections made for claims made on behalf of physicians in accordance with our billing services agreement and recognizes revenue upon collection of the claim. CCPI’s billing and collection services aid the physician in obtaining reimbursement for dispensed products. The physician is entitled to the residual amount of a claim after deducting CCPI’s fee and TMP’s product invoice. This business model allows physicians to participate in the revenue stream from dispensing of pharmaceuticals. Our billing system utilizes a combination of two unique identifying numbers and a computer recognition algorithm to bill third party payers on behalf of the physician. The following two patent applications for this process have been submitted. 1. US Pat. Application. No. 11/804,085 (pending) Filing date: 17 May 2007 Status: Request for Continued Examination and Response to office action filed on 27 December 2010. The Company is expecting a communication from the USPTO on or before June 27, 2011. 2. US Pat. Application. No. 12/966,720 (pending) Filing date: 13 December 2010 Status: No office actions issued to date. The Company is expecting a communication from the USPTO on or before February 13, 2012. The functional utility of this system is currently protected by trade secret.

Diagnostic Testing

Laboratory Industry Services, a division of our company, is a certified “Independent Diagnostic Testing Facility” that performs the technical analysis of certain diagnostic procedures in both the clinical setting and as a physiologic laboratory for research applications. Founded in 1996, LIS has developed proprietary software applications for measuring autonomic nervous system function and assessment of cardiac risk from drugs that prolong the QT interval and thereby increase the risk of cardiac arrhythmia. In electrocardiography the QT interval is a measure of the time between the start of the Q wave and the end of the T wave in the heart's electrical cycle. In general, the QT interval represents electrical depolarization and repolarization of the left and right ventricles. A prolonged QT interval is a biomarker for ventricular tachyarrhythmias and a risk factor for sudden death. This measurement is used to determine drug safety.

These systems have been used in the development of our products to provide measurable physiological end points that ensure safety and efficacy. LIS provides services to clinicians, the pharmaceutical industry and governmental entities in research trials.

LIS receives insurance reimbursement from private insurance and Medicare specifically for the technical component of the analysis of each test when tests are performed for patients referred from clinical practice. When LIS contracts with research facilities, a set price is agreed upon prior to the start of each study reflecting the complexity and data analysis of each study. Recently, LIS has performed a large study for the Veteran’s Administration examining autonomic nervous system activity in Gulf War veterans. The result of a similar study performed by us on Gulf War I veterans was published in the American Journal of Medicine in October 2004.

Generic and Branded Pharmaceutical Distribution Line

We introduced our generic and branded pharmaceutical distribution line in July of 2010 and now offer 48 generic products and six branded products for physician use. Physician clients who dispense drugs at the point of care use a formulary of therapeutic agents that they utilize on a regular basis depending upon their medical specialty. The Company sells these drugs to the physicians who take the usual pharmacy markup and sell them to the patient. We increased the number of drugs that we provide in 2010 and added six branded drugs for specialized use. According to an article entitled “The Use of Medicines in the United States: Review of 2010” published in April 2011 by the IMS Health Inc., generic pharmaceuticals accounted for 78% of retail prescriptions in 2010, up from 63% in 2006. In addition, spending on branded pharmaceuticals fell .7% in 2010 while spending on generic pharmaceuticals rose 21.7%. The distribution of branded and generic pharmaceuticals by the Company grew in 2010 and, based upon these market trends, we anticipate further growth in 2011.

Technology and Intellectual Property

Proprietary Technology

The proprietary Targeted Cellular Technology® (“TCT”) platform allows reduced concentrations of amino acids to generate effective amounts of nerve and brain cell messengers, known as neurotransmitters, to target specific cells in the body to optimize cell function. Amino acids are the building blocks of protein that allow the body to produce these neurotransmitters that regulate most bodily functions. Increasing the body’s own neurotransmitter production allows for improved sleep function, improved cognitive function, mitigation of pain, blood pressure regulation, improved lung function, appetite regulation and amelioration of complex medical syndromes with minimal potential for adverse effects. Our medical food products have effects similar to drugs in addressing the specific accelerated nutritional requirements of diseases. These products can be administrated alone or with traditional pharmaceuticals under medical supervision. Six years of clinical use and three double blind clinical trials have demonstrated that the adjunctive use of a medical food product with a traditional pharmaceutical can provide optimum drug dose that conforms to the lowest FDA labeled dose. We have received five patents on the TCT process and have five pending patent applications covering our TCT technology, and we maintain trademarks, trade secrets, and proprietary methods, as further set forth below.

Patents

The nutrient based and pharmaceutical product development process involves extensive trade secrets and pending and issued patent protections. The patents related to the Targeted Cellular Technology platform were assigned from the inventors, Elizabeth Charuvastra, RN and William Shell M.D., who are also, respectively, Chairman of our Board of Directors and our Chief Executive Officer.

Additional patent applications for medical foods convenience-packed products are in the process of being written and filed. Specifically, the additional patent filings involve the expansion of the utilization of neurotransmitter science to stimulate the production of red blood cells in the body for the management of anemia in certain chronic disease states. Using the same patented technology we are also developing a system to stimulate the production of human growth hormone for the dietary management of adult growth hormone deficiency. It is anticipated that these new applications will be used both as stand alone products and as adjunctive therapy for traditional drugs. Prior to filing patent applications for these new products, it is necessary to review all potential prior art and this review is in process. Initial physiological data has been gathered as proof of concept and counsel has begun the process of writing the patents.

We currently own, or have exclusive rights to, the following issued patents and pending patent applications:

Pat. No./App. Serial No.	Title	Owner	Product(s)/Product Candidate(s)	Expiration
7,674,482 (USA)	Method and compositions for potentiating pharmaceuticals with amino acid based medical foods	Targeted Medical Pharma, Inc.	Medical foods for producing acetylcholine and serotonin for improved sleep	3/22/2026
7,601,369 (USA)	Composition and method to augment and sustain neurotransmitter production	Targeted Medical Pharma, Inc.	Method for enhancing epinephrine and norepinephrine neurotransmitter activity	8/27/2022
7,595,067 (USA)	Composition and method to augment and sustain neurotransmitter production	Targeted Medical Pharma, Inc.	Method for stimulating nitric oxide production and white blood cell production for improved antiviral activity	8/27/2022
7,582,315 (USA)	Composition and method to augment and sustain neurotransmitter production	Targeted Medical Pharma, Inc.	Method for enhancing serotonin neurotransmitter activity	8/27/2022
7,585,523 (USA)	Composition and method to augment and sustain neurotransmitter production	Targeted Medical Pharma, Inc.	Method for enhancing acetylcholine neurotransmitter activity	8/27/2022
03791695.4 (Europe pending)	Composition and method to augment and sustain neurotransmitter production	Targeted Medical Pharma, Inc.	Method for enhancing neurotransmitter activity	N/A
2004-532915 (Japan pending)	Composition and method to augment and sustain neurotransmitter production	Targeted Medical Pharma, Inc.	Composition for stimulating nitric oxide production and white blood cell production in order to produce antiviral activity	N/A
2010-79658 (Japan pending)	Composition and method to augment and sustain neurotransmitter production	Targeted Medical Pharma, Inc.	Omnibus claim commensurate with specification	N/A
07753759.5 (Europe pending)	Method and compositions for potentiating pharmaceuticals with amino acid based medical foods	Targeted Medical Pharma, Inc.	Composition for use in a method for the treatment of viral infections by stimulating nitric oxide and white blood cell production	N/A
2009-501565 (Japan pending)	Method and compositions for potentiating pharmaceuticals with amino acid based medical foods	Targeted Medical Pharma, Inc.	Medical food for enhancing neurotransmitter activity	N/A
11/804,085 (USA pending)	System and method for submitting medication claims by point-of-care physicians	Targeted Medical Pharma, Inc.	CCPI claims billing and processing of medication claims by point-of-care physicians	N/A
12/966,720 (USA pending)	System and methods for submitting medication claims by a point-of-care physician	Targeted Medical Pharma, Inc.	CCPI claims billing and processing of medication claims by point-of-care physicians	N/A

Trademarks

We utilize trademarks on all current products and believe that having distinguishing marks is an important factor in marketing our products. Currently, we have nine U.S. registered trademarks on the principal register at the United States Patent and Trademark Office (“USPTO”) and we have two common law trademarks. These marks are listed below. We believe that having distinctive marks for any additional products that we develop will also be an important marketing characteristic. We have not sought any foreign trademark protection for our products or product candidates at this time. U.S. trademark registrations generally are for fixed, but renewable, terms.

We currently own, or have exclusive rights to, the following registered trademarks:

Registered Trademarks

Registration No.	Mark	Owner	Product(s)/Product Candidate(s)
3010777	TARGETED CELLULAR TECHNOLOGY	Targeted Medical Pharma, Inc.	Medical foods for enhancing neurotransmitter production
3053172	PHYSICIAN THERAPEUTICS	Targeted Medical Pharma, Inc.	Medical foods
3156064	APPTRIM	Targeted Medical Pharma, Inc.	AppTrim-D
3515912	THERAMINE	Targeted Medical Pharma, Inc.	Theramine
3569823	SENTRA AM	Targeted Medical Pharma, Inc.	Sentra AM
3569826	SENTRA PM	Targeted Medical Pharma, Inc.	Sentra PM
3569829	HYPERTENSA	Targeted Medical Pharma, Inc.	Hypertensa
3569820	TREPADONE	Targeted Medical Pharma, Inc.	Trepadone
3569818	GABADONE	Targeted Medical Pharma, Inc.	GABAdone

We currently own, or have exclusive rights to, the following common law trademarks:

Common Law Trademarks

Mark	Owner	Product(s)/Product Candidate(s)
PHYSICIAN THERAPEUTICS	Targeted Medical Pharma, Inc.	Wholesale distributorships featuring dietary supplements and medical foods; Wholesale distributor of medical foods and convenience packs
	Targeted Medical Pharma, Inc.	Wholesale distributor of medical foods and convenience packs

Copyrights

We have developed a number of properties that we believe qualify for exclusivity in terms of the U.S. Copyright Act, among them:

Software Programs

•	Digital Echocardiogram Annotation & Automated Reporting: A proprietary program for annotating measurements of the heart from echocardiogram video tapes. Program contains automated transfer to patient specific reports. This program is used internally and not licensed.

•	TheoX: A proprietary program that analyzes distribution of QT interval and heart rate variability data over a 24-hour period. The program is designed to assess risk of potential for lethal cardiac arrhythmias using prolongation of the QT interval as a marker. Used to assess drug safety and contains an automated report system with enhanced graphic images of the EKG. This program is used internally and not licensed.
•	Taos: A proprietary program for annotation of 12-lead electrocardiographic data to measure QT and JT intervals retrospectively. Used internally by Laboratory Industry Services to provide core laboratory services.
•	Lifestyles Obesity Management Software Program: A proprietary program for MS Word that allows physicians to calculate an individual patient’s time to goal weight with a daily calorie prescription to achieve the goal. The program generates a printed report to be provided to the patient and is used in conjunction with the Lifestyles Patient Workbook. This program is distributed to physicians who use our obesity management product, AppTrim.
•	PDRx: PDRx is a proprietary computer system to facilitate point-of-care dispensing in the physician client’s office. The system is a cloud-based system using Citrix interfaces, Hewlett Packard terminals and Microsoft cloud computing software. The dispensing program resides on our virtual servers and is distributed to physicians through virtual desktops using a Citrix system The program operates on a thin client portal, which is a small computer in the physician client’s office dedicated to the PDRx system and allows physicians to dispense medications in their office, track inventory, initiate orders, initiate insurance claims, provide reports to regulatory authorities and manage receivables through our servers. The servers including the virtual servers are located in a hardened datacenter with co-location to our central servers. The co-location of mirrored servers at a dedicated and secured data site provides redundancy and security of dispensing data.
•	CCPI Software: A computer system for initiating, managing and transmitting claims relating to our products to insurance companies. This program has extensive reporting mechanisms for physicians and distributors.

Publications

•	Lifestyles Patient Workbook: Lifestyles Patient Workbook distributed to patients by the physician for use in conjunction with Lifestyles Obesity Management Software Program. This publication is in binder format and contains educational materials related to dietary choices, exercise choices, sample menus, and recipes. Also included is a daily food intake and daily exercise record that is designed to allow the physician to examine a patient’s daily diet.
•	Product Monographs: Each of our products is backed by a detailed product monograph created by clinicians and food scientists that outlines the accelerated nutritional requirements of a particular disease or condition. Extensive peer reviewed references from the published medical and scientific literature are cited.

Medical Foods Manufacturing and Sources and Availability of Raw Materials

We outsource the manufacturing of our medical food products to a cGMP registered producer, Arizona Nutritional Supplements (ANS), under an exclusive contract that expires in December 2011. cGMP refers to the current Good Manufacturing Practice Regulations promulgated by the US Food and Drug Administration (FDA) under the authority of the Food, Drug, and Cosmetic Act of 1938. These regulations, which have the force of law, require that manufacturers, processors, and packagers of drugs, medical devices, some food, and blood take proactive steps to ensure that their products are safe, pure, and effective. cGMP regulations address issues including recordkeeping, personnel qualifications, sanitation, cleanliness, equipment verification, process validation, and complaint handling. Currently, we provide the manufacturer with a formula and manufacturing specifications. ANS sources and purchases raw ingredients and manufactures the products to our specifications. All raw materials are subject to rigorous testing at the time of acquisition and during the manufacturing process for purity. Stability testing is also performed by the manufacturer. Products are then shipped to the distribution center.

The raw materials used in the manufacture of our medical foods are primarily amino acids, which are used in multiple products and are readily available from various sources. Small amounts of botanicals are used in formulations as co-factors. The raw ingredients for our medical foods are sourced from multiple vendors and we have not experienced any shortages in these materials.

Research and Development

We develop candidate formulas for potential medical food products in a process that involves extensive translational research of the existing medical and scientific literature and their applicability to various diseases. We have developed a database that contains in excess of 150,000 peer-reviewed published articles, which we have extracted from various national and international databases and identified as useful in our process of commercializing developments in neuroscience over the past 30 years.

With the database as the basis for formula development, our team of scientists then develops formulas and manufactures prototypes that undergo laboratory testing for safety and efficacy. One of our strengths is the selection of appropriate and relevant testing methodologies. Once a prototype has been created, a small batch is produced and crossover clinical trials are then performed to assess the ability of the new product to produce neurotransmitters using physiologic endpoints. Double blind controlled trials are then performed. The clinical trials are outsourced to an independent contract research organization (CRO) that indentifies and contracts with independent sites throughout the United States that gather appropriate data. Our Scientific Advisory Board reviews data analysis and supervises writing and publication of trial results. All clinical trials are performed with independent Institutional Review Board (IRB) approval. In addition, all trial protocols are submitted to the FDA for review. However, the FDA does not routinely review the submitted protocols because medical foods and the related studies do not require FDA pre-approval and our products are comprised of ingredients that have been categorized by the FDA as GRAS (i.e., generally recognized as safe).

While there is no pre-approval mechanism at the FDA for medical food products, all such products must have validation of their effectiveness prior to being marketed. Because all medical food products are required to contain ingredients that are GRAS, there are no safety testing requirements. We validate the effectiveness of our products by clinical testing, including double blind, randomized clinical trials.

We file patents for new inventions through our scientists. We also publish both peer-reviewed and internally-generated publications. There are seven pending patent applications including five using TCT technology and two pending patent applications on the billing process. The five pending patent applications using TCT technology are foreign applications to extent the intellectual property protection beyond the United States where these five patents have already been issued.

Our research and development includes performance of early clinical studies and double blind placebo controlled trials. (Studies on therapeutic treatments for pain in human subjects do not permit IRB approval for the use of a placebo arm in clinical trials due to ethics considerations) We maintain an in-house research staff and outsource double-blind trials to an independent clinical research organization. All clinical trials are performed in the United States.

In October 2010, we received an aggregate of approximately $733,000 in grants from the United States federal government under the Qualified Therapeutic Discovery Project (QTDP) tax credit enacted as part of the Patient Protection and Affordable Care Act of 2010. The QTDP tax credit provides companies with a credit or grant of up to 50% of qualified investments made in approved projects in 2010, which permits companies to continue work already in progress. The QTDP tax credit is targeted at biotechnology companies with potential to advance U.S. competitiveness in the fields of medical and biological sciences and likelihood to create high quality and high paying jobs in the United States. A taxpayer may elect to take a grant in lieu of the credit as we did. A qualifying therapeutic discovery project is one that is designed: (i) to treat or prevent diseases or conditions by conducting pre-clinical activities, clinical trials or related activities in an effort to secure product approval by the FDA; (ii) to diagnose or determine molecular factors related to a disease or condition by developing molecular diagnostics to guide therapeutic decisions; or (iii) to develop a product, process or technology to further the administration or delivery of therapeutics. The QTDP credit or grant is in an amount equal to 50% of the qualified investments for a taxable year.

The U.S. Treasury Secretary certified only those projects that showed reasonable potential to develop new therapies that either treat areas of unmet medical need or prevent, detect or treat chronic or acute diseases and conditions, reduce long-term health care costs in the U.S. or advance the goal of curing cancer within the next 30 years. Applications were reviewed by the Internal Revenue Service and the Department of Health and Human Services. One of the grants we received was for the further development of existing formulas to provide pain relief while reducing the addiction potential of opiates using a generic drug co-administered with a medical food product. The second grant was related to the further development of a product to improve the quality of sleep in the aging population without altering mental clarity and memory using a generic drug co-administered with a medical food product. The third grant related to the further development of a treatment for patients exhibiting symptoms of Gulf War Illness using a generic drug co-administered with a medical food product. Gulf War Illness is a form of brain injury that is associated with neurogenerative disease such as Lou Gehrig Disease and early forms of dementia.

Sales and Marketing

We distribute products through a network of distributors and an internal sales force that sells products directly to dispensing physician clients. There are currently ten distributors selling our products to their networks and four internal sales representatives who sell directly to physicians. Physicians purchase products from PTL for dispensing directly to their patients. Physician Therapeutics also distributes generic and branded pharmaceuticals to physicians in 30-day prepack units that it purchases from wholesalers. This process is referred to as “point-of-care dispensing.” We believe that physicians find these solutions attractive because incorporating these systems into their office work flow can increase efficiency and profitability for the practice, reduce medication errors, improve patient compliance and improve the quality of patient care by reducing drug side effects.

The Company is never reimbursed by insurance companies or governmental agencies. We sell product to physicians and distributors under purchase contracts that hold them responsible for payment for the product. Per that contract, title passes at the point of shipment and invoices are generated upon shipment. If the physician never dispenses the product, he remains responsible for payment of the product either at a discount within terms or at gross invoice amount if beyond terms. Under the managed model, all of this remains true with the addition that CCPI acts on the physician’s behalf to submit and collect claims. We call these claims our managed accounts receivable and they are not recorded on our books since they are receivables of the physician. We maintain a security interest in this managed accounts receivable and our product invoices to the physician are paid from this managed accounts receivable but, even if no claims are ever collected the physician remains responsible for payment. Each month as collections are made from various agencies on behalf of the physician client, we take the amount received for the claim, deduct CCPI’s billing services fee, and deduct the amount due from the physician for the product on invoices to him from TMP and the remainder is sent to the physician. Each month, the physician may have some claims for which the reimbursement was not enough to cover the billing services fee and the product invoices and some where the reimbursement was greater. These are netted against each other to calculate one net check.

Our propriety dispensing system, PDRx, allows physicians to dispense prescription products and generic pharmaceuticals directly to patients using the hardware and software provided in the PDRx system rather than by the patient taking a paper prescription to a pharmacy. In addition, physicians can elect to utilize CCPI’s billing and collection services relating to our products to collect reimbursement from private insurance, workers’ compensation or Medicare.

BUSINESS MODEL

Product sales are invoiced upon shipment at Average Wholesale Price (“AWP”), which is a commonly used term in the industry, which invoices include reductions for rapid pay discounts, under four models:

Revenue Models

Physician Direct Sales Model (1% of revenue in 2010 and 1% of revenue in 2009): Under this model, a physician purchases products from TMP but does not retain CCPI’s services. TMP invoices the physician upon shipment under terms which allow a significant rapid pay discount for payment within discount terms in accordance with the product purchase agreement. The physicians dispense the product and perform their own claims processing and collections. TMP recognizes revenue under this model on the date of shipment at the gross invoice amount less the anticipated rapid pay discount offered in the product purchase agreement. The physician is responsible for payment directly to TMP.

Distributor Direct Sales Model (19% of revenue in 2010 and 61% of revenue in 2009): Under this model, a distributor sells products to a physician and the phsycian does not retain CCPI’s services. TMP invoices distributors upon shipment under terms which allow a significant rapid pay discount for payment within discount terms in accordance with the product purchase agreement. The distributor sells the products to physicians. TMP recognizes revenue under this model on the date of shipment at the gross invoice amount less the anticipated rapid pay discount offered in the product purchase agreement.

Physician Managed Model (70% of revenue in 2010 and 28% of revenue in 2009): Under this model, a physician purchases products from TMP and retains CCPI’s services. TMP invoices physician upon shipment to physician under terms which allow a significant rapid pay discount for payment received within terms in accordance with the product purchase agreement which includes a security interest for TMP in the products and receivables generated by the dispensing of the products. TMP recognizes revenue under this model on the date of shipment at the gross invoice amount less the anticipated rapid pay discount offered in the product purchase agreement. The physician also executes a billing and claims processing services agreement with CCPI for billing and collection services (discussed below). CCPI submits a claim for reimbursement on behalf of the physician client. The CCPI fee and product invoice amount are deducted from the reimbursement received by CCPI on behalf of the physician client before the reimbursement is forwarded to the physician client. In the event the physician fails to pay the product invoice within the agreed term, we can deduct the payment due from any of the reimbursements received by us on behalf of the physician client as a result of the security interest we obtained in the products we sold to the physician client and the receivables generated by selling the products in accordance with our agreement.

Hybrid Model (10% of revenue in 2010 and 11% of revenue in 2009): Under this model, a distributor sells product to a physician and the physician retains CCPI’s services. TMP invoices distributors upon shipment under terms which allow a significant rapid pay discount for payment received within terms in accordance with the product purchase agreements. TMP recognizes revenue under this model on the date of shipment at the gross invoice amount less the anticipated rapid pay discount offered in the product purchase agreement. Distributors sell the products to physicians and collect the purchase price from the physician client directly. The physician client of the distributor executes a billing and claims processing services agreement with CCPI for billing and collection services (discussed below). The CCPI fee is deducted from the reimbursement received by CCPI on behalf of the physician client before the reimbursement is forwarded to the physician client.

A la carte Goods and Services

PTL and CCPI also offer some a la carte goods and services to physicians under all the above described models, such as computer hardware and software that assist in dispensing and billing and other services relating to contracting and business management. These goods and services account for a small percentage of the Company’s overall revenue and business operations.

U.S. Distributions

There are currently ten distributors selling our products to their networks and four internal sales representative employees who sell directly to physicians. The initial sales of our products were in the California workers compensation market.

Our sales currently are primarily in California, with sales initiatives launched in Nevada, Colorado, Arizona, Illinois, Michigan, Pennsylvania and Florida. We anticipate significant penetration into those states in the coming year and expect to enter additional states in 2011. The Company has a small presence in each of these states and is actively marketing in these geographic regions. We have added either distributors or sales representatives in these states. We primarily market to orthopedic surgeons, pain specialists, rheumatologists treating fibromyalgia and physical medicine specialists. With the initiation of physician dispensing and insurance reimbursement into the private insurance market, we have begun to address internal medicine, primary care medicine, and psychiatry, as well.

We have been collecting reimbursement from the workers compensation systems in California and Florida since 2004. Reimbursement from workers compensation accounts for approximately 75% of our revenue. Our sales are not concentrated to a single distributor or physician.

The Company’s initial sales efforts were to physician clients practicing within the workers’ compensation market because of the initial connections made with physicians in that market and because there were existing mechanisms for reimbursement. Workers’ compensation physicians were already performing in office dispensing of drugs and were amenable to introducing a new product line. Since 2009, we have developed a framework, business processes and technical infrastructure for obtaining reimbursement in the much larger commercial insurance reimbursement market. We have found success in this market over the last year and intend to focus our efforts toward this market in the coming year. We believe that we will see the mix of workers’ compensation to commercial move toward a more even split.

Foreign Distributions

We have a contract to distribute products in countries in the Middle East region, including rights to distribute into Algeria, Morocco, Tunisia, Bahrain, Egypt, Iraq, Jordan, Kuwait, Libya, Morocco, Oman, Qatar, Saudi Arabia, Sudan, Syria, Tunisia, UAE, Yemen and Turkey. In addition, we have entered into a letter of intent to co-develop a medical food product with a foreign company. Our products are formulated to meet the requirements of each county’s regulatory agencies while maintaining the safety and efficacy of the therapeutic agents. Our foreign sales operate with a revenue recognition model distinct to its sales contracts. Our international activities account for less than 1% of our sales but we expect it to grow in the future.

Japan

We distribute our medical food products as concentrated nutrients in Japan through a local distributor, J-Network, Inc., on a non-exclusive basis. Certain products were reformulated to meet Japanese regulatory requirements. For example, Japan does not allow the inclusion of 5-hydroxytryptophan in imported therapeutic products, but does accept L-tryptophan, an ingredient that is not acceptable in the United States as a medical food ingredient. Sales to Japan have increased steadily over the last two years.

Middle East

In March of 2010, we entered into an Agency Agreement with BioMatrix Pharma Inc. for the sale and distribution of our products into the Middle East Region, exclusive of Israel. Our products are currently in the process of registration in Lebanon and other countries in the region, including Algeria, Morocco, Tunisia, Bahrain, Egypt, Iraq, Jordan, Kuwait, Libya, Morocco, Oman, Qatar, Saudi Arabia, Sudan, Syria, Tunisia, UAE, Yemen and Turkey. The Agency Agreement, dated March 29, 2010 is an exclusive license between the Company and BioMatrix Pharma for the sale of ten (10) medical food formulas into twenty (20) countries located in the Middle East region. TMP granted BioMatrix the right for sale and marketing of the products within the territory. TMP has retained the manufacturing rights and will ship product directly to BioMatrix. TMP has the right to limit exclusivity for the sale and marketing of the products within a particular country in the territory if BioMatrix fails to launch a product within twenty-four (24) months. The products are subject to annual minimum purchasing ordering terms of 5,000 bottles the first year, 12,500 bottles the second year, 17,500 the third year, increasing at the rate of ten (10%) for each and every year thereafter. Upon execution of the agreement, BioMatrix paid TMP a licensing fee of $25,000. Pricing per one month’s supply of 60, 90, or 120 capsule bottles is $12.00USD forwarded FOB Los Angeles.

Israel

In October 2010, we entered into a letter of intent with an Israeli company, LycoRed Ltd., to co-develop a medical food product for the management of asthma. The letter of intent, dated October 20, 2010, is non-binding and summarizes the parties’ intent of entering into a Joint Development Agreement guiding the co-development and marketing of an asthma-related product. Development of the asthma product would be done under the Company’s direction and will be co-funded by the two companies. The Company would maintain a ring-fenced account to which the parties may deposit funds for use in the product’s development. Each company would maintain rights to its background intellectual property and the two parties will share any foreground intellectual property relating to the asthma product. The product would be co-branded. Profits would be shared in proportion to each company’s expenses until those expenses are repaid and further profits would be shared as agreed upon in the Joint Development Agreement. Each company would be responsible for its own costs associated with the negotiation and signature of the LOI and Joint Development Agreement. The Joint Development Agreement would be negotiated after pre-clinical data has been obtained by TMP. These pre-clinical investigations are still on going and no contract has yet been prepared. We anticipate that this product, when developed and tested, will be marketed initially in the U.S. and later through LycoRed’s international network. However, we can provide no assurance that we will successfully develop, test and market this product.

Government Regulation

Statutory Definition and One FDA Regulation

Under the Federal Food, Drug, and Cosmetic Act of 1938 (FFDCA), products are regulated on the basis of their intended use. Their intended use is determined by the objective factors surrounding their use. Numerous categories and subcategories of products exist under the FFDCA, e.g. food, food additive, dietary supplement, Generally Recognized as Safe (GRAS) food component, new drug, GRAS and Effective (GRAS/E) drug for over the counter use, and GRAS/E drug for use under the supervision of a physician. The categories overlap and products can fall within more than one category depending on their intended use.

The FDA has provided little guidance on the regulation of medical foods, as it is still a relatively new and evolving category of product under the FFDCA.

Our medical food products are defined and regulated by the Food and Drug Administration, or FDA. The term medical food, as defined in Section 5(b) of the Orphan Drug Act is a “food which is formulated to be consumed or administered enterally, or by mouth, under the supervision of a physician and which is intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation.” The FDA advises that it considers the statutory definition of medical foods to “narrowly” constrain the types of products that fit within the category of food (see May 2007 Guidance, and Food Labeling; Reference Daily Intakes and Daily Reference Values; Mandatory Status of Nutrition Labeling and Nutrition Content Revision proposed rule.) This is a Final Rule, binding regulation, on nutrition labeling for conventional foods.

The one FDA regulation pertaining to medical foods exempts them from the nutrition labeling requirements that apply to conventional foods, but they are subject to special labeling requirements. Under 21 C.F.R. sec. 101.9 (j)(8),

(j) The following foods are exempt from this section or are subject to special labeling requirements:

. . . (8) Medical foods as defined in section 5(b) of the Orphan Drug Act. A medical food is a food which is formulated to be consumed or administered enterally under the supervision of a physician and which is intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation. A food is subject to this exemption only if: (i) It is a specially formulated and processed product (as opposed to a naturally occurring foodstuff used in its natural state) for the partial or exclusive feeding of a patient by means of oral intake or enteral feeding by tube; (ii) It is intended for the dietary management of a patient who, because of therapeutic or chronic medical needs, has limited or impaired capacity to ingest, digest, absorb, or metabolize ordinary foodstuffs or certain nutrients, or who has other special medically determined nutrient requirements, the dietary management of which cannot be achieved by the modification of the normal diet alone; (iii) It provides nutritional support specifically modified for the management of the unique nutrient needs that result from the specific disease or condition, as determined by medical evaluation; (iv) It is intended to be used under medical supervision; and (v) It is intended only for a patient receiving active and ongoing medical supervision wherein the patient requires medical care on a recurring basis for, among other things, instructions on the use of the medical food.

Unlike for drugs and for dietary supplements, there is no overall regulatory schema for medical foods, or even a pending proposed rule, meaning that no FDA rulemaking is in progress. However, a very detailed Advanced Notice of Proposed Rulemaking (ANPR) entitled “Regulation of Medical Foods,” was published in the Federal Register on Nov. 29, 1996. This ANPR never progressed to a proposed rule, the Notice and Comment procedure, and an eventual Final Rule (binding regulation). However, in the view of our attorneys, it still represents (in conjunction with the May 2007 Guidance) FDA’s position and policy on medical foods. This ANPR was in effect withdrawn, because on April 22, 2003, the FDA published a proposal to withdraw numerous long-pending proposed rules, including this ANPR. The FDA cited as its reasons for withdrawal, first, that the subjects are not a regulatory priority, and agency resources are limited, second, the proposed rules have become outdated due to advances in the science or changes in the products or the industry regulated, or changes in legal or regulatory contexts; and, third, to eliminate uncertainty, so that the FDA or the private sector may resolve underlying issues in ways other than those in the proposals. In May 2007, the FDA issued its Guidance to Industry, presumably because the medical foods sector was growing, but it did not engage in a formal rulemaking procedure, either because it did not have the resources and/or because the medical foods category is still lower priority than drugs and medical devices.

Regulatory Requirements

Overview:  Medical foods are FDA-regulated, but there is no complete set or schema of regulations. There is no pre-market approval, or even pre-market notification to the FDA required. Rather, it is the responsibility of manufacturer and marketer to test for safety and efficacy before marketing and selling. The developer of a medical food must adhere closely to the statutory definition, and to the descriptions of a medical food in the one regulation regarding exemption from nutrition labeling, and in the May 2007 Guidance. (The parameters for a valid medical food are also spelled out in several FDA Warning Letters, e.g., those sent to Metagenics, Nestle Healthcare.) In the absence of a specific regulatory schema, we and our regulatory counsel have paid close attention to the numerous contrasts with both dietary supplements and with prescription drugs. (See regulation, FDA May 2007 Guidance, and the Warning Letter to Garden of Life.) All elements of the medical food product must indicate that the “intended use” of the product is for the dietary management of a disease, and not for the cure or prevention of a disease.

Threshold Issue:  The manufacturer must demonstrate that the disease or condition to be targeted — scientifically, and medically — is a disease with distinctive (or unique) nutritional requirements (ANPR 1996). The FDA has stated that this is a “narrow category,” (2007 Guidance, recent Warning Letter to Bioenergy) and that whether a product is valid for this category depends on the published medical science of the disease and its origins. The targeted disease or condition may be, or caused by, a metabolic imbalance or deficiency or the accelerated requirements for a certain nutrient caused by a disease state. Thus, we and our Scientific Advisory Committee begin with a comprehensive in-house report documenting the distinctive nutritional requirements of the disease as the crucial first step in research and development.

Formulation:  A medical food may not be a single ingredient formula — otherwise, that product would be a dietary supplement for a nutrient deficiency. (FDA Field Guides) A medical food formula must go beyond a mere modification of the diet. (FDA regulation; 2007 Guidance) The formula must meet/ satisfy the distinctive nutritional requirements, not merely ameliorate the symptoms. For example, Glucosamine or MSM, or an herb’s “active” constituent may indeed help osteoarthritis. But first the company must demonstrate that these nutrients are the distinctive nutritional requirements for osteoarthritis. The test is: Does this formula bring the patient from the abnormal condition or disease state (with distinctive nutritional requirements) back to the equilibrium of a healthy state?

Safety:  There are no particular or mandated FDA pre-market safety studies required of the formula as a whole. However, all ingredients must be either GRAS or approved food-additives. (See FDA letter to Industry (2001) regarding no botanicals or “novel” ingredients permitted in “functional foods”; and the ANPR. Since medical foods are typically taken with prescription drugs, the developer must assess whether any medical food/drug interactions pose a risk assessment. Many ingredients have been determined by the FDA to be GRAS and are listed as such by regulation. Other ingredients may achieve self-affirmed GRAS status through a panel of experts on that particular substance that author a GRAS Report. The standard for an ingredient to achieve GRAS status requires not only technical demonstration of non-toxicity and safety, but also general recognition and agreement on that safety by experts in the field. All ingredients used us in our medical foods are either FDA-approved food additives or have GRAS status. Note that the GRAS requirement for ingredients (above) is arguably a higher safety standard than the risk/benefit analysis required for pharmaceuticals. Like any evolving area, especially where no premarket approval is required, the FDA reserves the right to raise questions about the qualification of products within any category as well as the labeling, manufacturing safety, of those products. A variety of informal and formal legal options exist for the Agency to raise these issues. For medical foods, the FDA has taken little regulatory action, although questions about the manufacture and labeling of such products have arisen.

Efficacy:  No particular FDA pre-market efficacy studies are required by the FDA or by Congressional statute, similar to or comparable to Phase 2 & 3 trials for prescription drugs. But a company must have clinical trials or other tests to demonstrate that the formula, when taken as directed, meets the distinctive nutritional requirements of the particular disease. The test for effectiveness may be amelioration of the “endpoints of the disease”. In terms of the standard for substantiation of claims, the FDA has stated that the level of evidence must be at least as high as that to support an unqualified health claim, which is “significant scientific agreement.”

Manufacturing:  There are no “good manufacturing practice” (GMP) regulations for medical foods in particular. Drug GMPs are not required, nor are the relatively new dietary supplement GMPs required; only food GMPs are required. But note the “medical foods paradox” spelled out in the ANPR. The paradox is that medical foods are intended for a vulnerable patient population, under a physician’s care, and yet there are no specific FDA regulations for this category of product, whereas there are very specific and rigorous regulations and requirements for the manufacture and labeling of conventional foods. The manufacture of our medical foods is outsourced in its entirety under a contract that expires in December 2011. We use a state of the art facility, which manufactures only nutritional supplements and medical foods.

Labeling:  As for all food labels, printing must be legible, and many required elements must be conspicuous:

•	Statement of Identity: is MEDICAL FOOD For the dietary management of _______
•	Must include: “Must be administered under the supervision of a physician.”
•	An accurate statement of the net quantity of contents
•	Ingredient listing (in the absence of both a required Nutrition Facts box or a Supplement Facts box — no complete set of labeling regulations for medical foods exist yet). See 2007 Guidance:

“Medical foods are foods and therefore their label must contain a statement of identity (the common or usual name of the product) (21 CFR 101.3), an accurate statement of the net quantity of contents (21 CFR 101.105), the name and place of business of the manufacturer, packer, or distributor (21 CFR 101.5), and a complete list of ingredients, listed by their common or usual name and in descending order of predominance (21 CFR 101.4). In addition, all words, statements, and other information required by or under authority of the Federal Food, Drug, and Cosmetic Act (FFDCA) to appear on a label or labeling of a medical food must appear with prominence and conspicuousness (21 CFR 101.15). . . . Medical foods also must be labeled in conformance with the principal display panel requirements (21 CFR 101.1), the information panel requirements (21 CFR.101.2), and the misbranding of food requirements (21 CFR 101.18).”

•	Distributed by: [Co. Name and Mailing Address] (2007 Guidance). Reporting of serious adverse events is voluntary, not required; so a toll-free number is not required.

•	If the formula contains or is derived from any of the 8 major allergens, the ingredient list must contain or be followed by a prominent caution, e.g., CONTAINS WHEAT. (Food Allergen Labeling and Consumer Protection Act of 2004, and May 2007 FDA Guidance)
•	The Directions must be clear and precise, e.g., Take 2 capsules in the morning with other food, or as directed by your physician. (2007 Guidance)
•	Many companies include the Rx symbol or “Rx only” but there is no precise law currently on this. There is no explicit requirement for prescription only, though this is implied by statute; medical foods may not be sold in mainstream stores or over-the-counters, because supervision of physician is required on an on-going basis.
•	Many companies include a package insert or prescribing information in the box (but there is no law on this issue

Marketing:  A medical food is a food product thus, the FDA does not regulate advertisements and promotional activities according to the pharmaceutical statutes and regulations; there is no side effects Disclaimer or fair balancing required, e.g., in DTC advertising of drugs on television. However, the FDA has a very broad definition of “labeling”; thus all promotional materials, including websites, are under the authority, monitoring and enforcement of FDA. The Federal Trade Commission (FTC) also has joint jurisdiction with the FDA over food products, per a 1983 Memorandum of Understanding. Thus, all advertising claims — both express and implied — must be true, accurate, well-substantiated, and not misleading. All websites, print ads, infomercials, exhibit booth materials, testimonials, and endorsements must be reviewed by the regulatory counsel with both an FDA and an FTC perspective. A company must be careful re. disseminating “off-label use” materials, i.e., as a drug or a drug alternative.

Enforcement:  Enforcement is post-market, mostly via annual FDA inspections of food facilities — including packaging, distribution facilities, and fulfillment houses, as well as the manufacturer. (Field Guides for Compliance) But see FDA Warning Letters sent to Efficas: FDA also gathers material at trade shows/ conferences, and examines websites. FTC has joint jurisdiction, and performs sophisticated Internet searches, both randomly and at the request of the FDA or of a competitor.

Medical Foods and Pharmaceuticals

Medical foods are distinguished from the broader category of foods for special dietary use and from foods that make health claims by the requirement that medical foods be intended to meet distinctive nutritional requirements of a disease or condition, be used under medical supervision and intended for the specific dietary management of a disease or condition. To be considered a medical food, a product must, at a minimum, meet the following criteria: the product must be a food for oral or tube feeding; the product must be labeled for the dietary management of a specific medical disorder, disease or condition for which there are distinctive nutritional requirements; and the product must be intended to be used under medical supervision (see regulation, above).

Additionally, we are licensed by the FDA as a pharmaceutical re-packager and the company is permitted to purchase and re-distribute scheduled medications and package and re-label products. We are subject to periodic inspections of facilities, marketing materials and products by FDA inspectors; these are routine inspections conducted without prior notice every one or two years.

Pharmaceutical companies have significant risk in launching new drugs due to the enormous development and regulatory costs. These risks and costs are in “time to marketplace”, clinical trial risk, and regulatory approval risk. It is estimated that a new pharmaceutical’s cost can range up to $1 Billion per product from the time of inception to market introduction. Regulatory approval can take up to fifteen years after the identification of a New Chemical Entity (NCE) and the initiation of the development cycle. Patents are filed at the inception of the process; and depending upon the development time, the patent life at the time of approval is limited to a decade or less. Medical foods in the United States do not require pre-market approval prior to product launch, but formulas are required to be based on recognized scientific principles. Clearly, the time and cost from inception to market for medical foods are significantly less.

Claims for both medical foods and drugs must be supported by scientific data or clinical data. Medical foods may also have intrinsic safety obtained through “generally recognized as safe” (GRAS) status of the ingredients, including the common use of the food or food component in people. For GRAS/E products that have been used for a material time and extent or under the supervision of a physician the support for the use can be provided by scientific or clinical data. No premarket approval by FDA is required. By contrast, the safety and therapeutic claims of a product labeled for a new drug use, i.e., one that is not GRAS/E must be pre-approved by the FDA through extensive clinical testing in animals and then humans.

Thus, for a medical food (or, e.g., a GRAS prescription product), the FDA requires scientific data and often human clinical studies to substantiate claims but preapproval by the Agency to market the product is not required. Claims for both medical foods and drugs must be supported by solid laboratory and clinical data. Medical foods have intrinsic safety obtained through GRAS status of the ingredients, including use of the food or food additive in millions of people. By contrast, the safety and therapeutic claims of a product labeled a drug must be pre-approved by the FDA through extensive clinical testing in animals and then humans.

For a medical food, the FDA implies that human clinical studies are required, per the FDA’s ANPR (above), and based on the manufacturer’s and marketer’s responsibility that any health/ medical product be demonstrated to be efficacious before it is marketed and sold. This is a fundamental principle under both the FDA and the FTC, for all health-related products

Medical foods are administered and supervised by physicians, allowing a range of existing human studies to be used to support claims. The standard for medical foods allows use of published science from a variety of sources to support disease and nutritional functional deficiency claims. Our ingredients and formulas are well-researched and supported by voluminous scientific literature, in-house Monographs, and clinical trials.

We have followed the regulatory compliance counsel from the beginning of its research and development on medical foods.

Point-of-Care Dispensing by Physicians

In 44 out of 50 states in the U.S., physician dispensing of prescription drugs is legal subject to specified regulations. In six other states, there are restrictions on this practice and, in Utah, the restrictions are severe enough that, in practical terms, physician dispensing is effectively prohibited altogether. In September of 2010, Utah promulgated rules for revisions of their laws to allow for physician dispensing of approved drugs. Texas, New York and New Jersey have limitations on the number of units that may be dispensed at any one time.

Many of the states allowing physician dispensing for profit have regulations relating to licensure, storage, labeling, record keeping and the degree of supervision required by the physician over support personnel who assist in the non-judgmental tasks associated with physician dispensing, such as retrieving medication bottles and affixing labels. We regularly monitors these laws and regulations, in consultation with legal counsel and the governing agencies, to assist customers in understanding them so that they can materially comply.

Stark II

Congress enacted significant prohibitions against physician self-referrals in the Omnibus Budget Reconciliation Act of 1993. This law commonly referred to as “Stark II,” applies to physician dispensing of outpatient prescription drugs that are reimbursable by Medicare or Medicaid. Stark II, however, includes an exception for the provision of in-office ancillary services, including a physician’s dispensing of outpatient prescription drugs, provided that the physician meets the requirements of the exception.

Good Manufacturing Practices

The Company is subject to regulation by and licensure with the FDA, the DEA and various state agencies. Among the regulations applicable to the Company are the FDA’s “good manufacturing practices.” Medical foods must comply with all applicable requirements for the manufacture of foods, including the Current Good Manufacturing Practices regulations and Registration of Food Facilities requirements. Ingredients used in medical foods must be approved food additives or a food additive that is subject to an exemption for investigational use if the ingredients are not GRAS.

Anti-Kickback Statute and HIPAA Criminal Laws

We are subject to various federal and state laws pertaining to health care “fraud and abuse.” The federal Anti-Kickback Statute makes it illegal for any person, including a pharmaceutical, biologic, or medical device company (or a party acting on its behalf), to knowingly and willfully solicit, offer, receive or pay any remuneration, directly or indirectly, in exchange for, or to induce, the referral of business, including the purchase, ordering or prescription of a particular item or service, or arranging for the purchase, ordering, or prescription of a particular item or service for which payment may be made under federal healthcare programs such as Medicare and Medicaid. In 1996, under the Health Insurance Portability and Accountability Act (HIPAA), the Anti-Kickback Statute was expanded to be made applicable to most federal and state-funded health care programs. The definition of “remuneration” has been broadly interpreted to include any item or service of value, including but not limited to gifts, discounts, the furnishing of free supplies or equipment, commercially unreasonable credit arrangements, cash payments, waivers of payments or providing anything at less than its fair market value. Several courts have interpreted the Anti-Kickback Statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of business reimbursable by a federal healthcare program, the statute has been violated. Penalties for violations include criminal penalties, civil sanctions and administrative actions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federally-funded healthcare programs. In addition, some kickback allegations have been held to violate the federal False Claims Act, which is discussed in more detail below.

The federal Anti-Kickback Statute is broad and prohibits many arrangements and practices that may be lawful in businesses outside of the healthcare industry. Recognizing that the Anti-Kickback Statute is broad and may technically prohibit many innocuous and beneficial arrangements, Congress created several exceptions in the Social Security Act and has authorized the U.S. Department of Health and Human Services (HHS) to publish regulatory “safe harbors” that exempt certain practices from enforcement action under the Anti-Kickback Statute prohibitions. For example, there are safe harbors available for certain discounts to purchasers, personal services arrangements and various other types of arrangements. However, safe harbor protection is only available for transactions that satisfy all of the narrowly defined safe harbor provisions applicable to the particular remunerative relationship. We seek to comply with such safe harbors whenever possible. Conduct and business arrangements that do not strictly comply with all the provisions of an applicable safe harbor, while not necessarily illegal, face an increased risk of scrutiny by government enforcement authorities and an ongoing risk of prosecution.

In addition, many states have adopted laws similar to the federal Anti-Kickback Statute. Some of these state prohibitions apply to referral of patients for healthcare services reimbursed by any third-party payer, not only the Medicare and Medicaid programs or other governmental payers. At least one state, California, also has adopted a law requiring pharmaceutical companies to implement compliance programs to prevent and deter conduct that may violate fraud and abuse laws that comply with the voluntary industry guidelines and the Office of Inspector General (OIG) compliance guidance. While we believe we have structured our business arrangements to comply with these laws, it is possible that the government could find that such arrangements violate these laws, which could have a material adverse effect on our business, results of operations and financial condition.

HIPAA created two new federal crimes: health care fraud and false statements relating to health care matters. The health care fraud statute prohibits knowingly and willfully executing a scheme to defraud any health care benefit program, including private payers. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from federal and state health care programs such as Medicare and Medicaid. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services. A violation of this statute is a felony and may result in fines or imprisonment. Additionally, HIPAA granted expanded enforcement authority to HHS and the U.S. Department of Justice (DOJ) and provided enhanced resources to support the activities and responsibilities of the OIG and DOJ by authorizing large increases in funding for investigating fraud and abuse violations relating to health care delivery and payment.

HIPAA Compliance and Privacy Protection

The Health Insurance Portability and Accountability Act of 1996 (HIPAA) established for the first time comprehensive federal protection for the privacy and security of health information. The HIPAA standards apply to three types of organizations, or “Covered Entities:” health plans, health care clearing houses, and health care providers who conduct certain health care transactions electronically. Covered Entities must have in place administrative, physical and technical standards to guard against the misuse of individually identifiable health information. Additionally, some state laws impose privacy protections more stringent than HIPAA’s. There are also international privacy laws, such as the European Data Directive, that impose restrictions on the access, use, and disclosure of health information. All of these laws may impact our business. We are a Covered Entity subject to HIPAA privacy and security standards. Our activities must also comply with other applicable privacy laws. Our failure to comply with these privacy laws or significant changes in the laws restricting our ability to obtain tissue specimens and associated patient information could significantly impact our business and our future business plans. We maintain strict procedures and policies to remain compliant with these patient confidentiality requirements.

HITECH Act

The Health Information Technology for Economic and Clinical Health (HITECH) Act promotes the adoption and meaningful use of health information technology. The HITECH Act addresses the privacy and security concerns associated with the electronic transmission of health information, in part, through several provisions that strengthen the civil and criminal enforcement of the HIPAA rules.

The HITECH Act establishes four categories of violations that reflect increasing levels of culpability and four corresponding tiers of penalty amounts that significantly increase the minimum penalty amount of each violation. The maximum penalty amount is $1,500,000 for repeated violations of the same provision. In addition, the HITECH Act permits the imposition of penalties if the Covered Entity did not know, and with the exercise of reasonable diligence, would not have known, of the violation. Such violations are now punishable under the lowest tier of penalties. In addition, the HITECH Act prohibits the imposition of penalties for violations corrected within a 30-day period so long as those violations were not due to willful neglect.

False Claims Laws

Pursuant to various federal and state false claims laws, the submission of false or fraudulent claims for payment may lead to civil money penalties, criminal fines and imprisonment, and/or exclusion from participation in Medicare, Medicaid and other federally funded health care programs. These false claims statutes include the federal False Claims Act, which allows the federal government or private individuals to bring suit alleging that an entity or person knowingly submitted (or caused another person or entity to submit or conspired to submit) a false or fraudulent claim for payment to the federal government or knowingly used (or caused to be used) a false record or statement to obtain payment from the federal government. The federal False Claims Act may also be violated if a person files a false statement in order to reduce, avoid, or conceal an obligation to pay money to the federal government, or engages in conduct that may violate the Anti-Kickback Statute. Several pharmaceutical and medical device companies have settled claims based on the federal False Claims Act for conduct involving, among other examples, providing free product to purchasers with the exception that federally-funded health programs would be billed for the product, or instances in which a manufacturer has marketed its product for unapproved and non-reimbursable purposes. A person who files suit may be able to share in amounts recovered by the government in connection with such suits. Such suits, known as qui tam actions, have increased significantly in recent years and have increased the risk that a health care company will have to defend a false claims action, enter into settlements that may include corporate integrity agreements requiring disclosures to the federal government, pay fines or be excluded from the Medicare and/or Medicaid programs as a result of an investigation arising out of such an action. The scope of the federal false Claims Act was significantly expanded in both the Fraud Enforcement and Recovery Act of 2009, Pub. L. No. 111-21 (2009), and in the Patient Protection and Affordable Care Act of 2010, Pub. L. No. 111-148 (2010). In addition, a number of states have enacted similar laws prohibiting the submission of false or fraudulent claims to a state government. We are not aware of any qui tam actions pending against us. However, no assurance can be given that such actions may not be filed against us in the future, or that any non-compliance with such laws would not have a material adverse effect on our business, results of operations and financial condition.

State Regulatory Requirements

Each state has its own regulations concerning physician dispensing, restrictions on the corporate practice of medicine, anti-kick back and false claim regulations. In addition, each state has a board of pharmacy that regulates the sale and distribution of drugs and other therapeutic agents. Some states require that a physician obtain a license to dispense prescription products. When considering the commencement of business in a new state, we solicit the opinion of healthcare counsel regarding the expansion of operations into that statement and utilize local counsel when necessary.

Other United States Regulatory Requirements

In the United States, the research, manufacturing, distribution, sale, and promotion of drug and biological products are subject to regulation by various federal, state, and local authorities in addition to the FDA, including the Centers for Medicare and Medicaid Services (formerly the Health Care Financing Administration), other divisions of the United States Department of Health and Human Services (e.g., the Office of Inspector General), the United States Department of Justice and individual United States Attorney offices within the Department of Justice, and state and local governments. Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990 and the Veterans Health Care Act of 1992, each as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to federal and state consumer protection, unfair competition, and other laws. In addition, we may be subject to federal and state laws requiring the disclosure of financial arrangements with health care professionals.

California Board of Pharmacy

We maintain an active Wholesale Pharmacy License in California. A wholesaler permit is required before any company selling dangerous drugs or devices for resale or distribution in California may do business in California.

Foreign Regulatory Requirements

We may be subject to widely varying foreign regulations, which may be quite different from those of the FDA, governing clinical trials, manufacture, product registration and approval, and pharmaceutical sales. Whether or not FDA approval has been obtained, we must obtain a separate approval for a product by the comparable regulatory authorities of foreign countries prior to the commencement of product marketing in these countries. In certain countries, regulatory authorities also establish pricing and reimbursement criteria. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval.

Reimbursement and Pricing Controls

In many of the markets where we would commercialize a product, the prices of pharmaceutical products are subject, by law, to direct price controls and to drug reimbursement programs with varying price control mechanisms. Public and private health care payers control costs and influence drug pricing through a variety of mechanisms, including the setting of reimbursement amounts for drugs and biological products covered by Medicare Part B based on their Average Sales Prices calculated by manufacturers in accordance with the Medicare Prescription Drug, Improvement, and Modernization Act, as amended, through negotiating discounts with the manufacturers, and through the use of tiered formularies and other mechanisms that provide preferential access to certain drugs over others within a therapeutic class. Payers also set other criteria to govern the uses of a drug that will be deemed medically appropriate and therefore reimbursed or otherwise covered. In particular, many public and private health care payers limit reimbursement and coverage to the uses of a drug that are either approved by the FDA or that are supported by other appropriate evidence (for example, published medical literature) and appear in a recognized drug compendium. Drug compendia are publications that summarize the available medical evidence for particular drug products and identify which uses of a drug are supported or not supported by the available evidence, whether or not such uses have been approved by the FDA. For example, in the case of Medicare coverage for physician-administered oncology drugs, the Omnibus Budget Reconciliation Act of 1993, with certain exceptions, prohibits Medicare carriers from refusing to cover unapproved uses of an FDA-approved drug if the unapproved use is supported by one or more citations in the American Hospital Formulary Service Drug Information, the American Medical Association Drug Evaluations, or the United States Pharmacopoeia Drug Information. Another commonly cited compendium, for example under Medicaid, is the DRUGDEX Information System.

The foregoing description of laws and regulations affecting health care companies is not meant to be an all-inclusive discussion of aspects of federal and state fraud and abuse laws that may affect our business, results of operations and financial condition. Health care companies operate in a complicated regulatory environment. These or other statutory or regulatory initiatives may affect our revenues or operations. No assurance can be given that our practices, if reviewed, would be found to be in compliance with applicable fraud and abuse laws (including false claims laws and anti-kickback prohibitions), as such laws ultimately may be interpreted, or that any non-compliance with such laws or government investigations of alleged non-compliance with such laws would not have a material adverse effect on our business, results of operations and financial condition.

FDA Warning Letter

On April 8, 2010, the FDA issued a warning letter to PTL. FDA warning letters are not final FDA actions but are investigative tools used by the agency to elicit corrective action. A company that receives a warning letter is expected to respond to the FDA by presenting a corrective plan to address issues raised. The April 8, 2010 warning letter asserted that certain convenience packs appeared to be unapproved new drugs. The warning letter asserted that convenience packs were intended to diagnose, treat or cure disease and therefore should be categorized as new drugs. The letter also stated that the convenience packs were not generally recognized as safe and effective for their intended use and also asserted that the products appeared to be intended for self-administration without medical supervision. To facilitate discussions with the FDA, we voluntarily stopped providing our physician clients with completed convenience packs.

The Company responded to the FDA in a letter dated April 26, 2010. In the response, we asserted that our products were medical food convenience packs. We indicated that the FDA had a long history of recognizing convenience kits and had a published guidance for their use. We indicated that our convenience packs contain two FDA regulated products — a pharmaceutical and a medical food. Both products are either approved by the FDA, i.e. the pharmaceutical, or a medical food containing ingredients that are generally recognized and safe for their intended use, or GRAS. The Company’s plan outlined in the April 26, 2010 letter included a request for a meeting with the FDA to further clarify their objections.

A meeting was held on August 3, 2010 in Irvine, CA with FDA representatives from both the Regional Office in California and Washington, D.C. (via teleconference). An officer from the Prescription Drug Division asserted that it was her position that the medical food alters the pharmacokinetics of the pharmaceutical contained in the convenience pack (the length of time that the drug remained in the blood) and, on that basis, asserted that the convenience packs were unapproved new drugs. We presented an 800 page study commissioned by the FDA in 1982 concluding that amino acids did not alter the pharmacokinetics of drugs. Secondly, the FDA officer presented a patient package insert that explained to the patient that the medical food could lead to a reduction of the dose of the pharmaceutical contained in the convenience pack. The Company agreed that the language was inartful. A senior FDA representative then pointed out that, if the claim was altered to allow the physician to determine the right dose of the drug, reducing, increasing or not changing usual dose, then the claim would fall under the practice of medicine, which the FDA does not regulate. Finally, the FDA representative was unaware that we had an FDA approved IND (Investigational New Drug Number) and that under that IND we had been submitting protocols to the Drug Branch (CDER) of the FDA since 2001. The Company had received several letters from CDER indicating that our convenience packs were not new drugs. The FDA requested copies of these letters, which were subsequently provided to the FDA unit responsible for the Warning Letter. The Company agreed that, until a formal response to the meeting was filed, the Company would not ship convenience packs or components of convenience packs.

The Company formally responded to the FDA in a letter dated September 13, 2010. In that letter, we summarized the issues presented at the August 3, 2010 meeting. The Company again indicated to the FDA that the agency had a long history of recognizing convenience kits and had published a formal guidance document that outlined the rules for distribution of convenience kits. The Company reiterated its position that placing one FDA product in a kit with a second FDA regulated product does not create a new drug as long as one product does not alter the other and vice versa. More specifically, the Company believes that, with the appropriate labeling and accompanying instructions to physicians and patients, there is no legal bar to use of a convenience pack for two such products each in full compliance with all FDA laws and regulations.

We agreed to remove from our patient materials and promotional materials a claim that the co-administration of our medical foods with the prescription drug could reduce the dose of the prescription drug. We further agreed to refrain from providing any materials that would promote any off-label use of a prescription drug, including both indication and dose of the drug. The FDA generally gives a formal response in writing in 30 days. If the FDA does not respond within 30 days, it is accepted industry practice to operate on the assumption that the plan has been accepted by the FDA. To date, we have received no response to our September 13, 2010 letter. Accordingly, the Company began to provide components of the convenience kits in October 2010 to physician clients, who would then assemble the convenience pack for their patients.

Following the receipt of the FDA warning letter on April 8, 2010 and to facilitate discussions with the FDA, we voluntarily stopped providing completed convenience packs. Instead, we supplied the components of the convenience packs to our physician clients and they could dispense the components packaged together to their patients. We provide our physician clients an appropriately labeled box containing the medical food product and a package insert. The physician purchases the pharmaceutical and assembles the convenience pack at the time of dispensing. The PDRx system prints the box label and patient instructions. After we stopped assembling convenience-packed products, sales of individual medical foods and pharmaceutical products rose to make up for the loss of sales of convenience packs and our overall revenue was not impacted. As of the date of this prospectus, we continue to provide the components of the convenience packs to our physician clients and they assemble the convenience packs for their patients. We have found that providing the various components and permitting our physician clients to assemble the convenience packs at the time they are dispensed to the patient is more convenient and cost effective.

In January 2011, the FDA Structured Product Labeling, or SPL, division requested a teleconference with the Company. This teleconference was led by the head of the FDA’s National Drug Code database registration. The FDA SPL division indicated that it had determined to register the Company’s convenience packs in the National Drug Code database as a Medical Food-Drug Convenience Kit. Subsequently, the FDA has registered 38 of our convenience kits after careful review of all labels and claims. This official listing can be examined on the government Web site Daily Med at www.dailymed.com. The information from the National Drug Code database flows through to all commercial databases such as First DataBank, Medispan and Red Book. Third party payers rely on the information in these commercial databases when determining reimbursements for pharmaceutical products.

Also in January 2011, inspectors from the Southwest Regional Office of the FDA inspected Company facilities and reviewed medical food labels without comment. A formal report will be issued by the agency in four to six months after laboratory analysis of product samples is complete. No deficiencies in the facility or operations were noted during the inspection.

Competition

We provide services in a segment of the healthcare industry that is highly fragmented and extremely competitive. Our actual and potential competitors in the United States and abroad may include major specialty pharmaceutical, biotechnology, packaged food and medical food companies such as Nestle Nutrition, PamLab LLC, Primus Pharmaceuticals Inc., Neptune Technologies & Bioresources Inc., Abbot Nutrition and Accera Inc. Many of our potential competitors have considerably greater financial, technical, marketing, research and other resources than we do, which may allow these competitors to discover important information and technology before we do. It is anticipated that competition will continue to increase due to such factors as increased consumer awareness and company publications. Our competitors may succeed in developing products that circumvent our technologies or product candidates. Also, our competitors may succeed in developing technologies or products that are more effective than those that will be developed by us or that would render our technology or product candidates less competitive or obsolete.

In addition, we are developing our product candidates to complement certain methods for treating various conditions. If those methods change, it is likely that the demand for our services and product candidates would significantly decline or cease altogether. The development of new or superior competing technologies or products, or a change in the methodology of treating the ailments that our products address, could affect our competitive position and harm our business. Moreover, these competitors may offer broader product lines and have greater name recognition than us and may offer discounts as a competitive tactic.

Additionally, several development-stage companies are currently making or developing product candidates that compete with or will compete with our potential products. Competitors may succeed in developing, obtaining approval from the FDA or marketing technologies or products that are more effective or commercially attractive than our potential products or that render our technologies and current or potential products obsolete. Competitors may also develop proprietary positions that may prevent us from commercializing product candidates.

We believe that there are no competitors in medication management that offer a comprehensive solution with ease of use, accessibility, information content and financial opportunity for physicians comparable ours, especially the availability of patented medical food and medical food convenience-packs. In the emerging market for medical food products we have gained a competitive position due to our adherence to the letter of the statute that requires physician supervision and prohibits sales directly to the consumer. By promoting the PTL brand to physicians we have been able to establish a presence in the medical community. Our patented products and clinical trials have validated the clinical utility of medical foods as stand alone products as well as an adjunct to pharmaceuticals in certain specified disease states.

The medical foods sector is a small part of the greater market for clinical nutrition products worldwide. Because we have strived to abide by and exceed the legal requirements for medical food marketing we have set ourselves apart from our competitors. We have constituted an active Medical Advisory Board that consists of practicing physicians well versed in scientific research methods. In addition, we have employed the services of Dr. Arline MacDonald, a nutrition scientist to write our product monographs. We have also conducted a series of independent controlled clinical trials to validate the efficacy of our products. The results of two of these trials have been published in peer reviewed medical journals. We believe that the only other medical food company that has performed this level of scientific validation is Accera Inc., a company specializing in neurodegenerative diseases that currently markets a single medical food product.

To our knowledge, there is no other company in our industry that has created a complete solution for the dispensing, billing and collection of reimbursements from third party payers for point-of-care dispensed therapeutic agents. We sell medical foods, generic and branded drugs directly to the physician. The financial opportunity for practicing physicians is created when the physician acts as both the prescriber and the dispenser of drugs and medical foods. Other providers of these products to physicians depend upon the cash-and-carry model, where the patient pays for the product at the point of care and there is no insurance billing. By developing a system where we arrange for a contract between the dispensing physician and the insurance carrier, a mechanism for the patient and the physician is created to bill for products in the same manner that a pharmacy bills.

Employees

The Company had fifty-five full-time employees as of April 15, 2011, of whom thirty four were in product development, operations and engineering, seven in sales and marketing and fourteen in general, administrative and executive management, no part time employees, two temporary employees and six independent contractors. It is general practice in our industry to retain the services of independent contractors to perform tasks related to computer programming and network administration. None of these employees is covered by a collective bargaining agreement and our management considers relations with employees and service partners to be good.

Facilities

We lease approximately 4,594 square feet of office space in Los Angeles, California to house our administrative, marketing and product development activities. We pay $12,716 per month in rent in

Los Angeles, under a lease that expires in February 28, 2012. In addition, we lease several smaller storage spaces on a month-to-month basis. In general, we believe that our properties are well-maintained, adequate and suitable for their purposes.

Legal Proceedings

We are not involved in any pending or threatened legal proceedings.

MANAGEMENT

Name	Age	Position
Elizabeth Charuvastra	66	Executive Chairman, Vice President Regulatory Affairs and Director
William Shell, M.D.	68	Chief Executive Officer and Chief Scientific Officer and Director
Kim Giffoni	59	Executive Vice President of Foreign Sales and Investor Relations and Director
Steve B. Warnecke	53	Chief Financial Officer
Amir Blachman	39	Vice President of Strategy and Operations
Maurice J. DeWald	70	Director
Donald J. Webster	56	Director
Arthur R. Nemiroff	67	Director
John H. Bluher	53	Director

Background

The following is a brief summary of the background of our directors and named executive officers:

Elizabeth Charuvastra is our Executive Chairman and Vice President of Regulatory Affairs and a director. Ms. Charuvastra is a founder of TMP and has served as Chairman of the Board of Directors and Executive Vice President of Regulatory Affairs of TMP since December 1999. Ms. Charuvastra is a Registered Nurse and inventor. Prior to assuming her current responsibilities with our company, Ms. Charuvastra founded and served as president of Beverly Glen Medical Systems, a California-based national cardiac monitoring company, from May 1990 to October 1999. Under Ms. Charuvastra’s direction, Beverly Glen Medical Systems developed new technologies in high resolution continuous EKG (Holter) monitoring. This innovative technology has been used to assess the safety of new pharmaceutical agents during the FDA approval process. The technology is also used by Targeted Medical Pharma for objective, quantitative analysis of cardiac and autonomic nervous system function in product development studies and clinical trials.

Ms. Charuvastra is co-inventor with Dr. William Shell of the technology used in TMP’s amino acid-based products and holds 5 patents on this process. Ms. Charuvastra is the author of a number of publications, abstracts and presentations on subjects that include risk of sudden death related to QT interval prolongation, and Heart Rate Variability testing associated with Gulf War illness. More recent publications include peer reviewed papers on the Company’s amino acid based therapeutic systems. Ms. Charuvastra received her degree in nursing and her degree in nurse midwifery from Royal Canberra Hospital in Australia. Ms. Charuvastra is married to Dr. Shell. Ms. Charuvastra’s experience as a founder of our Company, co-developer of our Company’s scientific applications and developer of risk management strategies leads us to conclude that she would make significant contributions as a director.

William E. Shell, M.D. is our Chief Executive Officer and Chief Scientific Officer and a director. Dr. Shell has served as Chief Executive Officer, Chief Scientific Officer and a director of TMP since July 2000. Dr. Shell is a board-certified cardiologist and an inventor. Dr. Shell attended the University of Michigan and University of Michigan Medical School from June 1960 until July 1967, where he obtained a Degree in Cell Biology and an MD. He completed his Internal Medicine Residency at University Hospital Ann Arbor Michigan in June 1970. He completed his Cardiovascular Disease Fellowship at the University of California, San Diego in 1973 and became Board Certified in Internal Medicine and Cardiology in 1973. Dr. Shell was an officer on active duty in the United States Air Force for two years from July 1973 until June 1975. During his tenure in the United States Air Force, Dr. Shell served as the first American physician in the American Soviet Exchange Program and as the director of the coronary care unit at Keesler Air Force Base in Mississippi, for which work Dr. Shell received a Presidential Citation from President Nixon. Dr. Shell joined Cedars Sinai Medical Center in July 1975 as the Coronary Care Unit Director and Director of the Cardiovascular Biochemistry Research Laboratories. From July 1982 to June 1990, Dr. Shell served as Director of Cardiac Rehabilitation and an attending Cardiologist at Cedars-Sinai Medical Center in Los Angeles, California. From July 1975 until June 1983, Dr. Shell served as an Associate Professor of Medicine at UCLA School of Medicine. From July 1975 to July 1985, Dr. Shell served as an Associate Cardiologist at Cedars-Sinai Medical Center. From September, 1991 to August 1994, Dr. Shell served as chairman and chief scientific officer of Interactive Medical Technologies (OTCBB:IMT). From 1987 until

August 1999 Dr. Shell served as Chief Scientific Officer of Beverly Glen Medical Systems. Since July 2000, Dr. Shell has served as the Chief Scientific Officer of TMP. Since June 2006 Dr. Shell has served as the Chief Executive Officer of TMP.

In November 2003, Dr. Shell filed for Chapter 7 Bankruptcy. This bankruptcy filing related to a 1998 marital distribution agreement entered into in connection with Dr. Shell’s divorce that was based on the projected stock value of IMT stock. There were no other significant debts in the bankruptcy.

Dr. Shell is married to Ms. Elizabeth Charuvastra. Dr. Shell’s extensive background in science and medicine, his role as co-investor of our Company’s patented technology, his experience in the formation of new companies and his leadership in managing our Company as Chief Executive Officer leads us to conclude that he would make significant contributions as a director.

Please see the section entitled “Business — Background of Dr. Shell” for additional information.

Kim Giffoni is our Executive Vice President of Foreign Sales and Investor Relations and a director. Mr. Giffoni is a founder of TMP and served as President and Chief Operating Officer and a director of TMP from December 1999 to December 2010. Since December 2010, Mr. Giffoni has served as Executive Vice President of Foreign Sales and Investor Relations of TMP. Prior to assuming his current responsibilities, from April 1996 to May 1999, Mr. Giffoni served as president of NutraCorp Scientific, Inc., a dietary supplement company marketing and selling nutritional products worldwide. From January 1983 to March 1996, Mr. Giffoni founded and served as president of Giffoni Development Company. Under Mr. Giffoni’s direction the company profitability developed and sold multi-million dollar residences in Southern California. From 1980 through 1983 Mr. Giffoni served as an advertising manager of Herald Community Newspapers supervising advertising insert flow into fifteen local newspapers throughout Southern California. Prior to working for the Los Angeles based Herald Community Newspapers, from 1972 through 1979, Mr. Giffoni served as adverting director of the Las Virgenes Enterprise Newspaper Group and co-founded the weekly newspaper Malibu Surfside News. Mr. Giffoni earned a Bachelor of Arts in Communications from California State University at Northridge. Mr. Giffoni is a former professional baseball player for the Kansas City Royals Professional Baseball Club and is a commercially-rated helicopter plot. Mr. Giffoni’s role as a founding member of the Company, his experience in sales and marketing and his background in business development leads us to conclude that he would make significant contributions as a director.

Steve B. Warnecke is our Chief Financial Officer. He also has served, since November 2010 as chief executive officer of Evolutionary Genomics, Inc. (a private company involved in genetic research for agricultural crops). From March 2003 to January 2011, Mr. Warnecke served as a director of Evolving Systems, Inc. (NasdaqCM:EVOL), a provider of software solutions and services to the wireless, wireline and cable markets. From November 2008 to May 2010, Mr. Warnecke served as chief financial officer of Bacterin International, Inc. (BIHI.PK) a company focused on biomaterials research and development and commercialization. From April 2002 to April 2009, he served as chief financial officer of The Children’s Hospital Foundation, a Colorado not-for-profit foundation. Mr. Warnecke also serves as chairman of Children’s Partners Foundation and serves on the board of directors of the Cystic Fibrosis Foundation. In addition, from August 2001 through January 2002, Mr. Warnecke served as senior vice president — strategic planning for First Data Corp.’s Western Union subsidiary. From August 1999 through June 2001, Mr. Warnecke served as chief financial officer for Denver-based Frontier Airlines. Mr. Warnecke spent the first twenty years of his career, 1979 – 1999, in financial management and chief executive officer positions in the construction industry after graduating in 1979 from the University of Iowa with a Bachelor of Business Administration degree and passing the C.P.A. exam.

Amir R. Blachman is our Vice President of Strategy and Operations. Mr. Blachman joined TMP as Vice President of Operations in February 2010. Since July 2010, he has served as TMP’s Vice President of Strategic Planning and acting Chief Financial Officer. Prior to assuming his responsibilities at TMP, Mr. Blachman established himself as a real estate investment professional from 2003 to 2010. From May 2008 to December 2008 he served as Director of Acquisitions for MJL Capital, LLC. From February 2006 to May 2007, Mr. Blachman managed investor communications and acquisitions analysis for Columbus Pacific Properties, LLC. Mr. Blachman is the author of a real estate finance textbook and lectures on the topic.

From February 2001 to August 2001, he served as Operations Director and Assistant to the CTO at WeddingChannel.com. From October 1999 to December 2000, Mr. Blachman served as Director of Operations at PeopleSupport.com (Nasdaq: PSPT). From July 1997 to March 1999, he served as Supervisor of Broker Services at Franklin Templeton Mutual Funds (NYSE:BEN).

Mr. Blachman earned a Bachelor of Arts in Psychology with an emphasis in Neuropharmacology from the University of California Santa Barbara and a Masters in Business Administration from UCLA Anderson School of Management. He is a volunteer Big Brother, a speaker at the Association for Strategic Planning and is a workgroup member of the National Council for Prescription Drug Programs.

Maurice J. DeWald has served as a director since February 2011. Since June 1992, Mr. DeWald has served as the chairman and chief executive officer of Verity Financial Group, Inc., a financial advisory firm with a primary focus on the healthcare and technology sectors. Mr. DeWald also serves as a director of Mizuho Corporate Bank of California, as non-executive Chairman of Integrated Healthcare Holdings, Inc. and Healthcare Trust of America, Inc. Mr. DeWald also previously served as a director of Tenet Healthcare Corporation, ARV Assisted Living, Inc. and Quality Systems, Inc. From 1962 to 1991, Mr. DeWald worked with the international accounting and auditing firm of KPMG, LLP, where he served at various times as an audit partner, a member of the board of directors and managing partner of the Orange County, California, Los Angeles, California and Chicago offices. Mr. DeWald has served as chairman and director of both the United Way of Greater Los Angeles and the United Way of Orange County California. Mr. DeWald holds a Bachelor of Arts degree in Accounting and Finance from the University of Notre Dame and is a member of its Mendoza School of Business Advisory Council. Mr. DeWald is a Certified Public Accountant (inactive), and is a member of the California Society of Certified Public Accountants and the American Institute of Certified Public Accountants. Mr. DeWald’s experience as a director of companies focused on health care, which familiarized him with the regulatory framework within which we work, as a financial advisor to the healthcare industry as well as his education and experience in accounting leads us to conclude that he would make significant contributions as a director.

Donald J. Webster has served as a director since February 2011. Prior to assuming his current responsibilities, from July 1977 to September 2003, Mr. Webster served in various positions at Chevron Corporation, an international energy company, including, most recently, as general manager of procurement. Mr. Webster also served in production operations management, new business opportunities assessment, and supply chain management in the United States and abroad during his tenure at Chevron. Mr. Webster has directed complex oil and gas operations in various developing countries. He also had responsibility for the development and implementation of supply chain and contracting strategies for the Chevron Corporation. When he served as general manager of supply chain management, Mr. Webster was responsible for leading improvements in Chevron’s $6 billion annual spending on supplies and services and also directed several company-wide strategic sourcing initiatives. As general manager of supply chain management at the corporate level, Mr. Webster guided in-depth internal reviews of Chevron’s shared financial services activities (including Chevron’s in-house credit card business), business and real estate company. In March 2004, Mr. Webster founded Webster Consulting Services, LLC, which provides general, operational management and supply chain guidance for firms in various industries. Mr. Webster is a member of the Institute of Supply Management and is accredited as a certified purchasing manager by the Institute for Supply Management. He is a Director of the Lions Camp Horizon Foundation and the Lahari Foundation. Mr. Webster holds a Bachelor of Engineering degree in chemical engineering from McMaster University in Hamilton, Ontario. Mr. Webster’s experience in supply chain management, production operations management and business consulting in a variety of industries leads us to conclude that he would make significant contributions as a director.

Arthur R. Nemiroff has served as a director since February 2011. Prior to assuming his current responsibilities, from December 1990 to June 2010, Mr. Nemiroff was a partner of the accounting and auditing firm of BDO, USA LLP, where he served at various times as an audit and assurance partner, national director of the healthcare advisory services and concurring review partner on complex engagements. Since 2002, Mr. Nemiroff has served as a director and a member of the audit committee of City of Hope, a national medical center. Mr. Nemiroff holds a Bachelor of Science degree in Business Administration from the University of California at Los Angeles. Mr. Nemiroff’s experience as a partner in a leading accounting firm, where he primarily focused on the healthcare industry, and his experience with the changing regulatory environment lead us to conclude that he would make significant contributions as a director.

John H. Bluher has served as a director since February 2011. Mr. Bluher is a specialist in investment management, fund formation and fund management, private equity and hedge fund creation. He has significant experience working with corporate structuring, corporate boards and committees, risk management, and public company corporate governance. His experience also includes negotiating transactions and purchases, and sales of assets and properties on a global basis. He has deep experience in creating and implementing corporate governance plans, working in the corporate board room, and as director of risk, developing internal audit programs and insurance programs for public companies. Since September 2010, Mr. Bluher has provided consulting services as a managing director of AFH Holding & Advisory LLC, a leading financial advisory and management consultant firm and affiliate of AFH. Mr. Bluher is responsible for managing transactions, business development, developing corporate governance standards and corporate structuring for companies. Since December 2009, Mr. Bluher assisted in raising capital, marketing and co-managed Coachman Energy Funds at Caddis Capital, LLC, a private equity portfolio focused on oil and gas investments. From February 2010 to August 2010, Mr. Bluher acted as investment banker and special financial advisor to the AARP Mutual Fund Board of Trustees in a platform divestiture. From December 2007 to May 2009, Mr. Bluher served as managing director and general counsel at Lehman Brothers, Inc.’s (NYSE:LEH) investment management division. Mr. Bluher also served as global chief legal and compliance officer and managing director of Neuberger Berman during this period. From August 2004 to June 2007, Mr. Bluher served as general counsel and director of risk and Janus Capital, Inc. (NYSE:JNS). From June 2002 to July 2004, Mr. Bluher served as executive vice president, general counsel and corporate secretary and director of risk management of Knight Trading Group (NASDAQ:NITE). From January 2001 to May 2002, Mr. Bluher served as senior vice president and global chief compliance officer for Prudential Securities, Inc. (NYSE:PRU). From October 1997 to January 2001, Mr. Bluher served as general counsel and chief compliance officer of Sun America, Inc. (NYSE:SAI) later (NYSE:AIG). From 1992 – 1997, Mr. Bluher served as senior vice president, regional and divisional Counsel at Prudential Securities, Inc. From 1987 to 1992, Mr. Bluher was senior counsel for the Division of Enforcement at the Securities and Exchange Commission. Mr. Bluher holds a Bachelor of Science and a J.D. degree from the University of Wyoming and holds FINRA Series 7, Series 24 and Series 14 licenses. He has served on the boards of ICI Mutual Insurance Company, the NASDAQ Chairman’s Advisory Board, Cherry Hills Founders Group, Inc., and the University of Wyoming, College of Law Advisory Board. Mr. Bluher is a frequent speaker at financial services industry meetings and conferences. Mr. Bluher’s extensive experience in corporate governance, risk management, legal matters, business development and investment banking leads us to conclude that he would make significant contributions as a director.

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. Our Bylaws provide that the number of directors constituting our board of directors shall not be less than seven nor more than nine. Our Board of Directors has seven members. The term of office of the first class of directors, consisting of Maurice DeWald and Kim Giffoni will expire at our first annual meeting of stockholders following the completion of this offering. The term of office of the second class of directors, consisting of Elizabeth Charuvastra, Donald J. Webster and John H. Bluher, will expire at the second annual meeting following the completion of this offering. The term of office of the third class of directors, consisting of William E. Shell and Arthur R. Nemiroff, will expire at the third annual meeting following the completion of this offering.

Director Independence

Our Board of Directors has unanimously determined that Maurice J. DeWald, Donald J. Webster, Arthur R. Nemiroff and John H. Bluher, a majority of our Board of Directors, are “independent directors” as such term is defined by Nasdaq Marketplace Rule 5605(a)(2).

Board Committees

Our Board of Directors has formed an audit, compensation and nominating committee, each of which is described below. Each committee is composed of Messrs. Nemiroff, Bluher, DeWald and Webster.

Following the consummation of this offering, we intend to post the committee charters on its Web site at www.tmedpharma.com.

Audit Committee

All of the members of the Audit Committee are independent. Mr. Nemiroff serves as Chairperson of the Audit Committee. Our Board of Directors has determined that Mr. Nemiroff is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and the Nasdaq Capital Market listing standards.

The principal duties and responsibilities of our audit committee are to engage our independent auditors, oversee the quality and integrity of our financial reporting and the audit of the financial statements by the independent auditors. In fulfilling its obligations, our audit committee will review with the management and independent auditors the scope and result of the annual audit, the auditors’ independence and our accounting policies.

The audit committee is required to report regularly to our Board of Directors to discuss any issues that arise with respect to the quality or integrity of our financial statements, compliance with legal or regulatory requirements, the performance and independence of the independent auditors, or the performance of the internal audit function.

Compensation Committee

All of the members of the Compensation Committee are independent. Mr. DeWald serves as Chairperson of the Compensation Committee. Among other functions, the compensation committee will oversee the compensation of our chief executive officer and other executive officers and senior management, including plans and programs relating to cash compensation, incentive compensation, equity-based awards and other benefits and perquisites and administers any such plans or programs as required by the terms thereof.

Nominating and Corporate Governance Committee

All of the members of the Nominating and Corporate Governance Committee are independent. Mr. Bluher serves as Chairperson of the Nominating and Corporate Governance Committee. The principal duties and responsibilities of our nominating committee will be to identify qualified individuals to become board members, recommend to the Board of Directors individuals to be designated as nominees for election as directors at the annual meetings of stockholders, and develop and recommend to the Board of Directors our corporate governance guidelines.

Code of Conduct and Ethics

We adopted a code of ethics that applies to our executive officers, directors and employees and, our subsidiaries. We intend to post our code of ethics on our Web site at www.tdmedpharma.com and to disclose any amendments to or any waivers from a provision of the code of ethics in a Current Report on Form 8-K.

Scientific Advisory Committee

Our Board of Directors has created a Scientific Advisory Committee. The members of the Scientific Advisory Committee are Dr. Shell, Dr. David Silver, who is Chairman, and Dr. Lawrence May. The following is a brief summary of the background of each member of our Scientific Advisory Committee:

David Silver, MD is a practicing board certified rheumatologist and internist with privileges at Cedars-Sinai Medical Center in Los Angeles, California and served as clinical chief of rheumatology at Cedars Sinai from October 2000 to September 2004. Since June 1993, Dr. Silver has taught at the University of California at Los Angeles School of Medicine in various capacities and in July 2004 was named an associate clinical professor. From December 1994 to October 2008, Dr. Silver served as the director of the Chronic Pain Rehabilitation Program at Cedars-Sinai Medical Center and, since January 1993, Dr. Silver has served as associate medical director of the Osteoporosis Medical Center, a non-profit research corporation in Beverly Hills, California. From May 2003 to April 2006, Dr. Silver served as member of the scientific advisory committee of the American College of Rheumatology and, from May 2000 to April 2002, he served as a member of the awards and grants committee. Dr. Silver has written a book entitled Playing Through Arthritis: How to Conquer Pain and Enjoy Your Favorite Sports and Activities. Dr. Silver has also been granted several research grants to study osteoarthritis, osteoporosis, fibromyalgia, rheumatoid arthritis and epicondylitis. Dr. Silver is the author of numerous publications in peer-reviewed journals and has regularly accepted speaking engagements on various topics in rheumatology. Dr. Silver also serves as peer reviewer for Arthritis and Rheumatism, Clinical Rheumatology, Osteoporosis International, Journal of Osteoporosis and American Journal of Managed Care .. Dr. Silver received a Bachelor of Arts degree in medical sciences with a minor in economics from Boston University and a medical degree from the Boston University School of Medicine. He did his residency training in internal medical at Northwestern University School of Medicine and his fellowship in Rheumatology at Cedars Sinai Medical Center.

Lawrence May, MD is a practicing board certified internist in private practice. Dr. May is a pioneer in the development of the field of primary care and the integration of nutrition into conventional medical practice. Dr. May has taught at the University of California at Los Angeles School of Medicine since June 1977 and is a Clinical Professor of medicine. He has held various positions at UCLA, including chief of health services research at the Wadsworth Veteran’s Administration Hospital and director of training in emergency medicine at the Veteran’s administration facility, In September 1997, Dr. May co-founded and became an associate director of the UCLA Center for Health Enhancement Education and Research (CHEER), where he implemented a program of lifestyle change with a focus on the reduction of risk factors for cardiovascular disease. In addition to his clinical professorship, Dr. May has had a private practice. As part of his private practice, Dr. May was the director of education at the Encino Hospital located in Tarzana, California and served on the board of governors of the Encino/Tarzana Medical Center. He volunteered at the Free Clinic of Los Angeles from June 1997 to July 2005, where he supervised medical residents from Cedars-Sinai Hospital in Los Angeles, California caring for underprivileged patients. In May 1997, Dr. May became the executive vice president for medical and scientific affairs and chairman of the medical advisory board of Herbalife International. In June 2003, Dr. May co-founded PTL, a division of our company. Dr. May has authored a number of books, including as the founding author and editor of a widely-used text book entitled Primary Care Medicine. Dr. May has published a number of medical research articles, written for the popular press and lectured extensively. Dr. May has been included in the Best Doctors of America since 1996. Dr. May received a Bachelor of Arts degree in economics from Harvard University and a medical degree from Harvard Medical School.

Executive Compensation

The table below summarizes the compensation earned for services rendered to our predecessor and us in all capacities, for the fiscal years indicated, by its named executive officers.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	All other compensation ($)	Total ($)
Amir F Heshmatpour, former President, Secretary and Chief Financial Officer	2010	—	—	—	—
	2009	—	—	—	—

Elizabeth Charuvastra, Chairman and Vice President of Regulatory Affairs	2010	450,000	—	54,325	504,325
	2009	450,000	—	54,078	504,078
William E. Shell, Chief Executive Officer and Chief Scientific Officer	2010	450,000	—	54,325	504,325
	2009	450,000	—	53,578	503,578
Kim Giffoni, Executive Vice President of Foreign Sales and Investor Relations	2010	450,000	—	63,700	513,700
	2009	450,000	—	62,621	512,621

Steve B. Warnecke, Chief Financial Officer	2010	—	—	—	—
	2009	—	—	—	—
Amir Blachman, Vice President of Strategy and Operations	2010	98,308	5,000	7,141	117,590
	2009	—	—	—	—

(1)	Amounts shown are the value of the named executive officer’s accrued benefit for the applicable year under our Targeted Medical Pharma, Inc. Profit Sharing Plan rather than an amount paid to the applicable named executive officer. The amount also includes employer-paid medical benefits. Although the employment agreements of Ms. Charuvastra, Dr. Shell and Mr. Giffoni entitle each of them to receive a monthly $1,000 car allowance, such amount has not been paid to any of them in fiscal 2009 or 2010.
(2)	Mr. Warnecke joined us on January 31, 2011. Please see the section entitled “Executive Compensation — Employment Agreements — Steve B. Warnecke” below for a discussion of his employment agreement and the compensation that he is entitled to receive pursuant thereto.

Employment Agreements

TMP Insiders

We entered into employment agreements with each of Dr. Shell, Ms. Charuvastra and Mr. Giffoni, each dated June 1, 2010 and amended on January 31, 2011, pursuant to which they serve as our Chief Executive Officer, Chairman and Vice President of Regulatory Affairs and Executive Vice President of Foreign Sales and Investor Relations, respectively.

Pursuant to their employment agreements, each TMP Insider’s term of employment will continue to December 31, 2014. The agreements provide for each TMP Insider to receive an initial annual base salary of $450,000, subject to cost of living increases not to exceed 5% annually. In addition, the employment agreements provide that the TMP Insiders’ annual base salary shall be subject to increase in the event stated EBITDA thresholds are achieved as follows: at the rate of $475,000 per year, when the Company reports in its financial statements an EBIDTA of $17,000,000 in a calendar year, at the rate of $500,000 per year, when the Company has EBIDTA of $25,000,000 in a calendar year, at the rate of $550,000 per year, when the Company has EBIDTA of $40,000,000 in a calendar year, at the rate of $750,000 per year, when the Company has EBIDTA of $75,000,000 in a calendar year. EBIDTA is defined as earnings before interest, taxes, depreciation, and amortization. The TMP Insiders are also eligible for discretionary annual cash bonuses as determined by the Board of Directors.

Each TMP Insider is entitled to receive 500,000 shares of our common stock and annual base salary and benefits for the longer of the remaining term of the employment agreement or 30 months in the event the TMP Insider is terminated without cause by us or with cause by the TMP Insider. We would have “cause” to terminate the employment relationship upon (i) a TMP Insider’s conviction of or a plea of nolo contendere for the commission of a felony or (ii) the TMP Insider’s willful failure to substantially perform the TMP Insider’s duties under the employment agreement. A TMP Insider will have “cause” to terminate the employment relationship with us in the event any of the following circumstances are not remedied within 30 days of our receipt of a notice of termination from the TMP Insider: (i) a material change in the TMP Insider’s duties or a material limitation of the TMP Insider’s powers; (ii) a failure to elect the TMP Insider to the management position specified in such TMP Insider’s employment agreement or a reduction of the TMP Insider’s annual base salary; (iii) our failure to continue in effect any benefit plan in effect upon the execution of the initial employment agreement, (iv) a material breach by us of the employment agreement and (v) a change in control (which is defined in the TMP Insiders’ employment agreements).

Pursuant to the employment agreements, the TMP Insiders are also entitled to receive incentive stock options ranging from 7,394 options to 110,917 options, each at an exercise price of $3.49 per share (which numbers have been adjusted for the Reorganization), in the event we achieve certain EBITDA targets ranging from $50,000,000 to $250,000,000. The Company will grant additional incentive stock options upon achievement of each milestone set forth below. Milestone levels shall be based upon EBIDTA reported in the financial statements during any calendar year. EBIDTA is defined as earnings before taxes, interest, depreciation, and amortization.

EBIDTA	Options
$50,000,000	an option to purchase 5,000 shares Common Stock.
$60,000,000	an option to purchase 7,500 shares Common Stock.
$80,000,000	an option to purchase 7,500 shares Common Stock.
$100,000,000	an option to purchase 10,000 shares Common Stock.
$125,000,000	an option to purchase 10,000 shares Common Stock.
$150,000,000	an option to purchase 10,000 shares Common Stock.
$175,000,000	an option to purchase 15,000 shares Common Stock.
$200,000,000	an option to purchase 50,000 shares Common Stock.
$250,000,000	an option to purchase 75,000 shares Common Stock.

Each employment agreement with the TMP Insiders contains an indemnification provision wherein we promise to defend, indemnify, and hold the employee harmless to the fullest extent permitted by law against any and all liabilities incurred by the employee in connection with the TMP Insider’s good faith performance of such individual’s employment.

Each employment agreement contains customary non-competition provisions that extend to twelve months following the termination of the TMP Insider’s employment with us. The TMP Insiders have also agreed to customary terms regarding the protection and confidentiality of trade secrets, proprietary information and technology, designs and inventions.

In the event any TMP Insider is not vested with the responsibilities of acting in his or her stated capacity as an officer of our company, and the parties cannot mutually agree upon another suitable position, each TMP Insider will continue as an advisor and consultant to us for the remaining term of the agreement and shall be entitled to receive all compensation described above. In such event, each TMP Insider’s service as an advisor and consultant to us will be required at such times as shall result in the least inconvenience to the TMP Insider with the understanding that the TMP Insider may have other business commitments during such consulting period. Nonetheless, during his or her employment as our advisor or consultant, the TMP Insider shall not directly or indirectly compete with us.

Steve B. Warnecke

On January 31, 2011, we entered into an employment agreement with Steve B. Warnecke pursuant to which Mr. Warnecke will serve as our Chief Financial Officer.

Pursuant to Mr. Warnecke’s employment agreement, the term of his employment with us commenced on January 31, 2011 and shall continue to December 31, 2013. The agreement provides that Mr. Warnecke will receive an annual base salary of $200,000. For the term of the employment agreement, Mr. Warnecke shall be entitled to receive a quarterly cash bonus of $20,000 upon the completion of quarterly financial statements and the related public filings. In addition, Mr. Warnecke shall be entitled to receive an annual cash bonus of $5,000 upon the completion of our audited financial statements.

On January 31, 2011, we granted to Mr. Warnecke pursuant to his employment agreement ten-year options to purchase 500,000 shares of common stock at an exercise price of $2.55 per share. 166,667 options vested immediately and, beginning on January 31, 2012, 13,889 options will vest on the last day of each month. Any unvested options will vest upon a change of control or termination unless the termination was (a) by Mr. Warnecke, (b) for cause or (c) as a result of financial stress of our company. For purposes of Mr. Warnecke’s employment agreement, “financial stress” is defined as our cash and available borrowings falling below $500,000. Mr. Warnecke shall also be entitled to participate in such benefit plans generally available to our employees and officers.

Mr. Warnecke is entitled to receive six months’ base salary in the event his employment with us is terminated by death, disability or without cause by us. In the event Mr. Warnecke’s employment is terminated for cause, he shall be entitled to receive only base salary and reimbursable expenses accrued and owing as of the date of termination. We would have “cause” to terminate the employment relationship upon (i) Mr. Warnecke’s conviction for the commission of a felony (or a plea of nolo contendere thereto); (ii) any act or omission involving theft or fraud with respect to us, our subsidiaries, customers or suppliers; (iii) reporting to work under the influence of alcohol or illegal drugs or the use of illegal drugs causing public disgrace to us; (iv) willful misconduct or gross negligence with respect to our company; and (v) failure by Mr. Warnecke substantially to perform his duties under the employment agreement (other than any such failure resulting from Mr. Warnecke’s incapacity due to disability).

In the event Mr. Warnecke terminates the agreement for cause, he shall be entitled to receive only annual base salary and reimbursable expenses accrued to date. Mr. Warnecke will have “cause” to terminate the employment relationship in the event any of the following circumstances are not remedied within 30 days of our receipt of a notice of termination from Mr. Warnecke: (i) a material change in Mr. Warnecke’s duties or a material limitation of his powers; (ii) a failure to elect Mr. Warnecke to the position of Chief Financial Officer or a reduction of his annual base salary; (iii) our failure to continue in effect any benefit plan in effect upon the execution of the initial employment agreement, (iv) a material breach by us of the employment agreement and (v) a change in control.

Mr. Warnecke’s employment agreement contains an indemnification provision wherein we promise to defend, indemnify, and hold Mr. Warnecke harmless to the fullest extent permitted by law against any and all liabilities incurred by him in connection with Mr. Warnecke’s good faith performance of such his employment with us.

Mr. Warnecke’s employment agreement contains customary non-competition provisions that extend to twelve months following the termination of Mr. Warnecke’s employment with us. Mr. Warnecke also agreed to customary terms regarding the protection and confidentiality of trade secrets, proprietary information and technology, designs and inventions.

In the event Mr. Warnecke is not vested with the responsibilities of acting as our Chief Financial Officer and the parties cannot mutually agree upon another suitable position, Mr. Warnecke will continue as an advisor and consultant to us for the remaining term of the agreement and shall be entitled to receive all compensation described above. In such event, Mr. Warnecke’s service as an advisor and consultant to us will be required at such times as shall result in the least inconvenience to Mr. Warnecke with the understanding that Mr. Warnecke may have other business commitments during such consulting period. Nonetheless, during his employment as our advisor and consultant, Mr. Warnecke shall not directly or indirectly compete with us.

Amir Blachman

On February 15, 2010, we entered into a letter agreement with Amir Blachman pursuant to which Mr. Blachman would serve as Vice President of Operations. We entered into a promotion letter with Mr. Blachman on July 28, 2010 and a new employment agreement, which was effective as of February 8, 2011. Currently, Mr. Blachman serves as our Vice President of Strategy and Operations.

Pursuant to Mr. Blachman’s employment agreement, the term of his employment with us commenced on January 31, 2011 and shall continue to December 31, 2013. The agreement provides that Mr. Blachman will receive an annual base salary of $140,000. Mr. Blachman is also eligible to receive performance bonuses at the discretion of our management.

Mr. Blachman is entitled to receive options to purchase 7,395 (adjusted for the Reorganization) shares of common stock following the 90th day of the effectiveness of his employment with us. Such options fully vested on the 91st day after the effective date of Mr. Blachman’s employment, which was May 16, 2010. In addition, pursuant to Mr. Blachman’s July 28, 2010 promotion letter, Mr. Blachman received additional options to purchase 73,945 shares (adjusted for the Reorganization) common stock, which options shall vest pro rata on a monthly basis over a two year period. Mr. Blachman’s options to purchase stock shall be exercisable by Mr. Blachman at any time during the period of employment or within three years of termination of employment or, upon Mr. Blachman’s death, by his estate, within six months from the date of death.

Mr. Blachman is entitled to receive six months’ base salary in the event his employment with us is terminated by death, disability or without cause by us. In the event Mr. Blachman’s employment is terminated for cause, he shall be entitled to receive only base salary and reimbursable expenses accrued and owing as of the date of termination. We would have “cause” to terminate the employment relationship upon (i) Mr. Blachman’s conviction for the commission of a felony (or a plea of nolo contendere thereto); (ii) any act or omission involving theft or fraud with respect to us, our subsidiaries, customers or suppliers; (iii) reporting to work under the influence of alcohol or illegal drugs or the use of illegal drugs causing public disgrace to us; (iv) willful misconduct or gross negligence with respect to our company; and (v) failure by Mr. Blachman substantially to perform his duties under the employment agreement (other than any such failure resulting from Mr. Blachman’s incapacity due to disability).

In the event Mr. Blachman terminates the agreement for cause, he shall be entitled to receive only annual base salary and reimbursable expenses accrued to date. Mr. Blachman will have “cause” to terminate the employment relationship in the event any of the following circumstances are not remedied within 30 days of our receipt of a notice of termination from Mr. Blachman: (i) a material change in Mr. Blachman’s duties or a material limitation of his powers; (ii) a failure to elect Mr. Blachman to the position of Chief Financial Officer or a reduction of his annual base salary; (iii) our failure to continue in effect any benefit plan in effect upon the execution of the initial employment agreement, (iv) a material breach by us of the employment agreement and (v) a change in control.

Mr. Blachman’s employment agreement contains an indemnification provision wherein we promise to defend, indemnify, and hold Mr. Blachman harmless to the fullest extent permitted by law against any and all liabilities incurred by him in connection with Mr. Blachman’s good faith performance of such his employment with us.

Mr. Blachman’s employment agreement contains customary non-competition provisions that extend to twelve months following the termination of Mr. Blachman’s employment with us. Mr. Blachman also agreed to customary terms regarding the protection and confidentiality of trade secrets, proprietary information and technology, designs and inventions.

In the event Mr. Blachman is not vested with the responsibilities of acting as our Vice President of Strategy and Operations and the parties cannot mutually agree upon another suitable position, Mr. Blachman will continue as an advisor and consultant to us for the remaining term of the agreement and shall be entitled to receive all compensation described above. In such event, Mr. Blachman’s service as an advisor and consultant to us will be required at such times as shall result in the least inconvenience to Mr. Blachman with the understanding that Mr. Blachman may have other business commitments during such consulting period. Nonetheless, during his employment as our advisor and consultant, Mr. Blachman shall not directly or indirectly compete with us.

Amended and Restated Targeted Medical Pharma Profit Sharing Plan

The Targeted Medical Pharma Profit Sharing Plan (the “Profit Sharing Plan”) is a defined contribution profit sharing plan covering certain eligible employees. The Profit Sharing Plan is subject to the provisions of the Employment Retirement Income Security Act of 1974, as amended, and certain federal income tax provisions. We may contribute such amounts to the Profit Sharing Plan as are authorized by the Board of Directors from time to time. We made contributions of $205,329 in 2010, and the total amount in trust with respect to the Profit Sharing Plan is $601,910.35. The contributions to the Profit Sharing Plan on behalf of named executive officers are included in the “All Other Compensation” column in the Summary Compensation Table above.

Targeted Medical Pharma, Inc., 2011 Stock Incentive Plan

The Targeted Medical Pharma, Inc. 2011 Stock Incentive Plan (the “Stock Incentive Plan”) has been approved by our Board of Directors and by our stockholders. We have reserved 3,000,000 shares of common stock for awards to be granted through the plan. We intend to register the common stock included in the Stock Incentive Plan on a Form S-8 registration statement.

Potential Payments Upon Termination or Change in Control

As described above under the section entitled “Executive Compensation — Employment Agreements”, we have entered into an employment agreement with Ms. Charuvastra, our Executive Chairman and Vice President of Regulatory Affairs, Dr. William E. Shell, our Chief Executive Officer and Chief Scientific Officer and Kim Giffoni, our Executive Vice President of Foreign Sales and Investor Relations. These agreements provide for certain post-employment severance benefits in the event of employment termination under certain circumstances.

The following tables provide estimates of the potential severance and other post-termination benefits that each of Ms. Charuvastra, Dr. Shell and Mr. Giffoni would be entitled to receive assuming their respective employment was terminated as of December 31, 2010 for the reason set forth in each of the columns.

Benefit	Termination Due to Death	Termination Due to Disability	Termination by Registrant for Cause or by Named Executive Officer Other than for Cause	Termination by Registrant without Cause or by Named Executive Officer for Cause
Elizabeth Charuvastra
Salary	$675,000	$675,000	$675,000	$1,800,000	(1)
Bonus	—	—	—	—
Grant of Restricted Stock	—	—	—	$1,250,000	(2)
Value of health benefits provided after termination(3)	—	—	—	$57,600
TOTALS	$675,000	$675,000	$675,000	$3,107,600

(1)	Represents the greater of salary at the milestone level achieved as of December 31, 2010 for the longer of the remaining term of the employment agreement or 30 months, which, in this case is the remaining term of the employment agreement of 48 months.
(2)	Based upon an assumed per share value of $2.50.
(3)	The value of such benefits are determined based on the estimated cost of providing health benefits to the named executive officer and her eligible dependents for the longer of the remaining term of the employment agreement or 30 months, which, in this case is 48 months after the executive officer’s termination of employment.

Benefit	Termination Due to Death	Termination Due to Disability	Termination by Registrant for Cause or by Named Executive Officer Other than for Cause	Termination by Registrant without Cause or by Named Executive Officer for Cause
William E. Shell, M.D.
Salary	$675,000	$675,000	$675,000	$1,800,000	(1)
Bonus	—	—	—	—
Grant of Restricted Stock	—	—	—	$1,250,000	(2)
Value of health benefits provided after termination(3)	—	—	—	$57,600
TOTALS	$675,000	$675,000	$675,000	$3,107,600

(1)	Represents the greater of salary at the milestone level achieved as of December 31, 2010 for the longer of the remaining term of the employment agreement or 30 months, which, in this case is the remaining term of the employment agreement of 48 months.
(2)	Based upon an assumed per share value of $2.50.
(3)	The value of such benefits are determined based on the estimated cost of providing health benefits to the named executive officer and his eligible dependents for the longer of the remaining term of the employment agreement or 30 months, which, in this case is 48 months after the executive officer’s termination of employment.

Benefit	Termination Due to Death	Termination Due to Disability	Termination by Registrant for Cause or by Named Executive Officer Other than for Cause	Termination by Registrant without Cause or by Named Executive Officer for Cause
Kim Giffoni
Salary	$675,000	$675,000	$675,000	$1,800,000	(1)
Bonus	—	—	—	—
Grant of Restricted Stock	—	—	—	$1,250,000	(2)
Value of health benefits provided after termination(3)	—	—	—	$57,600
TOTALS	$675,000	$675,000	$675,000	$3,107,600

(1)	Represents the greater of salary at the milestone level achieved as of December 31, 2010 for the longer of the remaining term of the employment agreement or 30 months, which, in this case is the remaining term of the employment agreement of 48 months.
(2)	Based upon an assumed per share value of $2.50.
(3)	The value of such benefits are determined based on the estimated cost of providing health benefits to the named executive officer and his eligible dependents for the longer of the remaining term of the employment agreement or 30 months, which, in this case is 48 months after the executive officer’s termination of employment.

Benefit	Termination Due to Death	Termination Due to Disability	Termination by Registrant for Cause or by Named Executive Officer Other than for Cause	Termination by Registrant without Cause
Steve B. Warnecke
Salary	$100,000	$100,000	$0	$100,000
Bonus	—	—	—	—
TOTALS	$100,000	$100,000	$0	$100,000

Benefit	Termination Due to Death	Termination Due to Disability	Termination by Registrant for Cause or by Named Executive Officer Other than for Cause	Termination by Registrant without Cause
Amir Blachman
Salary	$70,000	$70,000	$0	$70,000
Bonus	—	—	—	—
TOTALS	$70,000	$70,000	$0	$70,000

Director Compensation

In fiscal 2010, we did not pay any cash fees to our directors, nor did we pay directors’ expenses in attending board meetings. Our Board of Directors has determined not to pay any cash fees to our non-independent directors, nor will we pay their expenses for attending board meetings. In fiscal 2011, we expect that independent directors shall be paid an annual fee of $30,000, which will be paid quarterly, $1,500 for each board meeting they attend, of which we expect there to be eight, $3,000 for acting as chairperson of a board committee, $2,000 for each board committee meeting attended, of which we expect there to twelve. In addition, each independent director shall be granted $50,000 of stock options, 25% of which will vest at the end of each quarter in 2011. The options will have an exercise price of $2.55 per share. Independent directors shall also be granted 2,000 restricted shares of common stock. The options and the shares of common stock share be granted pursuant to the Stock Incentive Plan. Total compensation for an independent director that acts as chairperson of a board committee and attends each board and board committee meeting may be up to $106,000.

Limitation of Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation limits the liability of our directors and officers for any liability arising from an action to which such persons were party by reason of the fact that they were serving our company or another enterprise at our request to the fullest extent permitted by Section 145 of the DGCL.

The first paragraph of Article Tenth of the Company’s amended and restated certificate of incorporation provides:

“To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agent of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law”

Our amended and restated bylaws further provide that any indemnification shall be made by us in connection with a proceeding (or part thereof) initiated by a director or officer with a right to indemnification only if (i) such proceeding (or part thereof) was authorized or ratified by our Board of Directors, (ii) such indemnification is expressly required to be made by law, and (iii) we provide the indemnification, in our sole discretion, pursuant to the powers vested in us under applicable law.

Pursuant to our amended and restated bylaws, our directors and officers shall, to the fullest extent not prohibited by law, also have the right to receive an advancement of expenses incurred in defending any proceeding in advance of its final disposition. To the extent required under the DGCL, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such individual, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified for such expenses.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of April 21, 2011 by:

•	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock based solely on Schedule 13D and 13G filings with the Securities and Exchange Commission; and
•	each of our named executive officers and directors.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Common Stock
	Before the Offering		As Adjusted for the Offering
Name of Beneficial Owner(1)	Common Stock Beneficially Owned	Percent of Class	Percent of Class
William E. Shell, M.D.(2)(3)	9,419,051	42.94%
Elizabeth Charuvastra(2)(3)	9,419,051	42.94%
Kim Giffoni(3)(4)	3,345,977	15.26%
Steve B. Warnecke(5)	316,667 (5)	1.43%
Amir Blachman	25,880 (6)	*
Maurice J. DeWald	0	*
Donald J. Webster(7)	0	*
Arthur R. Nemiroff	0	*
John H. Bluher	102,000	*
AFH Holding and Advisory, LLC(8)	1,304,850	5.95%
Amir F. Heshmatpour(9)	1,604,850	7.32%
Elizabeth Charuvastra and William Shell Family Trust dated July 27, 2006 and Amended September 29, 2006(2)(3)	9,419,051	42.94%
Giffoni Family Trust Dated September 26 2008(3)(4)	3,292,736	15.01%
Olena B. Giffoni(3)(4)	3,292,736	15.01%
Shlomo Rechnitz(10)	1,182,272	5.40%
Directors and officers as a group (9 persons)	13,209,575	59.70%

*	Less than 1% of outstanding shares of common stock.
(1)	Unless otherwise indicated, the business address of each of the individuals is c/o Targeted Medical Pharma, Inc., 2980 Beverly Glen Circle, Suite 301, Los Angeles, California 90077.
(2)	The address of the Elizabeth Charuvastra and William Shell Family Trust dated July 27, 2006 and Amended September 29, 2006 (“EC and WS Family Trust”) is 3048 Nicada Drive, Los Angeles, California 90077. Includes 216,408 shares of common stock beneficially owned by family and friends of Dr. Shell and Ms. Charuvastia over which the EC and WS Family Trust holds voting control. Ms. Charuvastra and Dr. Shell are the Co-Trustees of the EC and WS Family Trust and may both be considered to have beneficial ownership of the EC and WS Family Trust’s interests in the Company. Ms. Charuvastra and Dr. Shell may be deemed to share voting and dispositive control with respect to the securities owned by the EC and WS Family Trust. Each of Ms. Charuvastra and Dr. Shell disclaim beneficial ownership of any shares in which each does not have a pecuniary interest.
(3)	Pursuant to the Merger Agreement, the TMP Insiders agreed that up to 1,906,768 shares of the Company’s common stock (the “Make Good Shares”) they collectively own would be subject to forfeiture in the event we fail to achieve a certain EBITDA target. Up to 1,271,242 shares held by the EC and WS Family Trust and up to 635,526 shares held by the Giffoni Family Trust (as defined below) would be subject to cancellation and forfeiture to the extent we fail to achieve the Make Good Target. Does not give effect to the forfeiture and cancellation of the Make Good Shares by the TMP Insiders.

(4)	Includes 3,292,736 shares held by the Giffoni Family Trust Dated September 26, 2008 (“Giffoni Family Trust”) The address of the Giffoni Family Trust is 245 Paradise Cove Road, Malibu, California 90265. Mr. Giffoni and Ms. Olena B. Giffoni are the Co-Trustees of the Giffoni Family Trust and may both be considered to have beneficial ownership of the Giffoni Family Trust’s interests in the Company. Mr. Giffoni and Ms. Giffoni may be deemed to share voting and dispositive control with respect to the securities owned by the Giffoni Family Trust. Each of Mr. Giffoni and Ms. Giffoni disclaim beneficial ownership of any shares in which each does not have a pecuniary interest.
(5)	Includes options to purchase 166,667 shares of common stock and does not reflect options to purchase 333,333 shares of common stock, which are not exercisable within 60 days.
(6)	Includes options to purchase 25,880 shares of common stock and does not reflect options to purchase 55,460 shares of common stock, which are not exercisable within 60 days.
(7)	Does not include options to purchase 7,395 shares of common stock, which are not exercisable within 60 days.
(8)	The business address of AFH Holding and Advisory, LLC (“AFH Advisory”) is 9595 Wilshire Boulevard, Suite 700, Beverly Hills, California 90212. Mr. Amir F. Heshmatpour is the managing partner of AFH Advisory and may be considered to have beneficial ownership of AFH Advisory’s interests in the Company. Mr. Heshmatpour may be deemed to have voting and dispositive control with respect to the securities owned by AFH Advisory. Mr. Heshmatpour disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.
(9)	The business address of Amir Heshmatpour is c/o AFH Holding and Advisory, LLC, 9595 Wilshire Boulevard, Suite 700, Beverly Hills, California 90212. Includes 1,304,850 shares held by AFH Advisory, of which Mr. Heshmatpour is the managing partner. Mr. Heshmatpour may be deemed to have voting and dispositive control with respect to the securities owned by AFH Advisory. Also includes 300,000 shares held by Griffin Ventures Ltd., 9595 Wilshire Boulevard, Suite 700, Beverly Hills, California 90212, of which Mr. Heshmatpour is the President, Secretary, Treasurer and director. Mr. Heshmatpour may be deemed to have voting and dispositive control with respect to the securities owned by Griffin Ventures. Mr. Heshmatpour disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.
(10)	The business address of Mr. Rechnitz is 5967 West 3rd Street, Los Angeles, California 90036.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions that were entered into with our executive officers, directors or 5% stockholders during the past three years. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future related party transactions will be approved by our audit committee or a majority of our independent directors who do not have an interest in the transaction and who will have access, at our expense, to our independent legal counsel. Information about employment agreements, including grants of options to purchase our common stock, entered into with our executive officers is included in the section of this prospectus titled “Executive Compensation”.

Mr. Heshmatpour, our former President and a director and our original stockholder, is deemed our promoter as this term is defined under the federal securities laws.

Pursuant to the Merger Agreement, on January 31, 2011, TMP Merger Sub merged with and into TMP with TMP continuing as the surviving entity. Immediately after the TMP Merger, AFH merged with and into AFH Merger Sub with AFH continuing as the surviving entity. As a result of the AFH Merger, our name was changed from “AFH Acquisition III, Inc.” to “Targeted Medical Pharma, Inc.”. As a result of the Reorganization, the Subsidiary will be our wholly-owned subsidiary.

Upon consummation of the TMP Merger, (i) each outstanding share of Old TMP common stock was exchanged for approximately 1.48 shares of AFH common stock and (ii) each outstanding Old TMP option, which was exercisable for one share of Old TMP common stock, was exchanged for an option exercisable for 1.48 shares of AFH common stock. Upon consummation of the AFH Merger, which occurred immediately upon consummation of the TMP Merger, each outstanding share of AFH common stock and each outstanding option to purchase AFH common stock was exchanged for one share of our common stock and one option to purchase one share of our common stock. As a result of the Reorganization, holders of Old TMP common stock and Old TMP options received 18,308,576 shares of our common stock and options to purchase 566,424 shares of our common stock, or 83.89% of our issued and outstanding common stock on a fully diluted basis.

In connection with the consummation of the Reorganization, AFH Advisory agreed to cancel 2,275,000 shares of our common stock. AFH Advisory received no consideration for such cancellation.

In connection with the Reorganization, William E. Shell, MD, our Chief Executive Officer, Elizabeth Charuvastra, our Chairman and Vice President of Regulatory Affairs, and Kim Giffoni, our Executive Vice President of Foreign Sales and Investor Relations, agreed to advance to the Company an aggregate of $465,000 to pay a portion of the Company’s expenses related to the Reorganization. The loan bears interest at a rate of 6% and is payable upon the earlier of December 1, 2012 or the Company’s receipt of funds from a public offering of its securities.

DESCRIPTION OF SECURITIES

Upon the closing of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of the date of this prospectus, we have 21,933,576 shares of common stock outstanding held of record by 348 stockholders and no outstanding shares of preferred stock. As of the date of this prospectus, there are outstanding options to purchase 1,266,424 shares of our common stock.

Common Stock

We issued 18,308,576 shares of common stock in connection with the consummation of the Reorganization. In addition, we may issue up to 1,266,424 shares of common stock upon the exercise of outstanding options.

Holders of common stock have exclusive voting rights for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to the our amended and restated certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders. Our stockholders may act by written consent.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock. Our stockholders are entitled to receive such dividends, if any, as may be declared from time to time by the Company board of directors in its discretion out of funds legally available therefor.

Our Board of Directors is divided into three classes, each of which generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Preferred Stock

Our amended and restated certificate of incorporation authorizes the issuance of 20,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by its board of directors. No shares of preferred stock are being issued or registered in connection with the Reorganization.

Accordingly, our Board of Directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue from time to time up to an aggregate of 20,000,000 shares of preferred stock, in one or more series, each such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences, privileges and relative, participating, optional or other special rights and qualifications, limitations or restrictions as shall be determined by our Board of Directors. The rights for the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Options Outstanding

As of the date hereof, we have issued options to purchase an aggregate of 1,266,424 shares of our common stock at prices ranging from $.77 to $3.38 per share. 700,000 of such options are issued pursuant to our Targeted Medical Pharma, Inc. 2011 Stock Incentive Plan. Of these outstanding options, 788,735 are issued to our current directors and officers. For additional details regarding options outstanding, please refer to the Stockholders’ Equity note to the Financial Statements.

Warrants

Representative’s Warrants

We have agreed to grant to Sunrise Securities Corp., the representative of the underwriters, warrants to purchase a number of shares of common stock equal to 3% of the total number of shares of common stock sold in this offering at a price equal to the price of the shares of common stock in this offering. The common stock issuable upon exercise of these warrants are identical to those offered by this prospectus. For a more complete description of these warrants, see the section entitled “Underwriting — Underwriter Warrants.”

Registration Rights

In connection with the consummation of the Reorganization, we entered into a Registration Rights Agreement, dated January 31, 2011, for the benefit of the Existing AFH stockholders and the Former TMP Stockholders other than the TMP Insiders. Pursuant to the Registration Rights Agreement, the Existing AFH Stockholders and the Former TMP Stockholders have certain “piggyback” registration rights on registration statements filed after the Reorganization is consummated other than registration statements (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to our existing shareholders, (iii) for an offering of debt that is convertible into our equity securities; (iv) for a dividend reinvestment plan or (v) for an offering of our equity securities underwritten by Sunrise Securities Corp. We will bear the expenses incurred in connection with the filing of any such registration statements.

In connection with a private sale of our common stock by the TMP Insiders to certain investors named in the purchase documents related to such sales, we granted certain piggyback registration rights to the investors in such private sales on registration statement other than registration statements (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to our existing shareholders, (iii) for an offering of debt that is convertible into our equity securities; (iv) for a dividend reinvestment plan or (v) for an offering of our equity securities underwritten by Sunrise Securities Corp. We will bear the expenses incurred in connection with the filing of any such registration statements.

Anti-takeover Provisions

The provisions of Delaware law, our amended and restated certificate of incorporation and our restated bylaws could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interest.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Delaware Statutory Business Combinations Provision.  We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporations Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•	in general, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Transfer Agent and Registrar

The transfer agent for our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.

Listing

We intend to apply to list our common stock on the Nasdaq Capital Market under the symbol “  ”.

Shares Eligible for Future Sale

Prior to this offering, there was no public market for our securities. When a public market develops, future sales of substantial amounts of our securities in the public market could adversely affect market prices. Upon consummation of this offering, we will have          shares of common stock issued and outstanding.

Approximate Number of Shares Eligible for Future Sale	Date
Upon consummation of this offering, freely tradable shares of common stock sold in this offering.
Upon consummation of this offering, freely tradable shares subject to the lock-up agreements described above.

Rule 144

Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell their securities. within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding (which will equal approximately shares immediately after this offering); or
•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale, assuming that our common stock is trading at such time.

Sales by a person deemed to be our affiliate under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representative, Sunrise Securities Corp., have severally agreed to purchase from us on a firm commitment basis the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriter	Number of Shares
Sunrise Securities Corp.
Total

The underwriting agreement provides that the obligation of the underwriters to purchase all of the          shares of common stock being offered to the public is subject to specific conditions, including the absence of any material adverse change in our business or in the financial markets and the receipt of certain legal opinions, certificates and letters from us, our counsel and the independent auditors. Subject to the terms of the underwriting agreement, the underwriters will purchase all of the          shares of common stock being offered to the public if any of these shares of common stock are purchased.

Commissions and Discounts

The underwriting discounts and commissions are 7% of the initial public offering price. We have agreed to pay the underwriters the discounts and commissions set forth below.

The representative has advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover of this prospectus. In addition, the representative may offer some of the shares of common stock to other securities dealers at such price less a concession of $       per share. The underwriters may also allow, and such dealers may reallow, a concession not in excess of $       per share to other dealers. After the common stock is released for sale to the public, the representative may change the offering price and other selling terms at various times.

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. The underwriting discounts and commissions are equal to the public offering price per share less the amount per share the underwriters pay us for the shares.

	Per Share	Total
Public offering price
Underwriting discount(1)
Proceeds, before expenses, to us

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $        , all of which are payable by us.

Representative’s Warrants

We have also agreed to issue to the underwriters warrants to purchase a number of our shares of common stock equal to an aggregate of 3% of the shares of common stock sold in this offering. The warrants will have an exercise price equal to the offering price of the shares sold in this offering and may be exercised on a cashless basis. The warrants are exercisable commencing after the effective date of the registration statement related to this offering, and will be exercisable for five years thereafter. The warrants are not redeemable by us. The warrants and the shares of common stock underlying the warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or permitted assignees under the Rule) may not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying the warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying shares of common stock for a period of 180 days from the date of this prospectus. The warrants will provide for adjustment in the number and price of such warrants (and the shares of common stock) in the event of recapitalization, merger or other structural transaction to prevent mechanical dilution.

Lock-Up Agreements

We and each of our officers, directors, and existing stockholders have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 12 months after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Sunrise Securities Corp. Notwithstanding the foregoing, and subject to the conditions below, the parties may transfer the shares in the transactions described in clauses (i) through (vi) below without the prior written consent of Sunrise, provided that (1) the Company receives a signed lock-up agreement for the balance of the lock-up period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise during the lock-up period and (4) the transferring party does not otherwise voluntarily effect any public filing or report regarding such transfers during the lock-up period:

(i)	as a bona fide gift or gifts; or
(ii)	to any trust for the direct or indirect benefit of the undersigned or the immediate family of the transferring party; or
(iii)	as a distribution to members, partners or stockholders of the transferring party;
(iv)	to the transferring party’s affiliates or to any investment fund or other entity controlled or managed by the transferring party, provided that such affiliate, investment fund or other entity controlled or managed by the transferring party shall not be formed for the sole purpose of transferring, for value or otherwise, the Shares; or
(v)	to any beneficiary of the transferring party pursuant to a will or other testamentary document or applicable laws of descent; or
(vi)	to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held by the transferring party or immediate family of the transferring party.

For purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

Furthermore, notwithstanding the foregoing, during the lock-up period, the transferring party may sell shares of Common Stock of the Company purchased by the undersigned on the open market following the consummation of the offering if and only if (i) such sales are not required to be reported in any public report or filing with the Securities Exchange Commission, or otherwise and (ii) the transferring party does not otherwise voluntarily effect any public filing or report regarding such sales.

Pricing of this Offering

Prior to this offering there has been no public market for any of our securities. The public offering price of the shares of common stock and the terms of the warrants were negotiated between us and Sunrise Securities Corp. Factors considered in determining the prices and terms of the shares include:

•	the history and prospects of companies in our industry;
•	prior offerings of those companies;
•	our prospects for developing and commercializing our products; our capital structure;
•	an assessment of our management and their experience; general conditions of the securities markets at the time of the offering; and
•	other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for a company with an active trading market in its securities since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

In connection with this offering, the underwriters may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe® PDF format will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares of common stock offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.

Price Stabilization, Short Positions and Penalty Bids

The underwriters may engage in stabilizing transactions, syndicate covering transactions, and penalty bids or purchasers for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum;
•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Other Terms

For a period of two years from the consummation of this offering or for a period of one year from the termination of the engagement agreement between Sunrise Securities Corp. and the Company, Sunrise shall be entitled to receive a 7% success fee and warrants to purchase 3% of the securities issued in such offering.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering arising under the Securities Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on a Web site maintained by the representative of the underwriters and may also be made available on a Web site maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares offered by this prospectus to accounts over which they exercise discretionary authority

Other than the prospectus in electronic format, the information on any underwriter’s Web site and any information contained in any other Web site maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Foreign Sales

We have not taken any action to permit a public offering of our common stock outside of the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our common stock and the distribution of the prospectus outside the United States.

LEGAL MATTERS

Ellenoff Grossman & Schole LLP, 150 East 42nd Street, New York, New York 10017, will pass upon the validity of the securities offered in this prospectus. Richardson & Patel LLP, New York, New York, has acted as counsel to the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of Targeted Medical Pharma, Inc. as of December 31, 2010 and 2009 have been included herein in reliance upon the report of EFP Rotenberg LLP, an independent member of the BDO Seidman alliance, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which is part of the registration statement filed with the SEC, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information with respect to us and the shares of common stock offered by this prospectus, please see the registration statement and exhibits filed with the registration statement.

You may also read and copy any materials we have filed with the SEC at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings, including reports, proxy statements and other information regarding issuers that file electronically with the SEC, are also available to the public at no cost from the SEC’s website at http://www.sec.gov. You also may request a copy of the registration statement and these filings by writing us at 18 East 16th Street, 7th Floor, New York, New York 10003 or calling us at (646) 448-8210.

We are subject to the information and periodic reporting requirements of the Exchange Act and, accordingly we file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy such periodic reports, proxy statements and other information at the SEC’s public reference room and the SEC’s Web site referred to above.

TARGETED MEDICAL PHARMA, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Targeted Medical Pharma, Inc.

We have audited the accompanying consolidated balance sheets of Targeted Medical Pharma, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2010. Targeted Medical Pharma, Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Targeted Medical Pharma, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 15 to the consolidated financial statements, the Company restated its revenue recognition policy to properly reflect discounts given as rapid pay discounts and not industry chargebacks. There was no effect on assets, liabilities, or net income as of and for the year ended December 31, 2009.

/s/ EFP Rotenberg LLP

EFP Rotenberg, LLP
Rochester, New York
April 14, 2011

TARGETED MEDICAL PHARMA, INC.

CONSOLIDATED BALANCE SHEETS
December 31, 2010 and 2009

	2010	2009
ASSETS
Current Assets:
Cash and Cash Equivalents	$795,914	$321,216
Investments	244,416	541,280
Inventory	365,350	352,886
Accounts Receivable - Net of Allowance for Doubtful Accounts	20,359,682	10,557,175
Loans Receivable – Employees	29,738	123,437
Prepaid Expenses – Short Term	113,691	309,563
Deferred Tax Asset	309,892	274,101
Total Current Assets	22,218,683	12,479,658
Long Term Accounts Receivable	2,512,426	1,230,000
Property and Equipment – Net of Accumulated Depreciation	535,488	515,341
Intangible Assets – Net of Accumulated Amortization	2,201,690	1,843,339
Prepaid Expenses – Long Term	202,073	86,314
Other Assets	26,000	26,000
Total Assets	$27,696,360	$16,180,652
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts Payable and Accrued Expenses	$1,558,814	$410,047
Note Payable	300,000	—
Taxes Payable	5,054,635	76,199
Deferred Tax Liability – Current	1,287,776	—
Total Current Liabilities	8,201,225	486,246
Deferred Income Taxes	2,595,975	4,742,201
Total Liabilities	10,797,200	5,228,447
Shareholders’ Equity:
Preferred stock, $0.001 par value; 20,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized, 18,308,576 and 18,313,455 shares issued and outstanding at December 31, 2010 and 2009, respectively	18,309	18,314
Additional Paid-In Capital	3,191,314	3,057,804
Retained Earnings	13,686,328	7,878,067
Accumulated Other Comprehensive Income (Loss)	3,209	(1,980)
Total Shareholders’ Equity	16,899,160	10,952,205
Total Liabilities and Shareholders’ Equity	$27,696,360	$16,180,652

The accompanying notes are an integral part of these financial statements.

TARGETED MEDICAL PHARMA, INC.

CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2010 and 2009

	2010	2009
Revenues:
Product Sales	$18,037,273	$11,494,141
Service Revenue	1,078,166	705,074
Total Revenue	19,115,439	12,199,215
Cost of Product Sold	1,228,722	1,257,727
Cost of Services Sold	1,343,770	208,541
Total Cost of Sales	2,572,492	1,466,268
Total Gross Profit	16,542,947	10,732,947
Operating Expenses:
Research and Development	320,106	21,599
Selling	420,545	163,743
Compensation	3,434,081	2,973,612
General and Administrative	3,005,332	1,815,289
Total Operating Expenses	7,180,064	4,974,243
Net Income before Other Income	9,362,883	5,758,704
Other Income
Investment Income	3,970	7,180
Grant Income	733,439	—
Total Other Income	737,409	7,180
Net Income before Taxes	10,100,292	5,765,884
Deferred Income Tax Expense (Benefit)	(894,221)	1,742,500
Income Taxes	5,186,252	40,505
Net Income before Comprehensive Income	5,808,261	3,982,879
Unrealized Gain or (Loss) on Investments	1,530	(1,980)
Reclassification for losses included in Net Income	3,659	—
Comprehensive Income	$5,813,450	$3,980,899
Basic Earnings Per Share	$0.32	$0.22
Diluted Earnings Per Share	$0.31	$0.21
Basic Weighted Average Number of Common Shares Outstanding	18,301,485	18,313,455
Diluted Weighted Average Number of Common Shares Outstanding	18,493,173	18,588,532

The accompanying notes are an integral part of these financial statements.

TARGETED MEDICAL PHARMA, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years ending December 31, 2010 and 2009

	Number of Shares of Common Stock	Amount	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance – January 1, 2009(1)	18,313,455	$18,314	$3,030,969	$3,895,188	$—	$6,944,471
Stock Option Expense	—	—	26,835	—	—	26,835
Net Income	—	—	—	3,982,879	—	3,982,879
Unrealized Loss on Investments	—	—	—	—	(1,980)	(1,980)
Balance – December 31, 2009	18,313,455	18,314	3,057,804	7,878,067	(1,980)	10,952,205
Stock Issued for Services	14,789	15	49,985	—	—	50,000
Shares Retired	(19,668)	(20)	20	—	—	—
Stock Option Expense	—	—	83,505	—	—	83,505
Net Income	—	—	—	5,808,261	—	5,808,261
Unrealized Gain on Investments	—	—	—	—	5,189	5,189
Balance – December 31, 2010	18,308,576	$18,309	$3,191,314	$13,686,328	$3,209	$16,899,160

(1)	The stockholders’ equity has been recapitalized to give effect to the shares exchanged by existing shareholders pursuant to the merger agreement dated January 31, 2011, more fully discussed in the Subsequent Events footnote to these financial statements.

The accompanying notes are an integral part of these financial statements.

TARGETED MEDICAL PHARMA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOW
Years ended December 31, 2010 and 2009

	2010	2009
Cash Flows from Operating Activities:
Net Income	$5,808,261	$3,982,879
Adjustments:
Depreciation and Amortization	328,257	121,038
Stock Option Compensation	83,505	26,835
Stock Issued for Services	50,000	—
Deferred Income Taxes	(894,221)	1,742,500
Bad Debts Expense	518,470
Changes:
Accounts Receivable	(11,603,403)	(4,975,840)
Inventory	(12,464)	175,032
Prepaid Taxes	—	357,603
Prepaid Expenses	80,113	(244,015)
Loans Receivable – Employees	93,699	(98,021)
Deferred Tax Asset	(35,791)
Other Assets	—	(25,000)
Accounts Payable and Accrued Expenses	1,148,767	(248,673)
Taxes Payable	4,978,436	76,199
Deferred Tax Liability	35,771
Net Cash Flows from Operating Activities	579,400	890,537
Cash Flows from Investing Activities:
Net Sales or (Purchases) of Investments	302,053	(543,260)
Acquisition of Intangible Assets	(510,188)	(381,747)
Purchases of Property and Equipment	(196,567)	(456,995)
Net Cash Flows from Investing Activities	(404,702)	(1,382,002)
Cash Flows from Financing Activities
Proceeds from Notes Payable	300,000	—
Net Cash Flows from Financing Activities	300,000	—
Net Change in Cash and Cash Equivalents	474,698	(491,465)
Cash and Cash Equivalents – Beginning of Year	321,216	812,681
Cash and Cash Equivalents – End of Year	$795,914	$321,216
Supplemental Disclosure of Cash Flow Information
Interest Paid	—	$296
Income Taxes Paid (Refunded)	$150,000	$(393,377)
Non-Cash Investing and Financing Activities
Receipt of internet domain name for in exchange for Accounts Receivable	—	$1,301,568

The accompanying notes are an integral part of these financial statements.

TARGETED MEDICAL PHARMA, INC.

Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Note 1: Business Activity

TARGETED MEDICAL PHARMA, INC. (“Company”), also doing business as Physician Therapeutics (“PTL”), is a specialty pharmaceutical company that develops and commercializes nutrient- and pharmaceutical-based therapeutic systems. The Company also does business as Laboratory Industry Services (“LIS”), which is a facility for the performance of diagnostic testing. On July 30, 2007, the Company formed the wholly owned subsidiary, Complete Claims Processing, Inc. (“CCPI”), which provides billing and collection services on behalf of physicians for claims to insurance companies, governmental agencies and other medical payors.

Segment Information:

The Company had revenue outside of the United States of $191,757 for the year ended December 31, 2010 and $211,855 for the year ended December 31, 2009. The Company’s operations are organized into two reportable segments: TMP and CCPI.

•	TMP: This segment includes PTL and LIS as described above. This segment develops and distributes nutrient based therapeutic products and distributes pharmacy products from other manufacturers through employed sales representatives and distributors. TMP also performs the administrative, regulatory compliance, sales and marketing functions of the corporation, owns the corporation’s intellectual property and is responsible for research and development relating to medical food products and the development of software used for the dispensation and billing of medical foods, generic and branded products. The TMP segment also manages contracts and chargebacks.
•	CCPI: This segment provides point-of-care dispensing solutions and billing and collections services. It is responsible for the research and development of billing software and methodologies and the customization of hardware that supports dispensing, billing and collection operations.

Segment Information for the year ending December 31, 2010	Total	TMP	CCPI
Gross Sales	$19,115,439	$18,037,273	$1,078,166
Gross Profit	16,542,947	16,808,551	(265,604)
Net Income and Comprehensive Income	5,813,450	6,124,524	(311,074)
Total Assets	23,521,638	24,194,180	(672,541)
Less: Eliminations	4,174,721	3,397,305	777,416
Net Total Assets	$27,696,360	$27,591,485	$104,875

Segment Information for the year ending December 31, 2009	Total	TMP	CCPI
Gross Sales	$12,199,215	$11,494,141	$705,074
Gross Profit	10,732,947	10,236,414	496,533
Net Income and Comprehensive Income	3,980,899	3,773,226	207,673
Total Assets	11,587,367	12,601,885	(1,014,518)
Less: Eliminations	4,593,285	3,583,109	1,010,176
Net Total Assets	$16,180,652	$16,184,994	$(4,342)

TARGETED MEDICAL PHARMA, INC.

Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Note 2: Summary of Significant Accounting Policies

Principles of consolidation:  The consolidated financial statements include accounts of TMP and its wholly owned subsidiary, CCPI, collectively referred to as “the Company”. All significant intercompany accounts and transactions have been eliminated in consolidation. In addition, TMP and CCPI share the common operating facility, certain employees and various costs. Such expenses are principally paid by TMP. Due to the nature of the parent and subsidiary relationship, the individual financial position and operating results of TMP and CCPI may be different from those that would have been obtained if they were autonomous.

Accounting estimates:  The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents:  The Company considers all highly liquid investments purchased with an original or remaining maturity of three months or less when purchased to be cash equivalents. The recorded carrying amounts of the Company’s cash and cash equivalents approximate their fair market value.

Considerations of credit risk:  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company maintains its cash balances at high credit quality financial institutions. The balances, at times, may exceed federally insured limits.

As of December 31, 2010, two customers constituted 31% (a practice with ten physicians) and 19%, respectively of our outstanding accounts receivable. As of December 31, 2009 two customers constituted 31% and 19%, respectively of our outstanding accounts receivable.

Revenue Recognition:

TMP markets medical foods and generic and branded pharmaceuticals through employed sales representatives, independent distributors and pharmacies. Product sales are invoiced upon shipment at Average Wholesale Price (“AWP”), which is a commonly used term in the industry, with varying rapid pay discounts, under four models:

•	Direct sales to physicians: TMP invoices the physician upon shipment to the physician under terms which allow a significant rapid pay discount for payment within discount terms in accordance with the product purchase agreement. The physicians dispense the product and perform their own claims processing and collections. TMP recognizes revenue under this model on the date of shipment at the gross invoice amount less the anticipated rapid pay discount offered in the product purchase agreement. The physician is responsible for payment directly to TMP.
•	Direct sales to distributors: TMP invoices distributors upon shipment to distributors and physician clients of distributors under terms which allow a significant rapid pay discount for payment within discount terms in accordance with the product purchase agreement. The distributor markets the products to physicians. TMP recognizes revenue under this model on the date of shipment at the gross invoice amount less the anticipated rapid pay discount offered in the product purchase agreement.
•	Physician managed model: TMP invoices physician upon shipment to physician under terms which allow a significant rapid pay discount for payment received within terms in accordance with the product purchase agreement which includes a security interest for TMP in the products and receivables generated by the dispensing of the products. TMP recognizes revenue under this model on the date of shipment at the gross invoice amount less the anticipated rapid pay discount offered

TARGETED MEDICAL PHARMA, INC.

Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Note 2: Summary of Significant Accounting Policies – (continued)

in the product purchase agreement. The physician also executes a billing and claims processing services agreement with CCPI for billing and collection services (discussed below). CCPI submits a claim for reimbursement on behalf of the physician client. The CCPI fee and product invoice amount are deducted from the reimbursement received by CCPI on behalf of the physician client before the reimbursement is forwarded to the physician client. In the event the physician fails to pay the product invoice within the agreed term, we can deduct the payment due from any of the reimbursements received by us on behalf of the physician client as a result of the security interest we obtained in the products we sold to the physician client and the receivables generated by selling the products in accordance with our agreement.
•	Hybrid model: TMP invoices distributors upon shipment under terms which allow a significant rapid pay discount for payment received within terms in accordance with the product purchase agreements. TMP recognizes revenue under this model on the date of shipment at the gross invoice amount less the anticipated rapid pay discount offered in the product purchase agreement. Distributors sell the products to physicians and collect the purchase price from the physician client directly. The physician client of the distributor executes a billing and claims processing services agreement with CCPI for billing and collection services (discussed below). The CCPI fee is deducted from the reimbursement received by CPPI on behalf of the physician client before the reimbursement is forwarded to the physician client.

CCPI receives no revenue in the physician direct or distributor direct models because it does not provide collection and billing services to the physician clients.

In the managed physician model and in the hybrid model, CCPI has a billing and claims processing service agreement with the physician. That agreement includes a service fee defined as a percentage of collections on all claims plus all or a portion of any penalties and interest collected. CCPI prepares the claim on behalf of the physician and administers the claim through collection. Collections from commercial insurers generally occur within 90 days. While ultimate collectability of workers’ compensation claims is very high, most workers’ compensation claims are denied on first claim attempt and can take from 45 days to four years to collect. The initial denial begins a process of correspondence designed to clear denial objections, submission of workers’ compensation lien filings against insurer settlements on behalf of physicians and settlement hearings. Because fees are only earned by CCPI upon collection of the claim and the fee is not determinable until the amount of the collection of the claim is known, CCPI recognizes revenue at the time that collections are received.

The impact of this extended collection cycle on CCPI is that revenue and receipt of revenue are delayed until collection of the claims on behalf of the physician. This has a direct impact on CCPI’s revenue and cash flow because CCPI’s revenue is recognized upon receipt of the claims collection on behalf of the physician. The long collection cycle does not directly impact TMP’s revenue from the sale of products because TMP recognizes revenue upon shipment to the physician clients and the physician client is obligated to pay the purchase price for the products within the prescribed terms whether or not the physician client has received reimbursement for the claims submitted. It does, however, impact the cash flow for TMP since most physician invoices are paid from the proceeds of claims managed on behalf of the physicians. The result is that invoices due from the physicians to TMP can have a long collection cycle even though revenue is recognized upon shipment of product.

No returns of products are allowed except products damaged in shipment, which has been insignificant.

The rapid pay discounts to the AWP offered to the physician or distributor, under the models described above, vary based upon the expected payment term from the physician or distributor. The discounts are derived from the Company’s historical experience of the collection rates from internal sources and updated for facts and circumstances and known trends and conditions in the industry, as appropriate. As described in the

TARGETED MEDICAL PHARMA, INC.

Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Note 2: Summary of Significant Accounting Policies – (continued)

models above, we recognize provisions for rapid pay discounts in the same period in which the related revenue is recorded. We believe that our current provisions appropriately reflect our exposure for rapid pay discounts. These rapid pay discounts, have typically ranged from 40% to 83% of Average Wholesale Price and we have monitored our experience ratio periodically over the prior twelve months and have made adjustments as appropriate.

Allowance for doubtful accounts:  Under the direct sales to physician, direct sales to distributor and hybrid models, product is sold under terms that allow substantial discounts (40-83%) for payment within terms. With such substantial discounts, it is rare that an invoice is not paid within terms and no allowance is calculated because they are booked at the discounted amount in accounts receivable and revenue. Under the Company’s physician managed model and hybrid model, CCPI performs billing and collection services on behalf of the physician client and deducts the CCPI fee and product invoice amount from the reimbursement received by CCPI on behalf of the physician client before the reimbursement is forwarded to the physician client. Extended collection periods are typical in the workers compensation industry with payment terms extending from 45 days up to four years. The physician remains personally liable for purchases of product from TMP and, during this long collection cycle, TMP retains a security interest in all products sold to the physician along with the claims receivable that result from sales of the products. CCPI maintains an accounting of all managed accounts receivable on behalf of the physician and regularly reports to the physician. Bad debts are recognized on the allowance method based on historical experience, contractual payment terms and management’s evaluation of outstanding accounts receivable. Included in this analysis is a comparison of the total amount of all invoices due from the physician to TMP for products purchased to all outstanding claims in the managed accounts receivable on behalf of the physician. To the extent that the amount due from the physician to TMP for product purchases exceeds the expected collectible value of outstanding claims in the managed accounts receivable, management takes additional measures including withholding additional amounts due from monthly residual payments to physicians under the billing and collection services agreement. To the extent that these efforts are unsuccessful, the Company may seek legal action for payment directly from the physician under the contract, although the Company has not yet pursued this type of action.

In addition to the bad debt recognition policy above, it is also TMP’s policy to write down uncollectible loans and trade receivables when the payor is no longer in existence, is in bankruptcy or is otherwise insolvent. In such instances our policy is to reduce accounts receivable by the uncollectible amount and to proportionally reduce the allowance for doubtful accounts.

Inventory valuation:  Inventory is valued at the lower of cost (first in, first out) or market and consists primarily of finished goods.

Property and equipment:  Property and equipment are stated at cost. Depreciation is provided for by the straight line method over the estimated useful lives of the related assets. Computer equipment is amortized over three to five years. Furniture and fixtures are depreciated over five to seven years. Leasehold improvements are amortized over the shorter of fifteen years or term of the applicable property lease. Maintenance and repairs are expensed as incurred; major renewals and betterments that extend the useful lives of property and equipment are capitalized. When property and equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized. Amenities are capitalized as leasehold improvements.

Impairment of long-lived assets:  The long-lived assets held and used by the Company are reviewed for impairment no less frequently than annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability is performed. No asset impairment was recorded at December 31, 2010 or at December 31, 2009.

TARGETED MEDICAL PHARMA, INC.

Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Note 2: Summary of Significant Accounting Policies – (continued)

Intangible assets:  Indefinite lived intangible assets are measured for impairment at least annually, and more often when events indicate that an impairment may exist. Intangible assets with finite lives, including patents and internally developed software (primarily the Company’s PDRx Software), are stated at cost and are amortized over their useful lives. Patents are amortized on a straight line basis over their statutory lives, usually fifteen to twenty years. Internally developed software is amortized over three to five years. Intangible assets with indefinite lives are tested annually for impairment, during the fiscal fourth quarter and between annual periods, if impairment indicators exist, and are written down to fair value as required.

On June 18, 2009, TMP entered into a settlement with one if its distributors on its accounts receivable of $1,301,000. Pursuant to the agreement, the distributor agreed to:  (1) sell all domain names and assets associated with the website, medicalfoods.com to TMP, and (2) surrender to TMP its entire PTL physician client list, except four individual PTL active physician groups, and waive all rights associated with its PTL physical client list. The client list had no value since most of the clients had become PLT clients already. The value of the domain name was based on the fair value of the asset exchanged.

Fair value of financial instruments:  The Company’s financial instruments are accounts receivable and accounts payable. The recorded values of accounts receivable and accounts payable approximate their values based on their short term nature.

Income taxes:  The Company determines its income taxes under the asset and liability method. Under the asset and liability approach, deferred income tax assets and liabilities are calculated and recorded based upon the future tax consequences of temporary differences by applying enacted statutory tax rates applicable to future periods for differences between the financial statements carrying amounts and the tax basis of existing assets and liabilities. Generally, deferred income taxes are classified as current or non-current in accordance with the classification of the related asset or liability. Those not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. Valuation allowances are provided for significant deferred income tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company recognizes tax liabilities by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized, and also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. To the extent that the final tax outcome of these matters is different than the amount recorded, such differences impact income tax expense in the period in which such determination is made. Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in income tax expense.

Stock-Based Compensation:  The Company accounts for stock option awards in accordance with ASC 718. Under ASC 718, compensation expense related to stock-based payments is recorded over the requisite service period based on the grant date fair value of the awards. Compensation previously recorded for unvested stock options that are forfeited is reversed upon forfeiture. The Company uses the Black-Scholes option pricing model for determining the estimated fair value for stock-based awards. The Black-Scholes model requires the use of assumptions which determine the fair value of stock-based awards, including the option’s expected term and the price volatility of the underlying stock.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of ASC 505-50. Accordingly, the measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s

TARGETED MEDICAL PHARMA, INC.

Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Note 2: Summary of Significant Accounting Policies – (continued)

performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

Income Per Share:  The Company utilizes ASC 260, “Earnings per Share”. Basic income (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted-average number of common shares outstanding. Diluted income (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Common equivalent shares are excluded from the computation if their effect is anti-dilutive.

The following potential common shares have been excluded from the computation of diluted net income (loss) per share for the periods presented where the effect would have been anti-dilutive:

At December 31,	2010	2009
Options outstanding	291,347	0

Research and development:  Research and development costs are expensed as incurred. In instances where we enter into agreements with third parties for research and development activities we may prepay fees for services at the initiation of the contract. We record the prepayment as a prepaid asset and amortize the asset into research and development expense over the period of time the contracted research and development services are performed. Most contract research agreements include a ten year records retention and maintenance requirement. Typically, we expense 50% of the contract amount within the first two years of the contract and 50% over the remainder of the record retention requirements under the contract based on our experience on how long the clinical trial service is provided.

Reclassification

Certain accounts in the prior-year financial statements have been reclassified for comparative purposes to conform with the presentation in the current-year financial statements.

Note 3:  Net Property and Equipment

Net Property and Equipment for the year ending December 31,	2010	2009
Computer Equipment	$547,642	$370,725
Furniture and Fixtures	215,794	204,094
Leasehold Improvements	212,480	204,530
Total, at cost	$975,916	$779,349
Accumulated Depreciation and Amortization	(440,428)	(264,008)
Total Property and Equipment	$535,488	$515,341

Depreciation expense for the years ended December 31, 2010 and 2009 was $176,420 and $69,322, respectively. Depreciation included in Cost of Services for the years ended December 31, 2010 and 2009 was $88,310 and $34,661. No depreciation is recorded in Cost of Product Sales since all production for TMP is outsourced to a third party and stored at an outsourced facility. All TMP depreciation is recorded as part of general and administrative expenses.

Note 4: Stock Based Compensation

For the years ended December 31, 2010 and 2009, the Company recorded compensation costs for options amounting to $83,505 and $26,835, respectively. A deduction is not allowed for income tax purposes until nonqualified options are exercised. The amount of this deduction will be the difference between the fair value of the Company’s common stock and the exercise price at the date of exercise. Accordingly, there is a

TARGETED MEDICAL PHARMA, INC.

Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Note 4: Stock Based Compensation  – (continued)

deferred tax asset recorded for the tax effect of the financial statement expense recorded. The tax effect of the income tax deduction in excess of the financial statement expense, if any, will be recorded as an increase to additional paid-in capital. No tax deduction is allowed for incentive stock options (ISO). Accordingly no deferred tax asset is recorded for GAAP expense related to these options.

Management has valued the options at their date of grant utilizing the Black Scholes option pricing model. As of the issuance of these financial statements, there was not a public market for the Company shares. Accordingly, the fair value of the underlying shares was determined based on the historical volatility data of similar companies, considering the industry, products and market capitalization of such other entities. The risk-free interest rate used in the calculations is based on the implied yield available on U.S. Treasury issues with an equivalent term approximating the expected life of the options depending on the date of the grant and expected life of the options. The expected life of the options used was based on the contractual life of the option granted. Stock-based compensation is a non-cash expense because we settle these obligations by issuing shares of our common stock from our authorized shares instead of settling such obligations with cash payments.

The fair value of options granted in 2010 was determined using the following assumptions:

•	The volatility factor of 27% was based on similar companies;
•	The expected term was 6.5 years based on one-half of the average of the vesting term and the ten year expiration of the option grant;
•	A dividend rate of zero; and
•	The risk free rate was the treasury rate with a maturity of the expected term (3.14%).

The following table summarizes the status of the Company’s aggregate stock options granted:

	Number of Shares Remaining Options	Weighted Average Exercise Price
Outstanding at January 1, 2009(1)	275,077	0.77
Options granted during 2009	0
Options exercised during 2009	0
Options forfeited during 2009	0
Outstanding at December 31, 2009	275,077	0.77
Exercisable at December 31, 2009	275,077	0.77
Outstanding at January 1, 2010	275,077	0.77
Options granted during 2010	291,347	3.38
Options exercised during 2010	0
Options forfeited during 2010	0
Outstanding at December 31, 2010	566,424	2.11
Exercisable at December 31, 2010	360,114	1.39

(1)	Recapitalized to give effect to the share exchange pursuant to the merger agreement dated January 31, 2011, more fully discussed in the subsequent events footnote.

There were no options granted during the year ended December 31, 2009. The total fair value of options that vested during the years ended December 31, 2010 and 2009 was $83,505 and $26,835, respectively.

TARGETED MEDICAL PHARMA, INC.

Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Note 4: Stock Based Compensation  – (continued)

The following table summarizes the status of the Company’s aggregate non-vested shares granted:

	Number of Non-vested Shares	Weighted Average fair Value at Grant Date
Non-vested at December 31, 2009	0
Non-vested granted – year ended December 31, 2010	206,310	1.07
Vested	85,037	1.11
Non-vested at December 31, 2010	206,310	1.07

As of December 31, 2010, the unrecognized compensation cost related to non-vested share based compensation arrangements granted under the plan was approximately $226,300 which will be recognized over a weighted average 158 days.

Per employment agreements with each of Dr. Shell, Ms. Charuvastra and Mr. Giffoni (TMP Insiders), each dated June 1, 2010 and amended on January 31, 2011, the TMP Insiders are entitled to 500,000 shares of common stock and annual base salary and benefits for the longer of the remaining term of the employment agreement or 30 months in the event the TMP Insider is terminated without cause by us or with cause by the TMP Insider. We would have “cause” to terminate the employment relationship upon (i) a TMP Insider’s conviction of or a plea of nolo contendere for the commission of a felony or (ii) the TMP Insider’s willful failure to substantially perform the TMP Insider’s duties under the employment agreement. A TMP Insider will have “cause” to terminate the employment relationship with us in the event any of the following circumstances are not remedied within 30 days of our receipt of a notice of termination from the TMP Insider: (i) a material change in the TMP Insider’s duties or a material limitation of the TMP Insider’s powers; (ii) a failure to elect the TMP Insider to the management position specified in such TMP Insider’s employment agreement or a reduction of the TMP Insider’s annual base salary; (iii) our failure to continue in effect any benefit plan in effect upon the execution of the initial employment agreement, (iv) a material breach by us of the employment agreement and (v) a change in control (which is defined in the TMP Insiders’ employment agreements).

Note 5: Long Term Accounts Receivable

Long term accounts receivable:  As of December 31, 2010, TMP maintained an accounts receivable balance for one physician practice of $2,982,119 in excess of the CCPI managed accounts receivable on behalf of that physician. The December 31, 2009 excess of accounts receivable over managed accounts receivable was $1,230,000. The physician’s billing and services agreement with CCPI provides for withholding one-third of all amounts due to physician from CCPI until the balance is paid in full. Management expects that these amounts will be collected as follows:

	Principal	Interest 3%	Payment
2011 included in Accounts Receivable	$288,170	$61,048	$349,218
2012	$610,048	69,507	679,555
2013	1,300,640	44,861	1,345,501
2014	601,738	6,107	607,845
Total Long Term Accounts Receivable	$2,512,426	$181,523	$2,982,119

Note 6: Investments and Fair Value Measurements

Investments:  The Company records its investments in accordance with ASC 320-10 Accounting for Certain Investments in Certain Debt and Equity Securities. As of December 31, 2010 and 2009, the Company has classified its portfolio as available-for-sale securities. These securities are recorded at fair value, based on

TARGETED MEDICAL PHARMA, INC.

Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Note 6: Investments and Fair Value Measurements  – (continued)

quoted market prices in an active market, with net unrealized holding gains and losses reported in stockholders’ equity as accumulated other comprehensive income. At December 31, 2010 and 2009 the carrying value of investments approximated fair market value, and are classified as Level 1 Assets as defined by ASC 820-10.

Fair Value Measurements:  The Company defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy is based on three levels of inputs that may be used to measure fair value, of which the first two are considered observable and the last is considered unobservable:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following table represents our fair value hierarchy for financial assets (cash equivalents and investments) measured at fair value on a recurring basis. Level 1 available-for-sale investments are primarily comprised of investments in U.S. Treasury securities, valued using market prices in active markets. All of our investments are priced by quoted prices in active markets for identical assets.

Assets measured at fair value as of December 31, 2010 and December 31, 2009 are summarized as follows:

Investments on December 31, 2010	Level 1 Fair Value	Cost Basis	Unrealized Gain/(Loss)
Government money market fund	$101,296	$101,296	$—
High yield bond fund	90,290	88,183	$2,107
Exchange traded equity fund	52,830	51,728	$1,102
Total	$244,416	$241,207	$3,209

Investments on December 31, 2009	Level 1 Fair Value	Cost Basis	Unrealized Gain/(Loss)
Treasury bond money market funds	$261,450	$268,076	$(6,626)
Corporate bond money market funds	279,830	275,184	$4,646
Total	$541,280	$543,260	$(1,980)

During the year ended December 31, 2010, the Company recognized a realized loss on the sale of an investment of $3,659. $1,980 of this loss was previously recorded as an unrealized loss in comprehensive income for the year ended December 31, 2009. On December 31, 2010 the Company had unrealized gains of $3,209. The net change in unrealized gains and (losses) was $5,189 for the year ended December 31, 2010 and ($1,980) for the year ended December 31, 2009. The cost basis for all investments was the actual amount paid on a specifically identified basis, all investments were highly liquid and all investments were available for sale. The Company had no Level 2 or Level 3 assets in the years ending December 31, 2010 or 2009.

TARGETED MEDICAL PHARMA, INC.

Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Note 7: Intangible Assets

For the year ending December 31,	2010	2009
Patents	$235,056	$152,010
Internally Developed Software	1,005,145	578,002
Total, at cost	$1,240,201	$730,012
Accumulated Amortization	339,511	187,673
Net Intangible Assets	$900,690	$542,339
Intangible Assets held at cost:
URL medicalfoods.com	1,301,000	1,301,000
Total Intangible Assets	$2,201,690	$1,843,339

Amortization over the next five years is as follows:

2011	$194,132
2012	$160,717
2013	$150,298
2014	$149,158
2015	$54,225

Amortization expense for the years ended December 31, 2010 and 2009 was $151,838 and $51,716, respectively.

Note 8: Notes Payable

On December 31, 2010, the Company owed the Targeted Medical Pharma, Inc. Profit Sharing Plan $300,000 on a promissory note dated December 12, 2010 with a maturity of June 12, 2011 and bearing interest at the rate of eight percent per annum.

Note 9: Concentrations

Major Vendor

The Company purchases its medical food manufacturing services from a single source. The Company is dependent on the ability of this vendor to provide inventory on a timely basis. The loss of this vendor or a significant reduction in product availability and quality could have a material adverse effect on the Company. While the Company keeps at least a two months inventory on hand, it could take between two and six months to set up and test a new supplier, leading to up to four months of product backorder. The Company’s relationship with this vendor is in good standing and the expiration date of the contract is December 31, 2011.

Revenue Concentration

TMP evaluates revenue concentration on a quarterly basis.

Distributors purchase product from TMP and resell those products to dispensing physicians. Clients are those dispensing physicians to whom TMP sells product directly. TMP had two physician managed model clients that represented 24.7% and 15.6% of gross sales, respectively for the year ended December 31, 2010. Loss of these clients could significantly impact the Company’s revenue.

On December 31, 2009, TMP had three distributors that represented 27%, 16% and 11% of gross sales, respectively and no clients that represented more than 10% of gross sales in the year ended December 31, 2009.

TARGETED MEDICAL PHARMA, INC.

Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Note 10: Lease Commitments

The Company leases its operating facility under a lease agreement expiring February 28, 2012 and several smaller storage spaces on a month-to-month basis. The Company, as lessee, is required to pay for all insurance, repairs and maintenance and any increases in real property taxes over the lease period on the operating facility. The Company’s net rent expense for the years ended December 31, 2010 and December 31, 2009 were approximately $175,000 and $136,000.

Minimum annual rentals on the operating facility for the fiscal years ending December 31 are as follows:

2011	150,000
2012	25,000
Total	$175,000

Note 11: Defined Contribution Plans

The Company has a profit sharing plan for the benefit of eligible employees. The Company makes contributions to the plan out of its net profits in such amounts as the Board of Directors determines. The contribution each year in no event exceeds the maximum amount allowable under applicable provisions of the Internal Revenue Code. Contributions of $205,329 were provided by the Company to the plan for the year ended December 31, 2010 and recognized in the same year. Contributions of $143,880 were provided by the Company to the plan for the year ended December 31, 2009 and recognized in the same year. TMP also sponsors a 401(k) plan. The Company does not match employee contributions.

Note 12: Income Taxes

The Company’s provision for income taxes differs from applying the statutory U.S. federal income tax rate to income before taxes. The primary difference results from providing for state income taxes and from deducting certain expenses for financial statement purposes but not for federal income tax purposes.

The components of the income tax provision are as follows:

	Year Ended December 31,
	2010	2009
Current:
Federal	$4,061,075	$6,880
State	1,125,177	33,625
Total current	5,186,252	40,505
Deferred:
Federal	(1,015,581)	295,973
State	121,360	1,446,527
Total deferred	(894,221)	1,742,500
	$4,292,031	$1,783,005

TARGETED MEDICAL PHARMA, INC.

Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Note 12: Income Taxes  – (continued)

The reconciliation of income tax attributable to operations computed at the U.S. Federal statutory income tax rate of 35% for 2010 and 34% for 2009 to income tax expense is as follows:

Year Ended December 31,
	2010	2009
Statutory Federal tax rate	35.0%	34.0%
Increase (decrease) in tax rate resulting from:
U.S. state taxes, net of federal benefit	5.7%	5.8%
Rate Change	2.0%	0.0%
481(a) adjustment – cash to accrual and other miscellaneous adjustments	-0.3%	-9.0%
Nondeductible meals & entertainment expense	0.1%	0.1%

Deferred tax components are as follows:

	At December 31,
	2010	2009
Deferred tax assets:
Accrued liability for vacation	$30,774	$—
Bad debt reserve	212,292	207,500
Net Operating Loss	—	34,537
Stock Compensation Expense	66,826	32,064
Total deferred tax assets	309,892	274,101
Valuation allowance	—
Net deferred tax assets	309,892	274,101
Deferred tax liabilities:
Depreciation	(18,920)	295,062
481(a) Adjustment – Cash To Accrual	(3,864,831)	(5,037,263)
Total deferred tax liabilities	(3,883,751)	(4,742,201)
Net deferred tax liabilities	$(3,573,859)	$(4,468,100)

The ultimate realization of deferred tax assets is dependent upon the existence, or generation, of taxable income in the periods when those temporary differences and net operating loss carryovers are deductible. Management considers the scheduled reversal of deferred tax liabilities, taxes paid in carryover years, projected future taxable income, available tax planning strategies, and other factors in making this assessment. Based on available evidence, management believes it is more likely than not that all of the deferred tax assets will be realized. Accordingly, the Company has not established a valuation allowance for the current year.

At December 31, 2010 and 2009, the Company had total domestic Federal and state net operating loss carryovers of approximately $0 and $86,658, respectively. Federal net operating loss carryovers expire at various dates between 2027 and 2030, while state net operating loss carryovers expire between 2024 and 2030. The net operating losses available at December 31, 2009 were fully utilized to offset taxable income for the year ended December 31, 2010.

Under the Tax Reform Act of 1986, as amended, the amounts of and benefits from net operating loss carryovers and research and development credits may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period. The Company does not believe that such an ownership change has occurred in 2010 or 2009.

TARGETED MEDICAL PHARMA, INC.

Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Note 12: Income Taxes  – (continued)

The 2007 through 2009 tax years remain open to examination by the Internal Revenue Service and the 2005 to 2009 tax years remain open to the California Franchise Tax Board. These taxing authorities have the authority to examine those tax years until the applicable statute of limitations expire.

The Company did not recognize any interest or penalties related to income taxes for the years ended December 31, 2010 and 2009.

The Company is required to change from the cash method of accounting to the full accrual method of accounting for income tax purposes. Accordingly, a Form 3115 will be filed with the Internal Revenue Service requesting this change. The Form 3115 has not yet been filed and thus has not yet been accepted by the Internal Revenue Service. The income tax provision assumes the Form 3115 will be accepted and the tax liability from the beginning of the year change will be paid evenly from 2010 through 2013.

Note 13: Recently Issued Accounting Pronouncements

Multiple-Deliverable Revenue Arrangements:  In October 2009, the FASB issued Accounting Standards Update No. 2009-13, Multiple-Deliverable Revenue Arrangements, which amends existing revenue recognition accounting pronouncements that are currently within the scope of FASB Codification Subtopic 605-25 (previously included within EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, or EITF 00-21). The consensus to EITF Issue No. 08-01, Revenue Arrangements with Multiple Deliverables, or EITF 08-01, provides accounting principles and application guidance on whether multiple deliverables exist, how the arrangement should be separated, and the consideration allocated. This guidance eliminates the requirement to establish the fair value of undelivered products and services and instead provides for separate revenue recognition based upon management’s estimate of the selling price for an undelivered item when there is no other means to determine the fair value of that undelivered item. EITF 00-21 previously required that the fair value of the undelivered item be the price of the item either sold in a separate transaction between unrelated third parties or the price charged for each item when the item is sold separately by the vendor. This was difficult to determine when the product was not individually sold because of its unique features. Under EITF 00-21, if the fair value of all of the elements in the arrangement was not determinable, then revenue was deferred until all of the items were delivered or fair value was determined. This new approach is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The Company will have to evaluate the impact of this standard on future revenue arrangements that we may enter into.

Compensation – Stock Compensation:  In January 2010, the FASB issued ASU 2010-05, Compensation – Stock Compensation (Topic 718):  Escrowed Share Arrangements and the Presumption of Compensation . ASU 2010-05 updates existing guidance to address the SEC staff’s views on overcoming the presumption that for certain shareholders escrowed share arrangements represent compensation. ASU 2010-05 is effective January 15, 2010. The adoption of this guidance did not have a material impact on the Company’s financial position or results of operation.

Fair Value Measurements and Disclosures:  In January 2010, the FASB issued Accounting Standards Update No. 2010-06, topic 820, Fair Value Measurements and Disclosures, which amends existing fair value disclosure pronouncements. This update provides amendments to Subtopic 820-10 that require new disclosures as follows:

•	Transfers in and out of Levels 1 and 2. A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers.

TARGETED MEDICAL PHARMA, INC.

Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Note 13: Recently Issued Accounting Pronouncements – (continued)

•	Activity in Level 3 fair value measurements. In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number).

This update also provides amendments to Subtopic 820-10 that clarify existing disclosures as follows:

•	Level of disaggregation. A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position. A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities.
•	Disclosures about inputs and valuation techniques. A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3.

This update also includes conforming amendments to the guidance on employers’ disclosures about postretirement benefit plan assets (Subtopic 715-20). The conforming amendments to Subtopic 715-20 change the terminology from major categories of assets to classes of assets and provide a cross reference to the guidance of Subtopic 820-10 on how to determine appropriate classes to present fair value disclosures.

This update is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.

The adoption of this guidance did not have a material impact on the Company’s financial statements.

Other Expenses:  In December 2010, the FASB issued an accounting standard update that provides guidance on the recognition and presentation of the annual fee to be paid by pharmaceutical companies beginning on January 1, 2011 to the U.S. Treasury as a result of U.S. Healthcare Legislation. As a result of adopting this new standard, beginning on January 1, 2011, we will record the annual fee as an operating expense in our consolidated statements of income. The provisions of this standard will not have a significant impact on our consolidated financial statements.

Business Combinations:  In December 2010, the FASB issued Accounting Standards Update No. 2010-29, topic 805, Disclosure of Supplementary Pro Forma Information for Business Combinations, to clarify diversity in practice of applying this topic. Paragraph 805-10-50-2(h) requires a public entity to disclose pro forma information for business combinations that occurred in the current reporting period. The disclosures include pro forma revenue and earnings of the combined entity for the current reporting period as though the acquisition date for all business combinations that occurred during the year had been as of the beginning of the annual reporting period. If comparative financial statements are presented, the pro forma revenue and earnings of the combined entity for the comparable prior reporting period should be reported as though the acquisition date for all business combinations that occurred during the current year had been as of the beginning of the comparable prior annual reporting period. The adoption of this guidance did not have a material impact on the Company’s financial statements.

Note 14: Subsequent Events

Through the issuance of these financial statements:

Pursuant to an Agreement and Plan of Reorganization (the “Merger Agreement”), by and among AFH Acquisition III, Inc. (“AFH”), TMP Merger Sub, Inc. (“TMP Merger Sub”), AFH Merger Sub, Inc. (“AFH

TARGETED MEDICAL PHARMA, INC.

Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Note 14: Subsequent Events  – (continued)

Merger Sub”), AFH Holding and Advisory, LLC (“AFH Advisory”), Targeted Medical Pharma, Inc. (“Old TMP”), William E. Shell, MD, Elizabeth Charuvastra and Kim Giffoni, on January 31, 2010, TMP Merger Sub merged (the “TMP Merger”) with and into Old TMP with Old TMP continuing as the surviving entity . Immediately after the TMP Merger, AFH merged (the “AFH Merger” and, together with the TMP Merger, the “Reorganization”) with and into AFH Merger Sub with AFH continuing as the surviving entity (the surviving entity of the AFH Merger, the “Subsidiary”). As a result of the Reorganization, the Subsidiary is the Company’s wholly-owned subsidiary.

Upon consummation of the TMP Merger, (i) each outstanding share of Old TMP common stock was exchanged for approximately 1.48 shares of AFH common stock and (ii) each outstanding TMP option, which was exercisable for one share of Old TMP common stock, was exchanged for an option exercisable for 1.48 shares of AFH common stock. Upon consummation of the AFH Merger, which occurred immediately upon consummation of the TMP Merger, each outstanding share of AFH common stock and each outstanding option to purchase AFH common stock were exchanged for one share of the Company’s common stock and one option to purchase one share of the Company’s common stock. As a result of the Reorganization, holders of Old TMP common stock and options received 18,308,576 of the Company’s shares of common stock and options to purchase 566,424 of the Company’s shares, or 83.89% of the Company’s issued and outstanding common stock on a fully diluted basis. Former shareholders of AFH Advisory received 3,625,000 of the Company’s shares of common stock.

The exchange of shares between TMP and AFH will be accounted for as a recapitalization of the companies. Pursuant to the accounting for a recapitalization, the historical carrying value of the assets and liabilities of TMP carried over to the surviving company.

Pursuant to the Merger Agreement, the TMP Insiders agreed that up to 1,906,768 of the Company’s shares of common stock they hold in the aggregate would be subject to forfeiture and cancellation to the extent that the Company fails to achieve $22,000,000 in Adjusted EBITDA (the “Make Good Target”) for the fiscal year ended December 31, 2011. For purposes of the Merger Agreement, “Adjusted EBITDA” means the Company’s consolidated net earnings before interest expense, income taxes, depreciation, amortization and non-recurring expenses (as defined below) for the applicable period and as calculated on a consistent basis. Net earnings excludes, among other things, expenses incurred in connection with the Company’s public offering of its common stock (including the preparation of the registration statement) and the preparation of the Current Report on Form 8-K related to the Reorganization.

The Reorganization resulted in a change in control of the Company from Mr. Amir F. Heshmatpour to the former stockholders of Old TMP. In connection with the change in control, William E. Shell, MD, Kim Giffoni, Maurice J. DeWald, Donald J. Webster, Arthur R. Nemiroff and John H. Bluher were appointed to the Company’s Board of Directors. Dr. Shell was appointed the Company’s Chief Executive Officer and Chief Scientific Officer, Ms. Charuvastra was appointed as the Company’s Chairman and Vice President of Regulatory Affairs, Mr. Giffoni was appointed as the Company’s Executive Vice President of Foreign Sales and Investor Relations, Mr. Steve B. Warnecke was appointed as the Company’s Chief Financial Officer and Mr. Amir Blachman was appointed as the Company’s Vice President of Strategy and Operations. Mr. Heshmatpour, an officer and director of AFH prior to the consummation of the Merger Agreement, resigned from these positions at the time the transaction was consummated. Ms. Charuvastra was elected to AFH’s Board of Directors on December 9, 2010. Following the Reorganization, she continued as one of the Company’s directors.

On January 31, 2011, the Company entered into an employment agreement with Steve B. Warnecke pursuant to which Mr. Warnecke will serve as our Chief Financial Officer. The agreement shall continue through December 31, 2013 and provides that Mr. Warnecke will receive an annual base salary of $200,000, a quarterly cash bonus of $20,000 upon the completion of quarterly financial statements and the related public

TARGETED MEDICAL PHARMA, INC.

Notes to Consolidated Financial Statements
December 31, 2010 and 2009

Note 14: Subsequent Events  – (continued)

filings and an annual cash bonus of $5,000 upon the completion of our audited financial statements. The Company granted to Mr. Warnecke ten-year options to purchase 500,000 shares of common stock at an exercise price of $2.55 per share,166,667 options vested immediately and, beginning on January 31, 2012, 13,889 options will vest on the last day of each month. Mr. Warnecke’s employment agreement contains termination clauses. an indemnification provision wherein the Company promises to defend, indemnify, and hold Mr. Warnecke harmless to the fullest extent permitted by law against any and all liabilities incurred by him in connection with Mr. Warnecke’s good faith performance of such his employment with the Company, customary non-competition provisions and customary terms regarding the protection and confidentiality of trade secrets, proprietary information and technology, designs and inventions.

On February 11, 2011, the Company granted ten-year options to purchase 50,000 shares of common stock at $2.55 per share to each of its four independent directors. The options vest in 12,500 share increments on March 31, June 30, September 30 and December 31, 2011.

Note 15: Restatement

In 2010, the Company restated its revenue recognition policy to properly reflect discounts given as rapid pay discounts and not industry chargebacks. There was no affect on assets, liabilities, or net income as of and for the year ending December 31, 2009.

Until       , 2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with any different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. Our business, financial conditions, results of operations and prospects may have changed since that date. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

TARGETED MEDICAL PHARMA, INC.

      Shares

PROSPECTUS

Sunrise Securities Corp.

      , 2011

The information in this prospectus is not complete and may be changed. We may not sell these securities until after the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[Alternate Page for Selling Securityholder Prospectus]

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED FEBRUARY 14, 2011

TARGETED MEDICAL PHARMA, INC.

21,933,576 Shares

This prospectus relates to the offer for sale of 21,933,576 shares of common stock, par value $0.001 per share, by the existing holders of the securities named in this prospectus, referred to as selling stockholders throughout this prospectus.

The distribution of securities offered hereby may be effected in one or more transactions that may take place in the Nasdaq Capital Market, including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling securityholders. No sales of the shares covered by this prospectus shall occur until the shares of common sold in our initial public offering begin trading on the Nasdaq Capital Market.

The selling securityholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act.

On            , 2011, a registration statement under the Securities Act with respect to our initial public offering underwritten by Sunrise Securities Corp., as the representative of the underwriters, of $            of shares of common stock was declared effective by the Securities and Exchange Commission. We received approximately $    million in net proceeds from the offering after payment of underwriting discounts and commissions and estimated expenses of the offering.

Investing in our common stock involves a high degree of risk. You should carefully consider the matters discussed under the section entitled “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2011.

[Alternate Page for Selling Securityholder Prospectus]

TARGETED MEDICAL PHARMA, INC.

PROSPECTUS SUMMARY
THE OFFERING
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DILUTION
DIVIDEND POLICY
CAPITALIZATION
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF SECURITIES
SHARES REGISTERED FOR RESALE
SELLING SECURITYHOLDERS PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and are seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. Our business, financial conditions, results of operations and prospects may have changed since that date.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from publicly available information. While we believe that the statistical data, market data and other industry data and forecasts are reliable, we have not independently verified the data.

[Alternate Page for Selling Securityholder Prospectus]

SHARES REGISTERED FOR RESALE

Overview

As part of this prospectus, we are registering 21,933,576 shares of common stock for resale.

Registration Rights

In connection with the consummation of the Reorganization, we entered into a Registration Rights Agreement, dated January 31, 2011, for the benefit of the Existing AFH stockholders and the Former TMP Stockholders other than the TMP Insiders. Pursuant to the Registration Rights Agreement, the Existing AFH Stockholders and the Former TMP Stockholders have certain “piggyback” registration rights on registration statements filed after the Reorganization is consummated other than registration statements (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to our existing shareholders, (iii) for an offering of debt that is convertible into our equity securities ; (iv) for a dividend reinvestment plan or (v) for an offering of our equity securities underwritten by Sunrise Securities Corp. We will bear the expenses incurred in connection with the filing of any such registration statements.

In connection with a private sale of our common stock by the TMP Insiders to certain investors named in the purchase documents related to such sales, we granted certain piggyback registration rights to the investors in such private sales on registration statement other than registration statements (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to our existing shareholders, (iii) for an offering of debt that is convertible into our equity securities; (iv) for a dividend reinvestment plan or (v) for an offering of our equity securities underwritten by Sunrise Securities Corp. We will bear the expenses incurred in connection with the filing of any such registration statements.

[Alternate Page for Selling Securityholder Prospectus]

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling securityholders named in this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling securityholders.

[Alternate Page for Selling Securityholder Prospectus]

SELLING SECURITYHOLDERS

An aggregate of up to 21,933,576 shares may be offered by certain securityholders.

The following table sets forth certain information with respect to each selling securityholder for whom we are registering shares for resale to the public. No material relationships exist between any of the selling securityholders and us nor have any such material relationships existed within the past three years, except as indicated in the footnotes below.

As indicated in the footnotes below,         , or     % of the 21,933,576 shares of common stock being offered by the selling securityholders are subject to a lock-up agreement under which the sale of such shares will be restricted for a period of up to twelve months after the date of the prospectus relating to our initial public offering.

The representative of the underwriters may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the representative will consider, among other factors, the securityholder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

			Common Stock Beneficially Owned After Offering
Selling Securityholder	Number of Shares of Common Stock Beneficially Owned	Shares Being Offered	Number of Shares Outstanding	Percent of Shares
AFH Holding & Advisory, LLC +	1,304,850	1,304,850	0	*
Akira Kodama	30,821	30,821	0	*
Andrew H. Jones	1,000	1,000	0	*
Angie O. Lee	1,000	1,000	0	*
Anna Charuvastra +(1)	17,168	17,168	0	*
Anthony Bradford Winters Joint Tenants	1,000	1,000	0	*
Anthony Charuvastra +(1)	17,168	17,168	0	*
Arlene Brateris	1,000	1,000	0	*
Arnold Jay Boisdrenghien	1,000	1,000	0	*
Arnold L. Greenberg	1,000	1,000	0	*
Ashlyn Shell +(1)	17,168	17,168	0	*
Bamm LLC(2)	1,000	1,000	0	*
Battersea Capital, Inc.(3)	1,000	1,000	0	*
Benjamin L. Harrison	2,000	2,000	0	*
Bill Vlachos	10,353	10,353	0	*
Brad Harrison	2,000	2,000	0	*
Brad Markoff Revocable Trust	14,790	14,790	0	*
Bradley C. Underwood	1,000	1,000	0	*
Brenda Chockley	1,000	1,000	0	*
Brian Doherty +(1)	17,168	17,168	0	*
Candace A. Walsh	1,000	1,000	0	*
Carl C. Levine	1,000	1,000	0	*
Carl W. Catlett	1,000	1,000	0	*
Carol J. Grey	1,500	1,500	0	*
Carol N. Levine	1,000	1,000	0	*
Carylyn K. Bell	2,500	2,500	0	*
Cassady Doherty +(1)	17,168	17,168	0	*
Chad K Kirby	1,000	1,000	0	*

			Common Stock Beneficially Owned After Offering
Selling Securityholder	Number of Shares of Common Stock Beneficially Owned	Shares Being Offered	Number of Shares Outstanding	Percent of Shares
Charles B Kirby	1,000	1,000	0	*
Charles F. Buczek	1,000	1,000	0	*
Charlotte J. Bruno	1,000	1,000	0	*
Chester Schwartz	2,000	2,000	0	*
Chris Billington	1,500	1,500	0	*
Christa Trujillo	1,000	1,000	0	*
Christopher A. Vallejos	3,081	3,081	0	*
Claudia A. McAdam	2,000	2,000	0	*
Claudia Ruiz(1)	3,698	3,698	0	*
Colleen F. Williams	1,000	1,000	0	*
Connie M. Jones	1,000	1,000	0	*
Corporate Consulting Services(4)	1,000	1,000	0	*
Crotalus Inc.,(3)	1,000	1,000	0	*
Curtis R. Lefkowitz & Annick-France Tournissac	25,260	25,260	0	*
Cynthia L. Kirby	1,000	1,000	0	*
D. Rick Hayes	1,000	1,000	0	*
Dana LLC(5)	2,000	2,000	0	*
Daniel B. Rudden	1,000	1,000	0	*
Daniel J. Beck	1,000	1,000	0	*
Daniel M. Rowen C/O Dale Arens	66,837	66,837	0	*
Daniel Shell +(1)	17,168	17,168	0	*
Danny Corbitt	5,000	5,000	0	*
David A. Nottingham	1,000	1,000	0	*
David A. Paller	1,000	1,000	0	*
David Black	31,057	31,057	0	*
David Hovey	30,821	30,821	0	*
David J. Gregarek	2,500	2,500	0	*
David Silver custodian for Dana Silver(50)	8,874	8,874	0	*
David Silver custodian for Jaden Silver(50)	8,874	8,874	0	*
David Silver custodian for Justin Silver(50)	8,874	8,874	0	*
David Silver custodian for Michael Silver(50)	8,874	8,874	0	*
David Silver custodian for Scott Silver(50)	8,874	8,874	0	*
David Silver custodian for Sean Silver(50)	8,874	8,874	0	*
Deanie J. Underwood	1,000	1,000	0	*
Deanna Becker	1,000	1,000	0	*
Deborah Lowe	2,000	2,000	0	*
Deborah F. Bash	2,500	2,500	0	*
Deborah Lowe custodian for Grace Lowe(6)	2,000	2,000	0	*
Debra A. Ruskey	1,000	1,000	0	*
Debra R. Redmond custodian for Barbara Redmond(7)	1,000	1,000	0	*
Debra R. Redmond Leuthauser	5,000	5,000	0	*
Dena G. Catlett	1,000	1,000	0	*
Dennis D. Postma	1,000	1,000	0	*

			Common Stock Beneficially Owned After Offering
Selling Securityholder	Number of Shares of Common Stock Beneficially Owned	Shares Being Offered	Number of Shares Outstanding	Percent of Shares
Dennis J. Lairamore	1,000	1,000	0	*
Derma Medical Systems, Inc. +	1,106,756	1,106,756	0	*
Diana T. Kurowski	2,000	2,000	0	*
Donna L. Harris	1,000	1,000	0	*
Dorene Harrison	2,000	2,000	0	*
Douglas Harrison	2,000	2,000	0	*
Douglas Harrison custodian for Sidney Harrison(8)	2,000	2,000	0	*
Duncan McClelland	1,000	1,000	0	*
EARNCO MPPP(2)	1,000	1,000	0	*
Earnest Mathis	1,000	1,000	0	*
Earnest Mathis Jr.	1,000	1,000	0	*
ECAP Ventures, LLC(2)	1,000	1,000	0	*
EL CHICHON PARTNERS, LLC(9)	1,000	1,000	0	*
Eli Gafni	61,626	61,626	0	*
Elisa Rowen Jaeger C/O Dale Arens	66,837	66,837	0	*
Elizabeth Charuvastra & William Shell Family Trust dated July 27, 2006 and Amended September 29, 2006 +	9,089,933	9,089,933	0	*
Elizabeth Lazzeri	1,000	1,000	0	*
Elizabeth Myslik	1,000	1,000	0	*
Elizabeth Zanetto	1,500	1,500	0	*
Elizabeth Zanetto custodian for Aaron Zanetto(10)	1,500	1,500	0	*
Elizabeth Zanetto custodian for Dylan Zanetto(10)	1,500	1,500	0	*
Elizabeth Zanetto custodian for Sabrina Zanetto(10)	1,500	1,500	0	*
Emery D. Vaughn	1,000	1,000	0	*
Erin Burr	1,000	1,000	0	*
Eugene C. McColley	1,000	1,000	0	*
Farzin Ferdosi, Inc.(11)	1,000	1,000	0	*
Floyd D. Trujillo	1,000	1,000	0	*
Frank Kramer custodian for Brady Myslik(12)	1,000	1,000	0	*
Frank L. Kramer	2,000	2,000	0	*
Frederick A. Huttner	1,000	1,000	0	*
Frederick Sahakian	50,000	50,000	0	*
Front Range Investigations(4)	1,000	1,000	0	*
Gail E. Braden	1,000	1,000	0	*
Gary E. Keogh	1,000	1,000	0	*
Gary J. McAdam	2,000	2,000	0	*
Gayle M. Langley	1,000	1,000	0	*
George F. Lee	1,200	1,200	0	*
George Lee custodian for Eleanor J. Lee (13)	1,200	1,200	0	*

			Common Stock Beneficially Owned After Offering
Selling Securityholder	Number of Shares of Common Stock Beneficially Owned	Shares Being Offered	Number of Shares Outstanding	Percent of Shares
George Lee custodian for Margaret E. Lee (13)	1,200	1,200	0	*
Gerald and Lynnette Hannahs Joint Tenants (14)	1,000	1,000	0	*
Giffoni Family Trust +(15)	3,292,736	3,292,736	0	*
Glenn A. Marshark	42,335	42,335	0	*
Gloria D. Wood	1,000	1,000	0	*
Gordon G. Burr Jr.	1,000	1,000	0	*
Gordon G. Burr custodian for Ilyana Schilling(9)	1,000	1,000	0	*
Grace Fakhoury	388,369	388,369	0	*
Gregory F. Socha	1,000	1,000	0	*
Gregory L. Cannon	1,000	1,000	0	*
Griffin Ventures LTD	300,000	300,000	0	*3
Growth Ventures, Inc.(16)	2,000	2,000	0	*
Growth Ventures, Inc. Pension Plan and Trust(16)	2,000	2,000	0	*
Growth Ventures, Inc. Roth 401 K(16)	2,000	2,000	0	*
Growth Ventures, Inc. Profit Sharing Plan & Trust(16)	2,000	2,000	0	*
Harriet M. McClelland	1,000	1,000	0	*
Henry M. Billington	1,000	1,000	0	*
Herbert Marshak	133,723	133,723	0	*
Hope Charuvastra + 1	17,168	17,168	0	*
Howard C. Cadwell	1,000	1,000	0	*
HowLyn Equities, LTD(17)	1,500	1,500	0	*
Inovative Naturals, Inc.(18)	1,000	1,000	0	*
Inverness Investments, Inc.(2)	1,000	1,000	0	*
Irene L. Gibbs Trust for benefit of Rosemary L. Owens(19)	1,500	1,500	0	*
Jack D. Kelley	1,000	1,000	0	*
James M. Armstrong	1,000	1,000	0	*
James R. Sjoerdsma	2,000	2,000	0	*
James R. Sjoerdsma custodian for Dustin Sjoerdsma(20)	2,000	2,000	0	*
James R. Sjoerdsma custodian for Mary Ann Sjoerdsma(21)	1,500	1,500	0	*
James R. Sjoerdsma custodian for Paige Sjoerdsma(20)	2,000	2,000	0	*
James Vaughn Sr.	1,000	1,000	0	*
Jana Lynn Anderson	1,000	1,000	0	*
Jane A. Kelley	1,000	1,000	0	*
Jarrold R. Bachmann	1,000	1,000	0	*
Jason Myslik	1,000	1,000	0	*
Jeanne M. Lee	1,200	1,200	0	*

			Common Stock Beneficially Owned After Offering
Selling Securityholder	Number of Shares of Common Stock Beneficially Owned	Shares Being Offered	Number of Shares Outstanding	Percent of Shares
Jeffrey D. Mayotte	1,000	1,000	0	*
Jeffrey P. Bash	2,500	2,500	0	*
Jennifer Gorrell	1,000	1,000	0	*
Jennifer M. Underwood	1,000	1,000	0	*
Jennifer M. Uribe	1,000	1,000	0	*
Jennifer Uribe custodian for Carmen Uribe (21)	1,000	1,000	0	*
Jennifer Uribe custodian for Roderick L. Uribe III(22)	1,000	1,000	0	*
Jenny Lee	1,000	1,000	0	*
Jerilyn Enander	1,000	1,000	0	*
Jessie Mathis	1,000	1,000	0	*
Joan G. Stanzler	2,000	2,000	0	*
Joe Giffoni	150,849	150,849	0	*
Johanna Doherty +(1)	17,168	17,168	0	*
John Bluher +	102,000	102,000	0	*
John & Elenanor Morris	1,000	1,000	0	*
John C. & Meghan Glotfelty Joint Tenants (22)	1,000	1,000	0	*
John C. Glotfelty	1,750	1,750	0	*
John C. Lee	1,000	1,000	0	*
John J. Clemenson	1,000	1,000	0	*
John M. Lepo	1,000	1,000	0	*
John Morris Consulting 401(K) Trust FBO Eleanor Morris(23)	1,000	1,000	0	*
John Morris Consulting 401(K) Trust FBO John Morris(23)	1,000	1,000	0	*
John Morris Consulting Pension Trust(23)	1,000	1,000	0	*
John P. Masouras	1,000	1,000	0	*
John T McShane custodian for Declan Wyatt McShane(24)	1,000	1,000	0	*
John T McShane custodian for Mason Aiden McShane Andrews(24)	1,000	1,000	0	*
John T. McShane	2,500	2,500	0	*
John T. McShane custodian for Thomas Sheridan McShane(24)	1,200	1,200	0	*
John T. McShanecustodian for Brooke Allison Andrews(24)	1,200	1,200	0	*
John Thomas Uribe	1,000	1,000	0	*
John W. Walsh	1,000	1,000	0	*
Jon D. Sawyer	1,000	1,000	0	*
Jonathan H. Kantor	2,000	2,000	0	*
Jonathan S. Cooper	1,000	1,000	0	*
Jorge Ruiz(1)	3,698	3,698	0	*
Joseph F. Bruno	1,500	1,500	0	*
Julie C. Kizerian	1,000	1,000	0	*

			Common Stock Beneficially Owned After Offering
Selling Securityholder	Number of Shares of Common Stock Beneficially Owned	Shares Being Offered	Number of Shares Outstanding	Percent of Shares
Kai Bickle Nygard	118,227	118,227	0	*
Kaja Burr	1,000	1,000	0	*
Kearney Hodings, LLC(25)	1,000	1,000	0	*
Keith A. Koch	1,000	1,000	0	*
Keith Hunt	31,057	31,057	0	*
Kelsey Kirby	1,000	1,000	0	*
Kenneth Benko	4,437	4,437	0	*
Kenneth Frank Herfert	2,000	2,000	0	*
Keri D. Winters	1,000	1,000	0	*
Kerry N. Williams	1,000	1,000	0	*
Kevin Wiser	4,437	4,437	0	*
Kim Giffoni	53,241	53,241	0	*
Kimberly Roberts Mosko	3,000	3,000	0	*
Kimberly S. Owen	2,000	2,000	0	*
Kristine M. Gregarek	1,000	1,000	0	*
L. Joy Clemenson	1,000	1,000	0	*
L. Michael Underwood	1,000	1,000	0	*
Laurie A. Cadwell	1,000	1,000	0	*
Lawrence May	985,941	985,941	0	*
Lazzeri Equity Partners 401K Plan(26)	1,000	1,000	0	*
Lazzeri Equity Partners, LLC(27)	1,000	1,000	0	*
Lazzeri Family Trust(28)	1,000	1,000	0	*
Lee Commercial Property LLC(13)	1,200	1,200	0	*
Linda S. Kantor	2,000	2,000	0	*
Lindsey Brateris	1,500	1,500	0	*
Loren Hotz	1,000	1,000	0	*
Loretta McShane	1,500	1,500	0	*
Lori Socha	1,000	1,000	0	*
Lori S. Rosenbaum	2,000	2,000	0	*
Louisana Land Acquisitions, LLC(2)	1,000	1,000	0	*
Luis Fragoso	163,368	163,368	0	*
Lynn M. Sauve	1,000	1,000	0	*
Mainstreet Investments, LLC(2)	1,000	1,000	0	*
Marcus Wood	1,000	1,000	0	*
Marcus Charuvastra +(1)	17,168	17,168	0	*
Margaret L. Dubach	2,000	2,000	0	*
Mark and Jennifer Ward	61,626	61,626	0	*
Mark Burr	1,000	1,000	0	*
Mark Strait	1,000	1,000	0	*
Mary L. Maisner	1,000	1,000	0	*
Mary Maisner FBO Mark D Maisner	1,000	1,000	0	*
Mary Rogers	1,000	1,000	0	*
Masha Paramonova +(1)	17,168	17,168	0	*
Mathis Family Partners, LTD(2)	1,000	1,000	0	*
Matthew D. Gregarek	1,000	1,000	0	*
May Amanda Olmstead	61,622	61,622	0	*

			Common Stock Beneficially Owned After Offering
Selling Securityholder	Number of Shares of Common Stock Beneficially Owned	Shares Being Offered	Number of Shares Outstanding	Percent of Shares
Maya Charuvastra +(1)	17,168	17,168	0	*
MDD LLC(27)	1,200	1,200	0	*
Meghan Glotfelty	1,600	1,600	0	*
Mercedes V. Rudametkin	73,946	73,946	0	*
Merritt Jones	1,000	1,000	0	*
Michael A. Cassio	2,000	2,000	0	*
Michael A. Cassio custodian for Chloe(28)	2,000	2,000	0	*
Michael A. Cassio custodian for Davis M. Cassio(28)	2,000	2,000	0	*
Michael A. Cassio custodian for Emily E. Cassio(28)	2,000	2,000	0	*
Michael A. McCarty	1,000	1,000	0	*
Michael B. Owens	2,000	2,000	0	*
Michael Faze	200,000	200,000	0	*
Michael J. Oneil	1,000	1,000	0	*
Michael L. McShane	2,500	2,500	0	*
Michael R. Kizerian	1,000	1,000	0	*
Michael V. Arbige	2,000	2,000	0	*
Michael V. Arbige custodian for Katherine Arbige(29)	2,000	2,000	0	*
Michael V. Arbige custodian for Sean M. Arbige(29)	2,000	2,000	0	*
Mike Owens Landscaping(30)	1,000	1,000	0	*
ML Partners, LLC(2)	1,000	1,000	0	*
MLD SDIRA L.L.C(31)	2,000	2,000	0	*
Mona Corbitt	5,000	5,000	0	*
Morgan Management Corp	34,673	34,673	0	*
Natalya Paramanova +(1)	17,168	17,168	0	*
Ned M. & Clara Frances Reinstein Community Property(32)	2,000	2,000	0	*
Nicholas S. Vojnovic	1,000	1,000	0	*
Nicole Charuvastra +(1)	17,168	17,168	0	*
Oaxaca Investments, LLC(9)	1,000	1,000	0	*
Pamela K. Hayes	1,000	1,000	0	*
Patrica J. Armstrong	1,000	1,000	0	*
Patricia A. Cron	1,000	1,000	0	*
Patricia A. Cron custodian for Rachel Cron (33)	1,000	1,000	0	*
Patricia Ann Alexander	1,000	1,000	0	*
Paul Kurowski	2,500	2,500	0	*
Paul Dragul	2,000	2,000	0	*
Paul Fukuda Pension and Profit Sharing Plan	30,821	30,821	0	*
Paul Giovino	1,000	1,000	0	*
Paul H. Dragul custodian for Alexis Dragul (18)	1,000	1,000	0	*

			Common Stock Beneficially Owned After Offering
Selling Securityholder	Number of Shares of Common Stock Beneficially Owned	Shares Being Offered	Number of Shares Outstanding	Percent of Shares
Paul H. Dragul custodian for Carson Dragul (18)	1,000	1,000	0	*
Paul H. Dragul custodian for Cheri Dragul (18)	1,000	1,000	0	*
Paul Uribe	1,000	1,000	0	*
Paula S. Cassio	2,000	2,000	0	*
Paulette Dragul	1,000	1,000	0	*
PDK 2 Investment Partnership(34)(35)	1,000	1,000	0	*
PDK 3 Investment Partnership(34)(35)	1,000	1,000	0	*
PDK Investment Partnership(34)(35)	2,000	2,000	0	*
PDMK Investment Partnership(33)(34)	2,000	2,000	0	*
Peter Masouras	1,000	1,000	0	*
Phillip A. Less	1,000	1,000	0	*
Physician Solutions Inc.	250,000	250,000	0	*
PKMD Investment Partnership(31)(334)	1,000	1,000	0	*
PMK Investment Partnership(34)(35)	2,000	2,000	0	*
R.A. Friedlander Family, LLC(36)	2,000	2,000	0	*
R.J. Jackson	1,000	1,000	0	*
R.V. and Mieko Bailey as Joint Tenants	3,000	3,000	0	*
Ray Douglas Alexander	1,000	1,000	0	*
Rebecca Gregarek	1,000	1,000	0	*
Renaee Hotz	1,000	1,000	0	*
Richard Parker	1,000	1,000	0	*
Richard A. & Sharon L Friedlander Tenants By The Entireties(36)(37)	1,000	1,000	0	*
Richard A. Friedlander	1,000	1,000	0	*
Richard R. Ruskey	1,000	1,000	0	*
Richard Schwartz	4,437	4,437	0	*
Robert E. Easton	1,000	1,000	0	*
Robert Lazzeri	1,000	1,000	0	*
Robert M. Stanzler	2,000	2,000	0	*
Robert or Jomaire Goocher	1,000	1,000	0	*
Robert R. & Elaine Woodworth Community Property(38)	1,000	1,000	0	*
Robert R. Woodworth	1,000	1,000	0	*
Robert Sherill Joint Tenants	1,000	1,000	0	*
Roderick Uribe	1,000	1,000	0	*
Rodrigo L. Uribe	1,000	1,000	0	*
Ronald True +(1)	17,168	17,168	0	*
Ruben Granados	18,487	18,487	0	*
Ryan Brateris	1,500	1,500	0	*
Ryan Brateris custodian for Cale Brateris (39)	1,000	1,000	0	*
S Gerlach and L Gerlach TTEE Stan Gerlach, Inc. DBPP FBO Stanley Wayne Gerlach Jr. and Linda Bozarth Gerlach (40)	39,409	39,409	0	*

			Common Stock Beneficially Owned After Offering
Selling Securityholder	Number of Shares of Common Stock Beneficially Owned	Shares Being Offered	Number of Shares Outstanding	Percent of Shares
S.J. Schoffman	1,000	1,000	0	*
Sabrina Shell +(1)	17,168	17,168	0	*
Sanford D. Greenberg	1,500	1,500	0	*
Sarah Ruhl +(1)	17,168	17,168	0	*
Sawyer Family Partners, LTD(41)	1,000	1,000	0	*
Scott A. Owen	2,000	2,000	0	*
Scott A. Owen custodian for Alexandra M. Owen(42)	1,000	1,000	0	*
Scott A. Owen custodian for Madison G. Owen(42)	1,000	1,000	0	*
Scott Kippur	1,000	1,000	0	*
Seth Shaw	49,307	49,307	0	*
Sharon H. Uribe	1,000	1,000	0	*
Sharon L. Friedlander	1,000	1,000	0	*
Shawn Gorrell	1,000	1,000	0	*
SHC LLC(43)	1,000	1,000	0	*
Sheryl A. Huttner	1,000	1,000	0	*
Shirley J. McShane	1,000	1,000	0	*
Shlomo Rechnitz	1,182,272	1,182,272	0	*
Silver Family Trust 1995	267,379	267,379	0	*
Simon Ourian	250,000	250,000	0	*
Stacy Rogers	1,000	1,000	0	*
Stephaine Shell +(1)	17,168	17,168	0	*
Stephanie & Derek Thomas	1,000	1,000	0	*
Steve B Warnecke +	150,000	150,000	0	*
Steven Rosdal	2,000	2,000	0	*
Stewart L. Mosko	3,000	3,000	0	*
Stewart L. Mosko custodian for Sophie M. Mosko(44)	1,000	1,000	0	*
Stewart L. Mosko custodian for Victoria L. Mosko(44)	1,000	1,000	0	*
Stuart Silverman	12,335	12,335	0	*
Stuart Zubrick	133,723	133,723	0	*
Suanna Singlehurst	1,000	1,000	0	*
Sue Easton	1,000	1,000	0	*
Sui Min Lee	1,200	1,200	0	*
Susan K. McShane	2,500	2,500	0	*
Susan Schoffman	1,000	1,000	0	*
Susie Chionh Rowen	133,674	133,674	0	*
Suzi Alter	14,790	14,790	0	*
Teddy D. Thompson	1,000	1,000	0	*
Terrace Capital LLC(2)	1,000	1,000	0	*
Terry A. Grossman	1,000	1,000	0	*
Terry A. Grossman custodian for Harrison Johnsom(45)	1,000	1,000	0	*

			Common Stock Beneficially Owned After Offering
Selling Securityholder	Number of Shares of Common Stock Beneficially Owned	Shares Being Offered	Number of Shares Outstanding	Percent of Shares
Terry A. Grossman custodian for Lucetec Johnson(45)	1,000	1,000	0	*
Terry A. Grossman custodian for Samuel Grossman(45)	1,000	1,000	0	*
Thomas Allen Forti	5,000	5,000	0	*
Thomas Allen Forti custodian for Michael David Forti(46)	1,500	1,500	0	*
Thomas J. McShane	1,000	1,000	0	*
Thomas L. Rosenbaum	2,000	2,000	0	*
Tim Brasel	500,000	500,000	0	*
TMF Japan	30,821	30,821	0	*
Todd A. Williams	1,500	1,500	0	*
Tri-M Building Corp.(47)	1,500	1,500	0	*
Truman C. Leuthauser	5,000	5,000	0	*
Underwood Family Partners, LTD(48)	1,000	1,000	0	*
Valere Mathis	1,000	1,000	0	*
Virginia A. Buczek	1,000	1,000	0	*
Virginia Johnson(1)	3,698	3,698	0	*
Walter A. Strutz	1,000	1,000	0	*
Washington Street Partners, Inc.(49)	1,000	1,000	0	*
William Ooms	1,000	1,000	0	*
William Charuvastra +(1)	17,168	17,168	0	*
William Douglas Lowe	2,000	2,000	0	*
Yvonne J. Goldman	1,500	1,500	0	*

*	Less than 1%
+	Except as indicated by +, no selling securityholder is an officer, director, affiliate or 5% securityholder.
[]	Except as indicated by [], no selling securityholder is a broker-dealer or an affiliate of a broker-dealer.
1	The Elizabeth Charuvastra and William Shell Family Trust Dated July 27, 2006 and Amended September 29, 2006 holds voting control over such securities. William E. Shell, MD and Elizabeth Charuvastra, co-Trustees, may be deemed to have voting control over such securities.
2	Earnest Mathis Jr. has voting and investment control over such securities.
3	John M. Lepo has voting and investment control over such securities.
4	Truman C. Leuthauser has voting and investment control over such securities.
5	Dennis D. Postma has voting and investment control over such securities.
6	Deborah Lowe has voting and investment control over such securities.
7	Debra R. Redmond Leuthauser has voting and investment control over such securities.
8	Douglas Harrison has voting and investment control over such securities.
9	Gordon Burr has voting and investment control over such securities.
10	Elizabeth Zanetto has voting and investment control over such securities.
11	Farzin Ferdosi has voting and investment control over such securities.
12	Frank Kramer has voting and investment control over such securities.
13	George F. Lee has voting and investment control over such securities.
14	Gerald & Lynnette Hannahs have voting and investment control over such securities.
15	Kim Giffoni and Olena B. Giffoni, co-Trustees, have voting and investment control over such securities.

16	Gary J. Mcadam has voting and investment control over such securities.
17	Thomas Howard has voting and investment control over such securities.
18	Paul Dragul has voting and investment control over such securities.
19	Irene L. Gibbs has voting and investment control over such securities.
20	James R. Sjoerdsma has voting and investment control over such securities.
21	Jennifer Uribe has voting and investment control over such securities.
22	John C. & Meghan Glotfelty have voting and investment control over such securities.
23	John Morris has voting and investment control over such securities.
24	John T McShane has voting and investment control over such securities.
25	Charles Kirby has voting and investment control over such securities.
26	Robert Lazzeri has voting and investment control over such securities.
27	Robert Sanders has voting and investment control over such securities.
28	Michael A. Cassio has voting and investment control over such securities.
29	Michael V. Arbige has voting and investment control over such securities.
30	Michael B. Owens has voting and investment control over such securities.
31	Margaret L. Dubach has voting and investment control over such securities.
32	Ned M. & Clara Frances Reinstein have voting and investment control over such securities.
33	Patricia A. Cron has voting and investment control over such securities.
34	Paul Kurowski has voting and investment control over such securities.
35	Diana T Kurowski has voting and investment control over such securities.
36	Richard A. Friedlander has voting and investment control over such securities.
37	Sharon L. Friedlander has voting and investment control over such securities.
38	Robert R. & Elaine Woodworth have voting and investment control over such securities.
39	Ryan Brateris has voting and investment control over such securities.
40	Stan Gerlach has voting and investment control over such securities.
41	Jon D. Sawyer has voting and investment control over such securities.
42	Scott A. Owen has voting and investment control over such securities.
43	Robert Stevens has voting and investment control over such securities.
44	Stewart L. Mosko has voting and investment control over such securities.
45	Terry A. Grossman has voting and investment control over such securities.
46	Thomas Allen Forti has voting and investment control over such securities.
47	Joseph F. Bruno has voting and investment control over such securities.
48	L. Michael Underwood has voting and investment control over such securities.
49	John C. Lee has voting and investment control over such securities.
50	David Silver has voting and investment control over such securities.

Each of the selling securityholders that is an affiliate of a broker-dealer has represented to us that it purchased the shares offered by this prospectus in the ordinary course of business and, at the time of purchase of those shares, did not have any agreements, understandings or other plans, directly or indirectly, with any person to distribute those shares.

[Alternate Page for Selling Securityholder Prospectus]

PLAN OF DISTRIBUTION

The selling securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling securityholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling beneficial owner; (2) any material relationship the selling beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities of the class owned by such security beneficial owner before the offering; (4) the amount to be offered for the security beneficial owner’s account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such security beneficial owner after the offering is complete.

In connection with the sale of our common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144 of the Securities Act.

To our knowledge, no selling securityholder is a broker-dealer or an affiliate of a broker-dealer.

[Alternate Page for Selling Securityholder Prospectus]

LEGAL MATTERS

Ellenoff Grossman & Schole LLP, 150 East 42nd Street, New York, New York 10017, will pass upon the validity of the securities offered in this prospectus.

EXPERTS

The consolidated financial statements of Targeted Medical Pharma, Inc. as of December 31, 2010, 2009 and 2008 have been included herein in reliance upon the report of EFP Rotenberg LLP, an independent member of the BDO Seidman alliance, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which is part of the registration statement filed with the SEC, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information with respect to us and the shares of common stock offered by this prospectus, please see the registration statement and exhibits filed with the registration statement.

You may also read and copy any materials we have filed with the SEC at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings, including reports, proxy statements and other information regarding issuers that file electronically with the SEC, are also available to the public at no cost from the SEC’s website at http://www.sec.gov. You also may request a copy of the registration statement and these filings by writing us at 18 East 16th Street, 7th Floor, New York, New York 10003 or calling us at (646) 448-8210.

We are subject to the information and periodic reporting requirements of the Exchange Act and, accordingly we file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy such periodic reports, proxy statements and other information at the SEC’s public reference room and the SEC’s Web site referred to above.

[Alternate Page for Selling Securityholder Prospectus]

Until            , 2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TARGETED MEDICAL PHARMA, INC.

21,933,576 Shares

Common Stock

           , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by us relating to the sale of the common stock being registered. All amounts are estimates except the SEC registration fee and the FINRA fee.

SEC registration fee	$13,669.00
FINRA fee	$12,273.00
NASDAQ Capital Market fee	$94,000.00
Printing and engraving expenses	$45,000.00
Legal fees and expenses	—
Accounting fees and expenses	—
Miscellaneous	$46,058.00
Total	$211,000.00

Item 14. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation provides that no director of the company will be personally liable to the company or our stockholders for monetary damages for breach of fiduciary duty as a director.

In, addition, the employment agreement for the TMP Insiders and Mr. Warnecke contain an indemnification provision wherein we promise to defend, indemnify, and hold the employee harmless to the fullest extent permitted by law against any and all liabilities incurred by the employee in connection with the executive officer’s good faith performance of such individual’s employment by us.

The amended and restated certificate of incorporation of the Company provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”).

Article Tenth of our certificate of incorporation provides:

“To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.”

Pursuant to the Company’s bylaws, the directors and officers of the Company shall, to the fullest extent permitted by the DGCL, also have the right to receive from us an advancement of expenses incurred in defending any proceeding in advance of its final disposition. To the extent required under the DGCL, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such individual, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified for such expenses. We are not required to provide indemnification or advance expenses in connection with (i) any proceeding initiated by a director or officer of the Company unless such proceeding was authorized by the Board of Directors or otherwise required by law;

(ii) any proceeding providing for disgorgement of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended; (iii) and for amounts for which payment is actually made to or on behalf of such person under any statute, insurance policy or indemnity provisions or law; or (iv) any prohibition by applicable law.

Pursuant to the Company’s certificate of incorporation, the Company may also maintain a directors’ and officers’ insurance policy which insures the Company and any of its directors, officers, employees, agents or other entities, against expense, liability or loss asserted against such persons in such capacity whether or not the Company would have the power to indemnify such person under the DGCL.

Item 15. Recent Sales of Unregistered Securities.

Issuances of Capital Stock

Pursuant to the Agreement and Plan of Reorganization, dated January 31, 2011, by and among AFH Acquisition III, Inc. (“AFH”), TMP Merger Sub, Inc., AFH Merger Sub, Inc., AFH Holding and Advisory, LLC, Targeted Medical Pharma, Inc. (“Old TMP”), William E. Shell, MD, Elizabeth Charuvstra and Kim Giffoni, on January 31, 2011, AFH issued an aggregate of 18,308,576 shares of its common stock to the stockholders of Old TMP in exchange for shares representing 100% of the issued and outstanding common stock of Old TMP. In addition, AFH issued an aggregate of 566,424 options to purchase common stock in exchange for options to purchase shares of Old TMP. The shares of common stock of AFH issued to the former stockholders of Old TMP were not registered under the Securities Act. These securities qualified for exemption under Rule 506 promulgated under Section 4(2) of the Securities Act since the issuance of securities by the Company did not involve a “public offering.” The issuance was not a public offering based upon the following factors: (i) the issuance of the securities was an isolated private transaction; (ii) a limited number of securities were issued to a limited number of offerees; (iii) there was no public solicitation; (iv) each offeree was an “accredited investor,” (v) the investment intent of the offerees; and (vi) the restriction on transferability of the securities issued.

On January 19, 2011, we completed the private placement of 900,000 shares of common stock at a price of $1.00 per share, resulting in total gross proceeds of $900,000. There were no commissions paid in connection with the offering. In connection with this offering, we relied on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated under the Securities Act. All investors were “accredited investors,” as such term is defined in Rule 501 of Regulation D, and all investors completed a subscription agreement and an accredited investor questionnaire.

Certain Grants and Exercises of Stock Options

The sale and issuance of the securities described below were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering.

Pursuant to our Targeted Medical Pharma, Inc. 2011 Stock Incentive Plan and certain stand-alone stock option agreements, we have issued options to purchase an aggregate of 1,066,424 shares of common stock. Of these options, as of September 30, 2010:

•	no options to purchase shares of common stock have been exercised; and
•	options to purchase a total of 1,066,424 shares of common stock are currently outstanding at prices ranging from $0.77 to $3.38 per share.

Item 16. Exhibits and Financial Statements.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made for the benefit of the parties to the applicable agreement and (i) should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments. The registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary language, it is responsible for considering whether additional specific disclosure of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading. Additional information about the registrant may be found elsewhere in this registration statement and in the registrant’s other public filings, which are available without charge through the SEC’s website at www.sec.gov.

Exhibit No.	Description
1.1#	Form of Underwriting Agreement
2.1*	Agreement and Plan of Reorganization
3.1+	Amended and Restated Certificate of Incorporation of Targeted Medical Pharma, Inc.
3.2+	Amended and Restated Bylaws of Targeted Medical Pharma, Inc.
4.1	Specimen common stock certificate
5.1	Opinion of Ellenoff Grossman & Schole LLP
10.1+	Employment Agreement, dated June 1, 2010, by and between Targeted Medical Pharma, Inc. and William E. Shell, MD
10.2+	Employment Agreement, dated June 1, 2010, by and between Targeted Medical Pharma, Inc. and Elizabeth Charuvastra
10.3+	Employment Agreement, dated June 1, 2010, by and between Targeted Medical Pharma, Inc. and Kim Giffoni
10.4+	Employment Agreement, dated January 31, 2011, by and between Targeted Medical Pharma, Inc. and Steve B. Warnecke
10.5+	Letter Agreement, dated February 15, 2010, by and between Targeted Medical Pharma, Inc. and Amir Blachman re: employment
10.6+	Letter Agreement, dated July 28, 2010, by and between Targeted Medical Pharma, Inc. and Amir Blachman re: promotion
10.7+	Consulting Agreement, dated April 30, 2009, by and between Targeted Medical Pharma, Inc. and Webster Consulting Services, LLC
10.8+	Consulting Agreement, dated November 15, 2006, by and between Targeted Medical Pharma, Inc. and David Silver, MD
10.9+	Amendment No. 1 to Employment Agreement, dated January 31, 2011, by and between Targeted Medical Pharma, Inc. and William Shell, MD
10.10+	Amendment No. 1 to Employment Agreement, dated January 31, 2011, by and between Targeted Medical Pharma, Inc. and Elizabeth Charuvastra
10.11+	Amendment No. 1 to Employment Agreement, dated January 31, 2011, by and between Targeted Medical Pharma, Inc. and Kim Giffoni
10.12+	Targeted Medical Pharma, Inc. 2011 Stock Incentive Plan
10.13+	Form of Non-qualified Stock Option Agreement (Time-based and Performance-based Vesting) under the Targeted Medical Pharma, Inc. 2011 Stock Incentive Plan
10.14+	Form of Non-qualified Stock Option Agreement (Time-based Vesting) under the Targeted Medical Pharma, Inc. 2011 Stock Incentive Plan

Exhibit No.	Description
10.15+	Form of Restricted Stock Agreement (Time-based and Performance-based Vesting) under the Targeted Medical Pharma, Inc. 2011 Stock Incentive Plan
10.16+	Form of Restricted Stock Agreement (Time-based Vesting) under the Targeted Medical Pharma, Inc. 2011 Stock Incentive Plan
10.17+	Targeted Medical Pharma Profit Sharing Plan
10.18+	Office Lease, dated February 4, 2009, by and between Targeted Medical Pharma, Inc. and Circle Partnership, LP
10.19+	Registration Rights Agreement, dated January 31, 2011
10.20+	Form of Lock-Up Agreement for Directors, Officer and 5% Stockholders
10.21	Sales Agreement, dated January 1, 2007, by and between Targeted Medical Pharma, Inc. and Arizona Nutritional Supplements, Inc.
10.22+ˆ	Agency Agreement, dated March 29, 2010, by and between Targeted Medical Pharma, Inc. and Biomatrix Pharma
10.23+ˆ	Purchase Agreement, dated April 7, 2010, by and between Targeted Medical Pharma, Inc. and Global Med Management LLC
10.24+ˆ	Purchase Agreement, dated October 20, 2008, by and between Targeted Medical Pharma, Inc. and Global Med Management LLC
10.25+ˆ	Purchase Agreement, dated February 13, 2008, by and between Targeted Medical Pharma, Inc. and Pacific Medical, Inc.
10.26+ˆ	Fulfillment Services Agreement, dated October 2, 2008, by and between Targeted Medical Pharma, Inc. and H.J. Harkins Co., Inc. d/b/a Pharma Pac
10.27%	Employment Agreement, effective as of February 8, 2011, by and between Targeted Medical Pharma, Inc. and Amir Blachman
10.28	Form of Physician Purchase Agreement
10.29	Form of Billing and Claims Processing Services Agreement (Products Purchased from TMP)
10.30	Form of Distributor Purchase Agreement
10.31	Form of Billing and Claims Process Services Agreement (Products Purchased from Distributor)
14	Code of Ethics
21	List of Subsidiaries
23.1	Consent of independent registered public accounting firm
23.2	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (included on signature page)
99.1	Audit Committee Charter
99.2	Compensation Committee Charter
99.3	Nominating Committee Charter

#	To be filed by amendment.
+	Incorporated by reference to the Current Report on Form 8-K (Dated: January 31, 2011) filed by the Registrant on February 3, 2011.
%	Previously filed.
*	The parties to the Merger Agreement have made to each other representations, warranties and covenants, which are qualified by information in confidential disclosure schedules delivered together with the Merger Agreement. While the Registrant does not believe that these schedules contain information that the securities laws require it to publicly disclose and therefore are not filed herewith, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations, warranties and covenants set forth in the Merger Agreement. Accordingly, the representations, warranties and covenants should not be relied on as characterizations of the actual state of facts, since they may be modified by the disclosure schedules.
ˆ	Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the SEC.

Item 17. Undertakings.

(A) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increases or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on April 22, 2011.

TARGETED MEDICAL PHARMA, INC.
By: /s/ William E. Shell Name: William E. Shell, M.D. Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ William E. Shell William E. Shell, MD	Chief Executive Officer, Chief Scientific Officer and Director (principal executive officer)	April 22, 2011
* Elizabeth Charuvastra	Chairman of the Board of Directors and Vice President of Regulatory Affairs	April 22, 2011
* Kim Giffoni	Executive Vice President of Foreign Sales and Investor Relations and Director	April 22, 2011
* Steve B. Warnecke	Chief Financial Officer (principal financial officer and) principal accounting officer	April 22, 2011
* Amir Blachman	Vice President of Strategy and Operations	April 22, 2011
* Maurice DeWald	Director	April 22, 2011
* Arthur R. Nemiroff	Director	April 22, 2011
* Donald J. Webster	Director	April 22, 2011
* John H. Bluher	Director	April 22, 2011

*By: /s/ William E. Shell Attorney-in-Fact

Exhibit Index

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made for the benefit of the parties to the applicable agreement and (i) should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments. The registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary language, it is responsible for considering whether additional specific disclosure of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading. Additional information about the registrant may be found elsewhere in this registration statement and in the registrant’s other public filings, which are available without charge through the SEC’s website at www.sec.gov.

Exhibit No.	Description
1.1#	Form of Underwriting Agreement
2.1*	Agreement and Plan of Reorganization
3.1+	Amended and Restated Certificate of Incorporation of Targeted Medical Pharma, Inc.
3.2+	Amended and Restated Bylaws of Targeted Medical Pharma, Inc.
4.1	Specimen common stock certificate
5.1	Opinion of Ellenoff Grossman & Schole LLP
10.1+	Employment Agreement, dated June 1, 2010, by and between Targeted Medical Pharma, Inc. and William E. Shell, MD
10.2+	Employment Agreement, dated June 1, 2010, by and between Targeted Medical Pharma, Inc. and Elizabeth Charuvastra
10.3+	Employment Agreement, dated June 1, 2010, by and between Targeted Medical Pharma, Inc. and Kim Giffoni
10.4+	Employment Agreement, dated January 31, 2011, by and between Targeted Medical Pharma, Inc. and Steve B. Warnecke
10.5+	Letter Agreement, dated February 15, 2010, by and between Targeted Medical Pharma, Inc. and Amir Blachman re: employment
10.6+	Letter Agreement, dated July 28, 2010, by and between Targeted Medical Pharma, Inc. and Amir Blachman re: promotion
10.7+	Consulting Agreement, dated April 30, 2009, by and between Targeted Medical Pharma, Inc. and Webster Consulting Services, LLC
10.8+	Consulting Agreement, dated November 15, 2006, by and between Targeted Medical Pharma, Inc. and David Silver, MD
10.9+	Amendment No. 1 to Employment Agreement, dated January 31, 2011, by and between Targeted Medical Pharma, Inc. and William Shell, MD
10.10+	Amendment No. 1 to Employment Agreement, dated January 31, 2011, by and between Targeted Medical Pharma, Inc. and Elizabeth Charuvastra
10.11+	Amendment No. 1 to Employment Agreement, dated January 31, 2011, by and between Targeted Medical Pharma, Inc. and Kim Giffoni
10.12+	Targeted Medical Pharma, Inc. 2011 Stock Incentive Plan
10.13+	Form of Non-qualified Stock Option Agreement (Time-based and Performance-based Vesting) under the Targeted Medical Pharma, Inc. 2011 Stock Incentive Plan
10.14+	Form of Non-qualified Stock Option Agreement (Time-based Vesting) under the Targeted Medical Pharma, Inc. 2011 Stock Incentive Plan

Exhibit No.	Description
10.15+	Form of Restricted Stock Agreement (Time-based and Performance-based Vesting) under the Targeted Medical Pharma, Inc. 2011 Stock Incentive Plan
10.16+	Form of Restricted Stock Agreement (Time-based Vesting) under the Targeted Medical Pharma, Inc. 2011 Stock Incentive Plan
10.17+	Targeted Medical Pharma Profit Sharing Plan
10.18+	Office Lease, dated February 4, 2009, by and between Targeted Medical Pharma, Inc. and Circle Partnership, LP
10.19+	Registration Rights Agreement, dated January 31, 2011
10.20+	Form of Lock-Up Agreement for Directors, Officer and 5% Stockholders
10.21	Sales Agreement, dated January 1, 2007, by and between Targeted Medical Pharma, Inc. and Arizona Nutritional Supplements, Inc.
10.22+ˆ	Agency Agreement, dated March 29, 2010, by and between Targeted Medical Pharma, Inc. and Biomatrix Pharma
10.23+ˆ	Purchase Agreement, dated April 7, 2010, by and between Targeted Medical Pharma, Inc. and Global Med Management LLC
10.24+ˆ	Purchase Agreement, dated October 20, 2008, by and between Targeted Medical Pharma, Inc. and Global Med Management LLC
10.25+ˆ	Purchase Agreement, dated February 13, 2008, by and between Targeted Medical Pharma, Inc. and Pacific Medical, Inc.
10.26+ˆ	Fulfillment Services Agreement, dated October 2, 2008, by and between Targeted Medical Pharma, Inc. and H.J. Harkins Co., Inc. d/b/a Pharma Pac
10.27%	Employment Agreement, effective as of February 8, 2011, by and between Targeted Medical Pharma, Inc. and Amir Blachman
10.28	Form of Physician Purchase Agreement
10.29	Form of Billing and Claims Processing Services Agreement (Products Purchased from TMP)
10.30	Form of Distributor Purchase Agreement
10.31	Form of Billing and Claims Process Services Agreement (Products Purchased from Distributor)
14	Code of Ethics
21	List of Subsidiaries
23.1	Consent of independent registered public accounting firm
23.2	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
99.1	Audit Committee Charter
99.2	Compensation Committee Charter
99.3	Nominating Committee Charter

#	To be filed by amendment.
+	Incorporated by reference to the Current Report on Form 8-K (Dated: January 31, 2011) filed by the Registrant on February 3, 2011
%	Previously filed.
*	The parties to the Merger Agreement have made to each other representations, warranties and covenants, which are qualified by information in confidential disclosure schedules delivered together with the Merger Agreement. While the Registrant does not believe that these schedules contain information that the securities laws require it to publicly disclose and therefore are not filed herewith, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations, warranties and covenants set forth in the Merger Agreement. Accordingly, the representations, warranties and covenants should not be relied on as characterizations of the actual state of facts, since they may be modified by the disclosure schedules.
ˆ	Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the SEC.